Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

GOLDEN EAGLE TOPCO, LP

and

THE OTHER SHAREHOLDERS PARTY HERETO

and

POWERFLEET, INC.

and

POWERFLEET CANADA HOLDINGS INC.

SEPTEMBER 18, 2024

- i -

TABLE OF CONTENTS

(Continued)

Article 5 PRE-CLOSING COVENANTS OF THE PARTIES		77
5.1	Conduct of Business of the FC Group Entities Prior to Closing.	77
5.2	Conduct of Business of Powerfleet and its Subsidiaries Prior to Closing.	79
5.3	Financing.	80
5.4	Assistance with Debt Financing.	83
5.5	Filings and Authorizations.	85
5.6	Stock Exchange Listing.	86
5.7	Requests for Consent.	86
5.8	Access.	87
5.9	Litigation.	87
5.10	Representation and Warranty Policy.	87
5.11	Drag Notice.	87

Article 6 CONDITIONS OF CLOSING		88
6.1	Efforts to Close.	88
6.2	Conditions for the Benefit of the Purchaser Entities.	88
6.3	Conditions for the Benefit of Sellers.	91

Article 7 Termination		93
7.1	Grounds for Termination.	93
7.2	Termination by Powerfleet.	93
7.3	Termination by Sellers.	94
7.4	Effect of Termination.	95
7.5	Expense Reimbursement Amount.	95

Article 8 CLOSING		96
8.1	Date, Time and Place of Closing.	96

Article 9 POST-CLOSING COVENANTS		96
9.1	Books and Records.	96
9.2	Further Assurances.	96
9.3	Director and Officer Indemnification.	97
9.4	Tail Insurance.	98
9.5	Employee Matters.	98

- ii -

TABLE OF CONTENTS

(Continued)

Article 10 TAX MATTERS		98
10.1	Computation Taxes and Income for Pre-Closing Tax Periods.	98
10.2	Tax Filings.	99
10.3	Post-Closing Actions.	100
10.4	256(9) Election.	101
10.5	111(4)(e) Designation.	101
10.6	93(1) Election.	101
10.7	88(1)(d) Bump.	101
10.8	Notifiable and Reportable Transactions.	102
10.9	Cooperation.	102
10.10	Tax Refunds.	102
10.11	Transaction Tax Benefits.	103
10.12	Transfer Taxes.	103

Article 11 SURVIVAL		103
11.1	Survival.	103
11.2	No Recourse.	104

Article 12 MISCELLANEOUS		104
12.1	Guarantee	104
12.2	Conflicts and Privilege.	105
12.3	Confidentiality.	106
12.4	Transaction Personal Information.	106
12.5	Notices.	107
12.6	Specific Performance.	108
12.7	Time of the Essence.	108
12.8	Press Releases.	108
12.9	Third Party Beneficiaries.	108
12.10	Expenses.	109
12.11	No Additional Representations; Disclaimer.	109
12.12	Appointment of the Agent and Seller Matters.	111
12.13	Acquisition Proposals.	113
12.14	Amendments.	114
12.15	Waiver.	114
12.16	Non-Merger.	114
12.17	Entire Agreement.	114
12.18	Successors and Assigns.	114
12.19	Assignment.	114
12.20	Inconsistency.	114
12.21	Severability.	115
12.22	Governing Law; Submission to Jurisdiction.	115
12.23	Independent Legal Advice.	115
12.24	Counterparts.	115

- iii -

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated September 18, 2024 among Golden Eagle Topco, LP, a limited partnership formed under the laws of the Province of Ontario (“Golden Eagle LP”), the Persons that are party hereto under the heading “Other Sellers” (the “Other Sellers”, together with Golden Eagle LP, the “Sellers”), Powerfleet, Inc., a corporation formed under the laws of the state of Delaware (“Powerfleet”) and Powerfleet Canada Holdings Inc., a corporation formed under the laws of the Province of Ontario (“Canadian SPV” and, together with Powerfleet, the “Purchaser Entities”);

WHEREAS (i) Golden Eagle LP is the registered and beneficial owner of all of the issued and outstanding common shares in the capital of Golden Eagle Canada Holdings, Inc., a corporation formed under the laws of the Province of Ontario (“Canada Holdco” and such common shares, the “Canada Holdco Securities”), and all of the issued and outstanding shares of common stock in the capital of Golden Eagle Holdings, Inc., a corporation formed under the laws of the State of Delaware (“US Holdco” and such shares of common stock, the “US Holdco Securities”); (ii) US Holdco is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Complete Innovations Corp., a corporation formed under the laws of the State of Delaware (“CIC”) and (iii) Golden Eagle LP and Canada Holdco are the registered and beneficial owners of all of the issued and outstanding class A common shares in the capital of Complete Innovations Holdings Inc. (the “Class A Shares”), a corporation formed under the laws of the Province of Ontario (“CIH” and, together with Canada Holdco and US Holdco, the “Companies”); (iv) CIC is the registered and beneficial owner of all of the issued and outstanding class B common shares in the capital of CIH (the “Class B Shares”); (v) the Other Sellers are collectively the registered and beneficial owners of all of the issued and outstanding Class C Shares (as defined below and, together with the Class A Shares and Class B Shares, the “CIH Securities”); and (vi) the 30% Rule Designee (as defined below) is the registered and beneficial owner of the CIH Preferred Share (as defined below);

AND WHEREAS the Optionholders are collectively the registered and beneficial owners of 1,562,362 options issued pursuant to the Option Plans (the “Options”) to purchase up to an aggregate of 1,562,362 Class C-1 Common Shares (the “Optioned Shares”) of CIH;

AND WHEREAS Golden Eagle LP shall be appointed as the agent to the Sellers pursuant to Section 12.12 (the “Agent”);

AND WHEREAS (a) Golden Eagle LP desires to sell, assign, transfer, convey and deliver the Canada Holdco Securities and Class A Shares held by it to Canadian SPV and the US Holdco Securities held by it to Powerfleet and (b) each Other Seller desires to sell, assign, transfer, convey and deliver the Class C Shares held by such Other Seller to Canadian SPV (collectively, the “Purchased Securities”), in each case upon the terms and subject to the conditions set forth herein;

AND WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Sellers to enter into this Agreement, Powerfleet has (a) executed and delivered to the Agent a subscription agreement (the “Subscription Agreement”), dated as of the date of this Agreement, pursuant to which, subject to the terms and conditions set forth in such Subscription Agreement, the investors party thereto have agreed to subscribe for shares of common stock of Powerfleet (“Powerfleet Shares”) in the amounts set forth therein (the “Equity Financing”), and (b) executed and delivered to the Agent the Debt Commitment Letter, collectively (a) and (b) being used to finance the payment of the Purchase Price and other payments payable by Powerfleet in connection with the closing of the transactions contemplated hereunder;

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sellers and the Purchaser Entities hereby agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(a)	“2014 Stock Option Plan” means the Complete Innovations Inc. 2014 Incentive Equity Plan, as the same has been amended, modified, supplemented or waived from time to time.

(b)	“2019 Stock Option Plan” means the Complete Innovations Holdings Inc. Stock Option Plan, as the same has been amended, modified, supplemented or waived from time to time.

(c)	“30% Rule Designee” means 51 MMCo Corp.

(d)	“Acquisition Proposal” has the meaning ascribed thereto in Section 12.13.

(e)	“Action” means any suit, litigation, arbitration, mediation, claim, complaint, dispute, action, charge, demand, grievance, audit, investigation, inquiry, inspection, review, survey, examination, citation, summons, subpoena, notice letter or other proceeding of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

(f)	“Actual Closing Cash” means the aggregate Cash as of immediately prior to the Closing as set out in the Final Statements as finally determined in accordance with Section 2.8.

(g)	“Actual Closing Indebtedness” means the aggregate Indebtedness as of immediately prior to the Closing as set out in the Final Statements as finally determined in accordance with Section 2.8.

(h)	“Actual Closing Working Capital” means the Working Capital as of the Calculation Time as set out in the Final Statements as finally determined in accordance with Section 2.8.

(i)	“Adjustment Escrow Amount” means the sum of the Optionholder Adjustment Escrow Amount and the Seller Adjustment Escrow Amount.

(j)	“Affiliate” has the following meaning: a Person (the “first Person”) is the Affiliate of another Person (the “second Person”) where the second Person controls the first Person, or the first Person controls the second Person or both Persons are controlled by the same Person. For purposes of this definition, “control” is the power whether by contract, ownership of equity interests or otherwise to select a majority of the board of directors or other supervisory management authority of a Person, or the power to direct or cause the direction of the management and policies of a Person, whether directly or indirectly through a chain of Persons that are “controlled” within the foregoing meaning.

(k)	“Agent” has the meaning ascribed thereto in the recitals.

(l)	“Agent Expense Amount” has the meaning ascribed thereto in Section 12.12(g).

(m)	“Aggregate Optionholder Payment” means the aggregate Optionholder Payment for all Optionholders.

(n)	“Agreement” means this Share Purchase Agreement and all exhibits, schedules and instruments in amendment or confirmation of it.

(o)	“Allocable Portion” means, (i) in respect of a Seller, the percentage set forth beside such Seller’s name in Part A of Schedule 1.1(o) of the Sellers’ Disclosure Letter or (ii) in respect of an Optionholder, the percentage set forth beside such Optionholder’s name in Schedule 1.1(o) of the Sellers’ Disclosure Letter, each of which may be updated by the Agent and delivered to Powerfleet prior to the Closing to reflect changes to such percentages that occur in the Interim Period.

(p)	“Alternative Financing” has the meaning ascribed thereto in Section 5.3.

(q)	“Applicable Exchange Rate” means the official U.S. Dollar to Canadian Dollar exchange rate as reported by the Bank of Canada on the applicable calculation date.

(r)	“ASPE” means Canadian Accounting Standards for Private Enterprises as set out in the CPA Canada Handbook (Part II) published by the Chartered Professional Accountants of Canada, and in the absence of a specific recommendation for private enterprises contained in the Handbook of CPA Canada, such accounting principles for private enterprises as are generally accepted in practice in Canada, and applicable as at the date on which a calculation is made or an action is taken.

(s)	“Authorization” means, with respect to any Person, any order, permit, consent, approval, notification, waiver, license or similar authorization of any Governmental Entity having jurisdiction over such Person.

(t)	“Balance Sheet Date” means September 30, 2023.

(u)	“Benefit Plan” has the meaning ascribed thereto in Section 3.2(i)(ii).

(v)	“Books and Records” means, as applicable, all books and records of the FC Group Entities, including all statements, budgets, books of account, Tax and financial records, models, personnel records, sales and purchase records, customer lists, independent contractors and other supplier lists, technical documents, including specifications, bills of materials, business reports, plans and projections, drawings, manuals and data, warranty documentation, and all other material documents, files and correspondence of an FC Group Entity, whether in writing or electronic form.

(w)	“Business” means the business of providing fleet management solutions, including vehicle tracking, asset monitoring and video safety solutions and services incidental or related thereto.

(x)	“Business Day” means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Toronto, Ontario or New York, New York are not open for business during normal business hours.

(y)	“Calculation Time” means 11:59 p.m. (Toronto local time) on the day immediately prior to the Closing Date.

(z)	“Canada Holdco” has the meaning ascribed thereto in the recitals.

(aa)	“Canada Holdco Securities” has the meaning ascribed thereto in the recitals.

(bb)	“Canadian SPV” has the meaning ascribed thereto in the recitals.

(cc)	“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 in the US and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Laws or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-US Laws).

(dd)	“Cash” means the aggregate amount of cash and cash equivalents (including bank account balances, marketable securities, short term investments that are able to be liquidated within ninety (90) days and all cheques in hand) held by the FC Group Entities; provided that Cash shall exclude the amount of any uncleared checks and drafts issued by the FC Group Entities that remain payable and are not included as a current liability in Actual Closing Working Capital and shall include uncleared checks, deposits in transit and drafts received or deposited for the account of the FC Group Entities to the extent not included as current assets in Actual Closing Working Capital. For the avoidance of doubt, to the extent Transaction Expenses other than Unpaid Transaction Expenses are not otherwise reflected in Working Capital, such Transaction Expenses shall be deemed to be deducted from Cash.

(ee)	“CFPOA” has the meaning ascribed thereto in Section 3.2(cc)(i)(A).

(ff)	“Change of Control Payments” means any change of control, “golden parachute”, success, incentive, retention, stay, transaction bonus or similar bonuses, benefits or payments which become payable by any FC Group Entity as a result of or in connection with the consummation of the transactions contemplated by this Agreement (but excluding, for the avoidance of doubt, any “double-trigger” severance or similar payments caused by actions taken by Powerfleet or any of the FC Group Entities from and after the Closing) to any current or former employees, officers, directors, consultants or independent contractors or equity holders of such FC Group Entity pursuant to employment agreements, Benefit Plans, Contracts or other arrangements (whether written or oral), in any case, that existed prior to the Closing Date or were otherwise entered into by the Sellers or any FC Group Entity at the Sellers’ or such FC Group Entity’s sole discretion and not at the request of Powerfleet.

(gg)	“Charter Documents” means, (i) with respect to any corporation, its articles or certificate of incorporation and bylaws, (ii) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (iii) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (iv) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing.

(hh)	“CIC” has the meaning ascribed thereto in the recitals.

(ii)	“CIH” has the meaning ascribed thereto in the recitals.

(jj)	“CIH Preferred Share” means the sole issued and outstanding Preferred Share in the capital of CIH.

(kk)	“CIH Securities” has the meaning ascribed thereto in the recitals.

(ll)	“CIP” means the confidential information presentation in respect of the FC Group Entities dated January 2024.

(mm)	“CI USA” means Complete Innovations USA, Inc., a corporation formed under the laws of the State of Delaware.

(nn)	“Class A Shares” has the meaning ascribed thereto in the recitals.

(oo)	“Class B Shares” has the meaning ascribed thereto in the recitals.

(pp)	“Class C Shares” means, collectively, the Class C-1 Common Shares and the Class C-2 Common Shares in the capital of CIH.

(qq)	“Clean Team Agreement” has the meaning ascribed thereto in Section 12.3.

(rr)	“Closing” means the completion of the purchase and sale transactions contemplated in this Agreement.

(ss)	“Closing Date” means either (a) the Business Day that is three (3) Business Days after the date on which all of the conditions to Closing set forth in Article 6 (other than those conditions that by their nature can only be satisfied at the Closing) have been satisfied or waived or (b) such other date as Powerfleet and the Agent mutually agree in writing.

(tt)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(uu)	“Commission” means the Securities and Exchange Commission.

(vv)	“Companies” or “Company” has the meaning ascribed thereto in the recitals.

(ww)	“Company Indemnified Parties” has the meaning ascribed thereto in Section 9.3(a).

(xx)	“Confidentiality Agreement” has the meaning ascribed thereto in Section 12.3.

(yy)	“Consideration Shares” means the 4,285,714 Powerfleet Shares to be issued to the OTPP Partner at the Closing based on the direction contemplated by Section 2.7(c).

(zz)	“Continuing Employee” has the meaning ascribed thereto in Section 9.5.

(aaa)	“Contracts” means all written, electronic or oral binding contracts, agreements, leases, deeds, mortgages, licenses, instruments, notes, undertakings and commitments to which one of the FC Group Entities or any of their assets or properties is bound, as the case may be, including the Material Contracts.

(bbb)	“Corporate Records” means, with respect to any FC Group Entity, the corporate records of such entity including (i) all Charter Documents, (ii) all minutes of meetings and resolutions of shareholders, members, partners, directors and managers (and any committees), (iii) the securities registers, registers of transfers and registers of directors or managers, and (iv) any other books and/or records required under applicable Law of similar substance to the foregoing.

(ccc)	“COVID-19” means SARS-CoV-2 or any disease or infection resulting therefrom, including COVID-19 and any mutations or variations thereof.

(ddd)	“Credit Agreement” means, the credit agreement dated as of December 16, 2020 among, inter alia, Complete Innovations Inc., CIH, CIC, Monroe Capital Management Advisors, LLC, as administrative agent and collateral agent, Monroe Capital Management Advisors, LLC, as lead arranger and bookrunner, and the other financial institutions from time to time a party, as lenders, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, whether in whole or in part or whether in respect of a smaller or larger principal amount.

(eee)	“Current Representation” has the meaning ascribed thereto in Section 12.2(a).

(fff)	“Damages” means any action, tax, deficiency, loss, liability, claim, damage, penalty, fine, cost, interest, award, or expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs of investigation, defense and enforcement), provided that Damages shall not include any indirect, aggravated, punitive or exemplary damages.

(ggg)	“Data Breach” means any (i) confirmed loss or theft of, or unauthorized or unlawful Processing of, Personal Information, or (ii) other data security incident requiring notification to any Persons or regulators under Privacy Laws.

(hhh)	“Data Room” has the meaning ascribed thereto in Section 1.5.

(iii)	“Data Security Requirements” means, collectively and as applicable, all of the following to the extent relating to Processing of Personal Information by a FC Group Entity: (i) such FC Group Entity’s own privacy rules, policies, processes, and procedures; (ii) Privacy Laws; and (iii) Material Contracts to which such FC Group Entity is bound relating to the Processing of Personal Information under such FC Group Entity’s control.

(jjj)	“Debt Commitment Letter” has the meaning ascribed thereto in Section 4.1(h).

(kkk)	“Debt Financing” has the meaning ascribed thereto in Section 4.1(h).

(lll)	“Debt Financing Sources” means any lender, agent or arranger that commits to provide, or otherwise enters into agreements with Powerfleet or its Affiliates in connection with, the Debt Financing, including the Debt Commitment Letter, any joinders to such letters or any definitive documentation relating thereto, and their respective successors and assigns.

(mmm)	“Designation” has the meaning ascribed thereto in Section 10.5.

(nnn)	“Disclosure Requirements” has the meaning ascribed thereto in Section 10.8.

(ooo)	“Draft Statements” has the meaning ascribed thereto in Section 2.8(a).

(ppp)	“Dragged Sellers” means each Seller on whose behalf this Agreement was executed by Golden Eagle GP, Inc. pursuant to the rights granted to Golden Eagle GP, Inc. under the Shareholders Agreement in respect of an Approved Sale (as such term is defined in the Shareholders Agreement).

(qqq)	“Environmental Laws” means all applicable Laws relating to Hazardous Materials or the protection of the environment and all Authorizations issued pursuant to such Laws.

(rrr)	“Equity Financing” has the meaning ascribed thereto in the recitals.

(sss)	“Escrow Agent” means Computershare Trust Company of Canada, or such other Person as may be appointed in replacement thereof pursuant to the terms of the Escrow Agreement.

(ttt)	“Escrow Agreement” means the escrow agreement dated the Closing Date among Powerfleet, Agent and the Escrow Agent, substantially in the form of Exhibit “A” hereto.

(uuu)	“Estimated Aggregate Optionholder Payment” means the aggregate Estimated Optionholder Payment for all Optionholders.

(vvv)	“Estimated Optionholder Payment” means with respect to an Optionholder, the amount, in the aggregate, of the excess of the Estimated Per Optioned Share Purchase Price over the exercise price of each Option held by such Optionholder, if any, multiplied by the number of Optioned Shares for which such Options are exercisable in accordance with their terms, including any applicable withholding Taxes.

(www)	“Estimated Per Optioned Share Purchase Price” means the Estimated Purchase Price allocable to each Optioned Share determined without reference to the deduction of the Aggregate Optionholder Payment in Section 2.2(c) and assuming for purposes of this Section 1.1(www) that all vested in-the-money Options (including, for the avoidance of doubt, all such Options that vest (i) in connection with the consummation of the transactions contemplated by this Agreement or (ii) at any time by authorization of the board of directors of CIH) are exercised.

(xxx)	“Estimated Purchase Price” has the meaning ascribed thereto in Section 2.4(f).

(yyy)	“Estimated Statements” has the meaning ascribed thereto in Section 2.4.

(zzz)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaaa)	“Exchange Rules” has the meaning ascribed thereto in Section 4.1(ii).

(bbbb)	“Expense Reimbursement Amount” has the meaning ascribed thereto in Section 7.5.

(cccc)	“Expense Reimbursement Amount Event” has the meaning ascribed thereto in Section 7.5.

(dddd)	“FACFOA” has the meaning ascribed thereto in Section 3.2(cc)(i)(A).

(eeee)	“FC Group Entities” means the Companies and each of their respective Subsidiaries.

(ffff)	“FC Group Intellectual Property” has the meaning ascribed thereto in Section 3.2(m)(i).

(gggg)	“FCPA” has the meaning ascribed thereto in Section 3.2(cc)(i)(A).

(hhhh)	“Final Statements” has the meaning ascribed thereto in Section 2.8(e).

(iiii)	“Financial Statements” means the audited combined financial statements of CIH and CI USA as at and for the fiscal years ended September 30, 2023, September 30, 2022 and September 30, 2021 consisting of a balance sheet and the accompanying combined statements of operations and deficit, cash flows and all notes thereto.

(jjjj)	“Financing” has the meaning ascribed thereto in Section 4.1(h).

(kkkk)	“Financing Documents” has the meaning ascribed thereto in Section 4.1(h).

(llll)	“Fraud” means an actual and intentional fraud committed by a Party with respect to the representations and warranties set forth in Article 3 or Article 4 (as applicable) with specific intent to deceive and mislead another Party and to induce such Party to enter into this Agreement; provided, that, such actual and intentional fraud of such Party shall only be deemed to exist if (i) in the case of Powerfleet, a senior manager or officer of such Party or (ii) in the case of an individual Seller, such Seller, or in the case of a Seller that is not an individual, a senior manager or officer of such Party, in each case, had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of the breach of the applicable representation or warranty when such representation or warranty was made, with a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it and causing that Party to rely thereon and causing such Party to suffer damage by reason of such reliance.

(mmmm)	“GAAP” has the meaning ascribed thereto in Section 4.1(r).

(nnnn)	“Golden Eagle LP” has the meaning ascribed thereto in the recitals.

(oooo)	“Governmental Entity” means any (i) international, multinational, national, federal or central, state, regional, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, commissioner, board, bureau, agency, tribunal, minister, official, judicial body, arbitrator, division or instrumentality, domestic or foreign, (ii) any subdivision or authority of any entity listed in clause (i), (iii) any applicable stock exchange or (iv) any quasi-governmental or private or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the above.

(pppp)	“Governmental Permits” has the meaning ascribed thereto in Section 4.1(aa).

(qqqq)	“GST/HST” means the goods and services tax and/or harmonized sales tax levied under the Excise Tax Act (Canada) and any similar Tax imposed by any province.

(rrrr)	“Guaranteed Obligations” has the meaning ascribed thereto in Section 12.1.

(ssss)	“Hazardous Materials” means any substance, material, compound or other contaminant that is prohibited, designated or regulated under or pursuant to any applicable Environmental Laws, including any mixture or solution thereof.

(tttt)	“Health Emergency” means any epidemic, pandemic, endemic or other public health emergency, including COVID-19.

(uuuu)	“Health Measures” means any actions taken (or not taken) by the FC Group Entities: (i) in response to a Health Emergency; (ii) in response to any quarantine, “shelter in place”, “stay at home”, workforce reduction, social or physical distancing, shut down, closure, sequester or any other Law, guidelines or recommendations issued by a Governmental Entity in connection with or in response to a Health Emergency; or (iii) determined in good faith by an FC Group Entity to be prudent to protect the health and safety of its and any of its employees, customers, suppliers or other business relationships in connection with or in response to a Health Emergency.

(vvvv)	“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(wwww)	“Indebtedness” means, in respect of the FC Group Entities, on a consolidated basis, without duplication: (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money, (ii) indebtedness evidenced by any loan agreement, note, bond, debenture, mortgage or debt instrument or debt security, (iii) payment obligations currently due and payable under any interest rate, currency or other hedging agreement, (iv) all amounts drawn under any letter of credit or letter of guaranty, bankers’ acceptance or similar instrument issued or created for the account of any FC Group Entity, (v) unpaid severance due to Persons whose employment with any FC Group Entity has terminated at or prior to the Closing, (vi) unfunded employer contributions due to any Benefit Plan that is a defined contribution plan with respect to service through the period immediately before Closing and any unfunded or underfunded obligations under any Benefit Plan that is a pension, post-retirement or post-employment medical or welfare benefit plan, in each case, to the extent unpaid as of the Closing, other than payables or accruals incurred in the Ordinary Course and included in Working Capital, (vii) without duplication, all obligations of any FC Group Entity relating to the deferred purchase price of property, assets or services purchased (including installment payments, purchase price adjustments, holdback or similar amounts and the maximum amount of any potential earn-out payments) other than payables or accruals incurred in the Ordinary Course and included in Working Capital, and (viii) the aggregate of all accrued and unpaid income Taxes (net of tax installments and less any overpayments, refunds or credits and, for the avoidance of doubt and for greater certainty, the Sellers shall not be entitled to any amount pursuant to Section 10.10 in respect of such overpayments, refunds or credits to the extent they are taken into account in the determination of Indebtedness or the Purchase Price) of each FC Group Entity for the Pre-Closing Tax Period (or the portion thereof) ending as a result of the Closing (and such income Taxes (I) may be an amount less than zero with respect to each particular jurisdiction and type of Tax, and (II) shall be determined in accordance with Section 10.1); provided, however, that “Indebtedness” shall not include any out-of-pocket costs, expenses or Taxes (I) incurred by the FC Group Entities in connection with or relating to the US Sales Tax Matters, or (II) resulting from an election referred to in Section 10.5 or 10.6. The term “Indebtedness” will include the amount required to pay, prepay, discharge, settle or otherwise retire any amount set forth above on the date in question and includes all principal, interest, fees, costs, expenses, prepayment penalties and other similar obligations owed in respect thereof but shall not include (A) any amounts loaned by either of the Purchaser Entities to any of the FC Group Entities in accordance with Section 2.5 or 2.6, or (B) any amounts owing by one FC Group Entity to another FC Group Entity.

(xxxx)	“Intellectual Property” means all intellectual property rights including rights to any trademarks, trade names, business names, brand names, service marks, logos, domain names, social media names/accounts, copyrights, designs, inventions (whether patentable or not) and patents, formulae, processes, know-how and technology, confidential and proprietary information and trade secrets, whether domestic or foreign, registered or unregistered, as well as any applications, reissues, reexaminations, continuations, continuations in part, divisional applications or analogous rights therefor and goodwill associated with any of the foregoing.

(yyyy)	“Interim Financial Statements” means the unaudited combined financial statements of the Company for the six months ended June 30, 2024 consisting of a balance sheet and the accompanying combined statements of income, but excluding any notes or adjustments thereto.

(zzzz)	“Interim Period” means the period between the execution of this Agreement and the Closing.

(aaaaa)	“IRS” means the United States Internal Revenue Service.

(bbbbb)	“IT Systems” mean the hardware, software (including software-as-a-service), algorithms, codes, firmware, middleware, equipment, electronic device, computers, laptops, mobile devices, platforms, servers, workstations, routers, hubs, switches, interfaces, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used by the FC Group Entities or their service providers in the conduct of the business of, the FC Group Entities.

(ccccc)	“Laws” means any and all (i) constitutions, treaties, laws, statutes, codes, ordinances, decrees, orders-in-council, rules, regulations, directives, notices, judgments, notifications, circulars and by-laws or any provisions of the foregoing, including general principles of common and civil law and equity and (ii) judgments, Orders, writs, injunctions, decisions, awards and directives of any Governmental Entity or of any non-Governmental Entity that has a right under statute to bind a Person.

(ddddd)	“Lease Documents” has the meaning ascribed thereto in Section 3.2(v).

(eeeee)	“Leased Properties” has the meaning ascribed thereto in Section 3.2(v).

(fffff)	“Lien” means any mortgage, charge, pledge, hypothec, option, prior claim, power of sale, security interest, security agreement, debenture, trust deed, conditional sales contract, lien (statutory or otherwise), right of pre-emption, right of first refusal, right of first offer, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment, performance of an obligation or claim against a proprietary right or an agreement to create any of the foregoing.

(ggggg)	“Material Adverse Effect” means a fact, circumstance, development, effect, condition, change, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, operations, assets or financial condition of the FC Group Entities, taken as a whole, or the ability of any Seller to consummate the transactions contemplated hereby on a timely basis, except to the extent that the material adverse effect results from or arises out of (including any worsening thereof of any existing condition):

(i)	worldwide, national, provincial or local changes, effects, facts, circumstances, conditions, events or occurrences in general, whether they are economic, political, regulatory, social or otherwise, or any changes therein, including in respect of interest or currency rates or the financial or capital markets;

(ii)	war, armed hostilities, acts of terrorism, military action or the escalation or worsening thereof (including the conflict between Russia and Ukraine), acts of God, crises, natural disasters, similar calamities or other force majeure events;

(iii)	any adoption, implementation, change or proposed change in Law (or interpretations thereof) (including any Law in respect of Taxes);

(iv)	changes, effects, facts, circumstances, conditions, events or occurrences generally affecting the markets or industry in which the FC Group Entities operate;

(v)	the announcement of this Agreement and the transactions contemplated by this Agreement, including the loss of or disruption in any customer, supplier, distributor or employee relationships or loss of any personnel following the announcement of this Agreement and the transactions contemplated by this Agreement;

(vi)	any act or omission of Powerfleet or its Affiliates;

(vii)	compliance with the terms of this Agreement;

(viii)	any act or omission of the FC Group Entities, as the case may be, prior to the Closing Date taken or omitted to be taken with the prior consent or at the request of Powerfleet or in accordance with the terms of this Agreement;

(ix)	any Health Emergencies or the implementation of any Health Measures;

(x)	the failure of any of the FC Group Entities to meet any internal, published or public projections, forecasts, guidance or estimates, including in respect of revenues, earnings or cash flows for any period or periods (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred, provided it is not otherwise excluded from the definition of Material Adverse Effect); and

(xi)	changes, effects, facts, circumstances, conditions, events or occurrences in applicable accounting standards or any applicable regulatory accounting rules (including ASPE) or the enforcement, implementation or interpretation thereof, provided further, however, that any event, occurrence, fact, circumstance, change, development, condition or effect referred to in clauses (i) through (iv), (ix), or (xi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, change, development, condition or effect has a disproportionate effect on the FC Group Entities, taken as a whole, compared to other participants in the industries in which any of the FC Group Entities conducts its business.

(hhhhh)	“Material Contracts” has the meaning ascribed thereto in Section 3.2(s)(i).

(iiiii)	“Material Customers” has the meaning ascribed thereto in Section 3.2(u).

(jjjjj)	“Material Suppliers” has the meaning ascribed thereto in Section 3.2(u).

(kkkkk)	“Nasdaq” means the Nasdaq Global Market.

(lllll)	“Non-US FC Group Entities” means all FC Group Entities which are not US FC Group Entities.

(mmmmm)	“Occupational Laws” has the meaning ascribed thereto in Section 4.1(ff).

(nnnnn)	“Option Plans” means, collectively, the 2014 Stock Option Plan and the 2019 Stock Option Plan.

(ooooo)	“Optioned Shares” has the meaning ascribed thereto in the recitals.

(ppppp)	“Optionholder Adjustment Amount” means the amount (which amount may be positive or negative) equal to the difference between (a) the Aggregate Optionholder Payment set forth in the Final Statements, less (b) the Estimated Aggregate Optionholder Payment set forth on the Estimated Statements.

(qqqqq)	“Optionholder Adjustment Escrow Amount” means, if the Estimated Aggregate Optionholder Payment is greater than zero, an amount equal to 1% of the Estimated Aggregate Optionholder Payment, which amount, if applicable, shall be held and released by the Escrow Agent on terms and conditions substantially similar to those set forth in the Escrow Agreement.

(rrrrr)	“Optionholder Payment” means with respect to an Optionholder, the amount, in the aggregate, of the excess of the Per Optioned Share Purchase Price over the exercise price of each vested Option held by such Optionholder, if any, multiplied by the number of Optioned Shares for which such Options are exercisable in accordance with their terms, including any applicable withholding Taxes.

(sssss)	“Optionholders” means the individuals set forth on Schedule 1.1(sssss) of the Sellers’ Disclosure Letter.

(ttttt)	“Options” has the meaning ascribed thereto in the recitals.

(uuuuu)	“Order” means a judgment, order, injunction, award or decree of any Governmental Entity.

(vvvvv)	“Ordinary Course” means with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of normal operations of such Person.

(wwwww)	“Other Sellers” has the meaning ascribed thereto in the recitals.

(xxxxx)	“OTPP Partner” has the meaning ascribed thereto in Section 2.7(c).

(yyyyy)	“Outside Date” means December 31, 2024 or such later date as may be agreed to in writing by Powerfleet and Agent, provided that if on such date the condition set forth in Section 6.3(d) shall not be satisfied but all other conditions set forth in Article 6 (other than those conditions which by their nature are to be satisfied by actions taken at Closing) shall have been satisfied, then the Outside Date may be postponed by Agent or Powerfleet in its sole discretion, on the following basis:

(i)	in the event the condition in Section 6.3(d) is not satisfied:

(A)	Agent or Powerfleet may elect postponement for an initial three-month extension period by written notice to the other prior to 11:59 p.m. (Toronto local time) on the Outside Date; and

(B)	if the condition set forth in Section 6.3(d) remains unsatisfied as of the expiry of the first extension period, then Agent or Powerfleet may elect postponement for a second three-month extension period by written notice to the other prior to 11:59 p.m. (Toronto local time) on the initial extended Outside Date.

(zzzzz)	“Parties” means, collectively, the Sellers and the Purchaser Entities, and “Party” means any one of them.

(aaaaaa)	“Partnership Agreement” means the amended and restated limited partnership agreement of Golden Eagle LP dated February 28, 2019.

(bbbbbb)	“Per Optioned Share Purchase Price” means the final Purchase Price allocable to each Optioned Share determined without reference to the deduction of the Aggregate Optionholder Payment in Section 2.2(c) and assuming for purposes of this Section 1.1(bbbbbb) that all vested in-the-money Options (including, for the avoidance of doubt, all such Options that vest (i) in connection with the consummation of the transactions contemplated by this Agreement or (ii) by authorization of the board of directors of CIH) are exercised.

(cccccc)	“Permitted Lien” means the following Liens in respect of any FC Group Entity:

(i)	minor encroachment by the Leased Properties over neighbouring lands and any fences or concrete curbs, which individually and/or in the aggregate (A) do not materially affect the occupation, use of enjoyment of the Leased Properties and (B) do not materially affect the value or the marketability of any of the Leased Properties;

(ii)	all immovable property leases, whether registered or not, but only to the extent that true and complete copies of which have been made available to Powerfleet and are expressly identified on Schedule 3.2(v)(i) of the Sellers’ Disclosure Letter;

(iii)	any minor defect or irregularities in title, variation and other restrictions or encumbrances (whether or not registered) and which individually and/or in the aggregate (A) do not materially affect the occupation, use or enjoyment by the Leased Properties, and (B) do not materially affect the value or marketability of any of the Leased Properties;

(iv)	statutory Liens in favor of landlords under the Lease Documents arising in connection with any Leased Property in the ordinary course of business and that do not secure Indebtedness for borrowed money;

(v)	any Liens encumbering the freehold or landlord’s interest in any Leased Property, including any matters which would be disclosed by an accurate survey or physical inspection of the Leased Property;

(vi)	requirements of any Laws, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity;

(vii)	the rights of counterparties under Contracts;

(viii)	Liens for Taxes, assessments or other governmental charges not yet due and delinquent or, if due, the validity of which is being contested in good faith and for which adequate reserves have been established prior to the Closing Date;

(ix)	Liens in respect of any judgment rendered or claim filed which is being contested in good faith by appropriate proceedings;

(x)	Liens arising by operation of Law or securing maritime, carriers’, warehousemen’s, mechanics’, workers’, repairmen’s, suppliers’, contractors’, builders’, architects’, engineers’, materialmen’s and other such similar Liens incurred in the Ordinary Course which are not material to the business of the Company, taken as a whole, and have not at such time been filed pursuant to Law or which relate to obligations not due and payable or, if overdue, are being contested in good faith by appropriate proceedings and in respect of which adequate reserves are maintained in accordance with ASPE (applied on a basis consistent with the Financial Statements);

(xi)	Liens arising solely by operation of Law over any credit balance or cash held in an account with a financial institution;

(xii)	Liens arising under or in respect of the Credit Agreement;

(xiii)	Liens disclosed in the Financial Statements; and

(xiv)	Liens which will continue to encumber the assets following the Closing as set forth on Schedule 1.1(cccccc)(xiv) of the Sellers’ Disclosure Letter.

(dddddd)	“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(eeeeee)	“Personal Information” shall mean any information (i) with respect to which there is a reasonable basis to believe that the information can be used to identify, contact, or locate an individual, including demographic information, (ii) that alone or in combination with other information can be used to identify an individual Person or household and (iii) any information that is considered to be personally identifiable information under or that is otherwise regulated or protected by one or more Data Security Requirements. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any person. Personal Information includes information in any form, including paper, electronic and other forms.

(ffffff)	“Post-Closing Representation” has the meaning ascribed thereto in Section 12.2(a).

(gggggg)	“Powerfleet” has the meaning ascribed thereto in the recitals.

(hhhhhh)	“Powerfleet Group” means Powerfleet, any Affiliate of Powerfleet and their respective officers, directors, employees, partners, members, shareholders managers, agents, attorneys, representatives, successors or permitted assigns.

(iiiiii)	“Powerfleet Material Adverse Effect” means a material adverse effect upon the business, properties, financial condition or results of operations of Powerfleet and its Subsidiaries, taken as a whole.

(jjjjjj)	“Powerfleet Privacy Laws” has the meaning ascribed thereto in Section 4.1(pp).

(kkkkkk)	“Powerfleet Shares” has the meaning ascribed thereto in the recitals.

(llllll)	“Powerfleet’s Closing Certificate” has the meaning ascribed thereto in Section 6.3(a).

(mmmmmm)	“Powerfleet’s Disclosure Letter” means the letter of disclosure dated the date of this Agreement and signed by Powerfleet and delivered to Sellers and attached hereto as Exhibit “E”.

(nnnnnn)	“Powerfleet-Prepared Filing” has the meaning ascribed thereto in Section 10.3(a).

(oooooo)	“Pre-Closing Tax Period” means a taxation year or period (or portion thereof) that ends prior to the time of Closing and, with respect to a Straddle Period, the portion of such taxation year or period ending at the time of Closing; provided that, however, a Pre-Closing Tax Period for U.S. Tax purposes means a taxable year or period that ends on or prior to the Closing Date and, with respect to a taxable year or period that includes but does not end on the Closing Date, the portion of such taxable year or period ending on the Closing Date.

(pppppp)	“Privacy Laws” means any local, provincial, state, and/or federal Laws of any country applicable to the Processing of any Personal Information under the control of the FC Group Entities, including, but not limited to, the CAN-SPAM Act, the Personal Information Protection and Electronic Documents Act (Canada), and the Canadian Anti-Spam Legislation (CASL).

(qqqqqq)	“Privacy Statements” has the meaning ascribed thereto in Section 4.1(pp).

(rrrrrr)	“Process,” “Processing” or any variant thereof means the access, acquisition, collection, use, recording, alteration, retention, transfer, disclosure, destruction, disposal or any other processing (as defined by applicable Privacy Laws).

(ssssss)	“Purchase Price” has the meaning ascribed thereto in Section 2.2.

(tttttt)	“Purchase Price Adjustment Amount” means the amount, positive or negative, equal to the difference between (a) the Purchase Price set forth in the Final Statements, less (b) the Estimated Purchase Price set forth in the Estimated Statements.

(uuuuuu)	“Purchaser Entities” has the meaning set forth in the recitals.

(vvvvvv)	“Purchased Securities” has the meaning set forth in the recitals.

(wwwwww)	“Registration Rights Agreement” means the registration rights agreement dated the Closing Date between the OTPP Partner and Powerfleet, substantially in the form of Exhibit “B” hereto.

(xxxxxx)	“Related Person” has the meaning ascribed thereto in Section 3.2(t).

(yyyyyy)	“Representation and Warranty Policy” means the buyer side representation and warranty insurance policy obtained and paid for by Powerfleet.

(zzzzzz)	“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, financial advisors and strategic and management consultants.

(aaaaaaa)	“Required Regulatory Approvals” means any mandatory competition or antitrust approvals reasonably determined to be necessary.

(bbbbbbb)	“Restated Financial Statements” has the meaning ascribed thereto in Section 4.1(s).

(ccccccc)	“Sales Tax Escrow Account” means one or more accounts maintained by the Escrow Agent pursuant to the Escrow Agreement in respect of the Sellers’ obligations under Section 10.3(b).

(ddddddd)	“Sales Tax Escrow Amount” means, collectively, the Sales Tax Expense Escrow Amount and the Sales Tax Base Escrow Amount.

(eeeeeee)	“Sales Tax Base Escrow Amount” means US$3,000,000 in respect of all Taxes incurred by the Purchaser Entities and FC Group Entities in connection with or relating to any Voluntary Disclosure Proceeding pursuant to Section 10.3(b).

(fffffff)	“Sales Tax Expense Escrow Amount” means $600,000 in respect of out-of-pocket costs and expenses incurred by the Purchaser Entities and FC Group Entities pursuant to Section 10.3(b).

(ggggggg)	“Sample Statements” means the statements and sample calculation of the Working Capital, Cash and Indebtedness of the FC Group Entities as of July 31, 2024 set forth on Exhibit “C” hereto which, except as specified in Exhibit “C” have been prepared in accordance with accounting policies and practices consistent with the preparation of the Financial Statements of the Company for the year ended September 30, 2023. In the event of an inconsistency between ASPE, past practices and the calculation guidelines provided in the Sample Statements in Exhibit “C”, the following order of precedence shall apply: (i) Sample Statements in Exhibit “C”, (ii) past practices to the extent that they are in accordance with ASPE, and (iii) ASPE.

(hhhhhhh)	“Sanctioned Country” means any country against which the United States maintains comprehensive economic sanctions.

(iiiiiii)	“Sanctioned Person” means any Person that is the target of sanctions, including (i) a Person listed on a prohibited or restricted party list published by the United States government, including the U.S. Office of Foreign Assets Control’s “Specially Designated Nationals and Blocked Persons List” and “Consolidated Sanctions List,” or similar U.S. lists, or any such list maintained by Canada, the United Kingdom, the European Union or its Member States, or any other Governmental Entity that has jurisdiction over the FC Group Entities; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or of Venezuela; (iii) a Person located in, national of, resident in, or organized under the jurisdiction of, a Sanctioned Country; or (iv) a Person acting or purporting to act on behalf of, or a Person more than 50% or more owned or controlled, directly or indirectly, by, any of the parties listed in (i)-(iii).

(jjjjjjj)	“SEC Reports” has the meaning ascribed thereto in Section 4.1(o).

(kkkkkkk)	“Securities Act” means the Securities Act of 1933.

(lllllll)	“Seller Adjustment Escrow Amount” means $750,000, which amount shall be held and released by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

(mmmmmmm)	“Seller Group” means the Sellers, any Affiliate of a Seller and their respective officers, directors, employees, partners, members, shareholders managers, agents, attorneys, representatives, successors or permitted assigns.

(nnnnnnn)	“Sellers” has the meaning ascribed thereto in the recitals.

(ooooooo)	“Sellers’ Closing Certificate” has the meaning ascribed thereto in Section 6.2(a).

(ppppppp)	“Sellers’ Disclosure Letter” means the letter of disclosure dated the date of this Agreement and signed by Sellers and delivered to Powerfleet and attached hereto as Exhibit “D”.

(qqqqqqq)	“Sellers’ Transaction Expenses” means the fees and expenses attributable to, or incurred by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, including, for the avoidance of doubt, 50% of the fees and expenses contemplated by the Escrow Agreement and any indemnification liabilities that may be payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, in each case to be paid by the Sellers in accordance with Section 12.10(c).

(rrrrrrr)	“SEMA” has the meaning ascribed thereto in Section 3.2(cc)(i)(A).

(sssssss)	“Shareholders Agreement” means that certain amended and restated unanimous shareholders agreement dated as of February 28, 2019 in respect of CIH by and among CIH and shareholders of CIH, as the same may be amended, modified, supplemented or waived from time to time.

(ttttttt)	“Sponsor Group” has the meaning ascribed thereto in Section 12.2(a).

(uuuuuuu)	“Sponsors” means, together, Ontario Teachers’ Pension Plan Board and Madison Dearborn Partners, LLC.

(vvvvvvv)	“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing; provided, however, that a Straddle Period for U.S. Tax purposes means any Tax period that begins on or before and ends after the Closing Date.

(wwwwwww)	“Subscription Agreement” has the meaning ascribed thereto in the recitals.

(xxxxxxx)	“Subsidiaries’ Securities” means the shares, stock, units or other equity interests of each Subsidiary set forth on Schedule 3.2(h) of the Sellers’ Disclosure Letter.

(yyyyyyy)	“Subsidiary” means, with respect to any other Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing member or general partner of such business entity (other than a corporation or a company).

(zzzzzzz)	“Target Closing Working Capital” means $14,500,000.

(aaaaaaaa)	“Tax” or, collectively, “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments in the nature of a tax imposed by any Governmental Entity, including all supranational, national, federal, provincial, state, local, foreign or other taxes whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to income, branch, earnings, profits, capital gains, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, goods and services, harmonized sales, value added, license, franchise, environmental, transfer, withholding or similar, payroll, employment, employer health, Canada Pension Plan, provincial pension plan and other government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp, occupation, premium, alternative or add-on minimum, and transfer, gift, production, real or personal property, import or export and customs duties, including estimated taxes (ii) any instalments in respect thereof, (iii) all interest, penalties, fines, or other additions to tax imposed by any Governmental Entity in respect thereof and (iv) any liability for the payment of any amounts of the type described in paragraph (i) to (iii) above as a result of any contractual obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts or as a result of being a transferee, and including any liability for Taxes of a predecessor entity.

(bbbbbbbb)	“Tax Act” means the Income Tax Act, RSC, 1985, c 1 (5th Supp).

(cccccccc)	“Tax Return” or, collectively “Tax Returns” means all returns, declarations, reports, statements, schedules, notices, elections, designations, filings, forms or other documents or information (whether in tangible or intangible form and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto), filed or required to be filed with a Governmental Entity in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax.

(dddddddd)	“Third-Party Auditors” has the meaning ascribed thereto in Section 2.8(d).

(eeeeeeee)	“Torys” has the meaning ascribed thereto in Section 12.2(a).

(ffffffff)	“Transaction Communications” has the meaning ascribed thereto in Section 12.2(b).

(gggggggg)	“Transaction Documents” has the meaning ascribed thereto in Section 3.1(b).

(hhhhhhhh)	“Transaction Expenses” means (i) the aggregate amount of all fees, costs and expenses of, or amounts incurred or payable by or on behalf of, and for the benefit of, the FC Group Entities in respect of this Agreement and the transactions contemplated by this Agreement, including those of all legal counsel, accountants, actuaries, consultants, experts, investment banks or other professionals, if any, engaged by or on behalf of the FC Group Entities in respect of this Agreement and the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any amount payable by the FC Group Entities in connection with the “tail” policy contemplated by Section 9.3 and 50% of the fees and expenses contemplated by the Escrow Agreement and any indemnification liabilities that may be payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, in each case to be paid by the Sellers in accordance with Section 12.10(c)) and other fees and expenses of any of the FC Group Entities incurred in respect of this Agreement and the transactions contemplated by this Agreement and (ii) Change of Control Payments. In no event, however, will any (x) fees and expenses incurred by or for the account of Powerfleet or any of its Affiliates or (y) fees or expenses incurred by any of the FC Group Entities, and arising, after the Closing, be considered Transaction Expenses. For greater certainty, Transaction Expenses shall not include (i) any cost of the Representation and Warranty Policy obtained and paid for by Powerfleet, (ii) any Sellers’ Transaction Expenses, or (iii) any recoverable GST/HST otherwise payable in respect of Transaction Expenses.

(iiiiiiii)	“Transaction Personal Information” means any Personal Information, recorded or not, in the possession, custody or control of the FC Group Entities at or before the Closing Date, including Personal Information about employees, independent contractors, suppliers, customers, directors, officers or shareholders of the FC Group Entities that is disclosed to Powerfleet or any Representative or Affiliate of Powerfleet.

(jjjjjjjj)	“Transaction Tax Benefit” means any reduction in the Taxes of the FC Group Entities or Powerfleet or their successors or assigns in any Tax period or portion thereof resulting from the utilization of a Transaction Tax Deduction (or the application of a loss resulting from the utilization of a Transaction Tax Deduction), being the amount by which the FC Group Entities or Powerfleet’s or the relevant successor or assign’s actual liability for Taxes relevant to such period calculated by taking into account the Transaction Tax Deduction (or loss) is less than the FC Group Entities or Powerfleet’s or the relevant successor or assign’s liability for Taxes relevant to such period calculated by excluding the Transaction Tax Deduction (or loss).

(kkkkkkkk)	“Transaction Tax Deduction” means the amounts paid as a Transaction Expense to the extent deductible for Tax purposes by the FC Group Entities or the Purchaser Entities or their successors or assigns.

(llllllll)	“Transfer Taxes” means any transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, real property transfer, gross receipts, GST/HST, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the transactions contemplated by this Agreement.

(mmmmmmmm)	“Treasury Regulations” means the regulations promulgated under the Code.

(nnnnnnnn)	“Unpaid Transaction Expenses” means, in respect of the FC Group Entities, calculated on a consolidated basis as of the time of Closing, the amount of any Transaction Expenses incurred at or prior to the Closing that are not paid at or prior to the Closing and which remains an obligation of the relevant FC Group Entity following the Closing; provided, however, that any Transaction Expenses otherwise included or reflected in the determination of Working Capital or Indebtedness shall not be considered Unpaid Transaction Expenses hereunder.

(oooooooo)	“US FC Group Entities” means US Holdco, CIC, Complete Innovations USA, Inc., a corporation organized in Delaware, and their respective Subsidiaries which are organized in the United States.

(pppppppp)	“US Holdco” has the meaning ascribed thereto in the recitals.

(qqqqqqqq)	“US Holdco Consideration Amount” has the meaning ascribed thereto in Section 2.2.

(rrrrrrrr)	“US Holdco Securities” has the meaning ascribed thereto in the recitals.

(ssssssss)	“US Sales Tax Matters” has the meaning ascribed thereto on Schedule 3.2(k) of the Sellers’ Disclosure Letter.

(tttttttt)	“Voluntary Disclosure Proceeding” and “Voluntary Disclosure Proceedings” have the meanings ascribed thereto in Section 10.3(b).

(uuuuuuuu)	“Waiving Parties” has the meaning ascribed thereto in Section 12.2(a).

(vvvvvvvv)	“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

(wwwwwwww)	“Willful Breach” has the meaning ascribed thereto in Section 7.4.

(xxxxxxxx)	“Working Capital” means, in respect of the FC Group Entities, calculated on a consolidated basis as of the Calculation Time, an amount (which may be positive or negative) equal to current assets as of such time minus current liabilities as of such time, in each case, which shall be comprised of the components set forth in the Sample Statements and which shall be prepared in accordance with accounting policies and practices consistent with the preparation of the Financial Statements of the Company for the year ended September 30, 2023; provided, however, that for purposes of calculating Working Capital,

(i)	Cash, Indebtedness, Sellers’ Transaction Expenses and Transaction Expenses shall be excluded from current assets or current liabilities, as applicable;

(ii)	current assets shall exclude income tax assets and future Tax assets and current liabilities shall exclude income tax liabilities, future Tax liabilities and any out-of-pocket costs, expenses or Taxes incurred or accrued for by the FC Group Entities in connection with or relating to the US Sales Tax Matters; and

(iii)	to the extent that recoverable GST/HST is included as an offset to Transaction Expenses the GST/HST recoverable in respect of the corresponding amounts described in Transaction Expenses pursuant to which recoverable GST/HST is offset shall be excluded from current assets.

In the event of an inconsistency between ASPE, past practices and the calculation guidelines provided in the Sample Statements in Exhibit “C”, the following order of precedence shall apply: (A) Sample Statements in Exhibit “C”, (B) past practices to the extent that it is in accordance with ASPE, and (C) ASPE. For the avoidance of doubt, Working Capital shall not include any amount included in Cash, Indebtedness or Transaction Expenses.

(yyyyyyyy)	“Working Capital Adjustment Amount” means the amount, positive or negative, equal to the difference between (a) the Actual Closing Working Capital, less (b) the Target Closing Working Capital.

1.2	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.3	Currency and Payment Obligations.

(a)	All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian Dollars.

(b)	All amounts expressed in this Agreement in U.S. Dollars, other than the Sales Tax Base Escrow Amount and the cap on the Expense Reimbursement Amount set forth in Section 7.5, shall be converted to Canadian Dollars based on the Applicable Exchange Rate on the date that the Estimated Statements are delivered by the Agent to Powerfleet pursuant to Section 2.4. In the event that Powerfleet is required to pay the Expense Reimbursement Amount to the Sellers, the amount of the Sellers’ documented out-of-pocket Sellers’ Transaction Expenses that are denominated in Canadian Dollars shall be converted to U.S. Dollars at the Applicable Exchange Rate at the time such documented out-of-pocket Sellers’ Transaction Expenses are presented to Powerfleet for payment in accordance with Section 7.5.

1.4	Time Reference.

All references in this Agreement to times of the day are to local time in the relevant jurisdiction, unless otherwise indicated.

1.5	Certain Expressions, Etc.

In this Agreement, (a) the words “includes”, “including” and similar expressions mean “includes (or including) without limitation”, (b) the phrases the “aggregate of”, the “total of”, the “sum of” and similar expressions mean the “aggregate (or total or sum), without duplication, of”, (c) the phrase “made available”, when used in reference to a document, means that the document was (i) delivered or provided to Powerfleet, or (ii) made available for viewing in the electronic data room in respect of “Project Flow” hosted by Intralinks (the “Data Room”), (d) pronouns in one gender include the other gender, unless the context clearly indicates otherwise, (e) if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning, (f) the word “will” has the same meaning as the word “shall” and (g) the words “hereof”, “herein”, “hereunder”, “hereto” and similar expressions refer to this Agreement as a whole and the words “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise.

1.6	Knowledge.

(a)	Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Companies it shall be deemed to refer to the actual knowledge (after reasonable inquiry) of Tony Lourakis, Cynthia Schyff and Jarrad Simpson, in their respective capacity as officers of the applicable Companies and not in their personal capacity and without personal liability.

(b)	Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of Powerfleet, it shall be deemed to refer to the actual knowledge (after reasonable inquiry) of Steve Towe, David Wilson and Melissa Ingram, in their respective capacity as officers of Powerfleet and not in their personal capacity and without personal liability.

1.7	Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with ASPE (applied on a basis consistent with the Financial Statements for the year ended September 30, 2023), unless otherwise provided.

1.8	Incorporation of Exhibits and Schedules.

The following exhibits and the schedules to the Sellers’ Disclosure Letter and Powerfleet’s Disclosure Letter attached to this Agreement shall, for all purposes of this Agreement, form an integral part of this Agreement:

Exhibit “A”	–	Form of Escrow Agreement
Exhibit “B”	–	Form of Registration Rights Agreement
Exhibit “C”	–	Sample Statements
Exhibit “D”	–	Sellers’ Disclosure Letter
Exhibit “E”	–	Powerfleet’s Disclosure Letter
Exhibit 6.2(a)	–	Form of Sellers’ Closing Certificate
Exhibit 6.2(b)(iv)	–	Form of Director Resignation and Releases
Exhibit 6.3(a)	–	Form of Powerfleet’s Closing Certificate

1.9	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

1.10	Calculation of Time.

In this Agreement, a period of days shall be deemed to begin on the first day after the event that began the period and to end on the last day of the period. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on and not later than the next succeeding Business Day.

1.11	Obligations of Sellers.

Notwithstanding anything to the contrary in this Agreement, (a) the obligations of Sellers under this Agreement and in respect of the transactions contemplated by this Agreement are several and not joint or joint and several, and (b) no Seller shall have any liability or obligation in respect of any breach or non-performance by any other Seller of any covenant or obligation under or in respect of this Agreement.

1.12	Drafting.

This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that no Party shall be considered the drafter hereof and that this Agreement shall not be construed more strictly with the regard to one Party than to any other.

Article 2
PURCHASED Securities AND PURCHASE PRICE

2.1	Purchase and Sale.

Subject to the terms and conditions of this Agreement, on the Closing Date, (a) each Seller shall sell, assign, transfer, convey and deliver to the Canadian SPV, and the Canadian SPV shall purchase, acquire and accept from such Seller, all (but not less than all) of such Seller’s right, title and interest in and to the Purchased Securities, held by such Seller (other than, in the case of Golden Eagle LP, the US Holdco Securities); and (b) Golden Eagle LP shall sell, assign, transfer, convey and deliver to Powerfleet, and Powerfleet shall purchase, acquire and accept from Golden Eagle LP, all (but not less than all) of Golden Eagle LP’s right, title and interest in and to the US Holdco Securities, held by Golden Eagle LP.

2.2	Purchase Price.

The aggregate purchase price (the “Purchase Price”) payable by the Purchaser Entities for the Purchased Securities shall be an amount equal to:

(a)	U.S. $200,000,000;

(b)	plus, the Working Capital Adjustment Amount;

(c)	minus, the amount, if any, of the Aggregate Optionholder Payment;

(d)	plus, the amount, if any, of Actual Closing Cash;

(e)	minus, the amount, if any, of the Actual Closing Indebtedness; and

(f)	minus, the amount, if any, of the Unpaid Transaction Expenses.

The components of the Purchase Price set out in this Section 2.2 shall be allocated to each Seller for the sale of the applicable Purchased Securities in accordance with their Allocable Portion. The components of the Purchase Price set out in Section 2.2(a) through Section 2.2(f), inclusive, shall be allocated to the Company to which it can reasonably be considered to relate, and any such amount shall be deemed to have been paid to such applicable Sellers in accordance with the following principles: (a) if such amount relates to Canada Holdco or US Holdco, it shall be allocated to Golden Eagle LP (such amount that relates to US Holdco, the “US Holdco Consideration Amount”); (b) if such amount relates to CIH, it shall be allocated to Golden Eagle LP, and the Other Sellers, in each case, in accordance with their Allocable Portion, such allocation to be agreed by the Agent and the Purchaser Entities, each acting reasonably prior to the Closing. For greater certainty, any component of the Purchase Price resulting from Actual Closing Cash, Unpaid Transaction Expenses, Actual Closing Indebtedness and Actual Closing Working Capital shall be allocated between the Companies to the extent it would be so allocated if the Purchase Price were done separately for each Company, mutatis mutandis, and the Sellers shall take such steps as are reasonably practicable to make such determination. Any component of or adjustment to the Purchase Price resulting from Actual Closing Cash, Unpaid Transaction Expenses, Actual Closing Indebtedness and Actual Closing Working Capital (in each case as finally determined pursuant to Section 2.8) being different from the estimated Actual Closing Cash, estimated Unpaid Transaction Expenses, estimated Actual Closing Indebtedness and estimated Actual Closing Working Capital (in each case as set out in the Estimated Statements) shall be allocated among the Companies to the extent it would be so allocated if the adjustments were made separately for each Company, mutatis mutandis, and the Sellers shall cause the Companies to take such steps as are reasonably practicable to make such determination.

2.3	Preparation of Estimated Statements, Draft Statements and Final Statements.

The Estimated Statements, the Draft Statements and the Final Statements, and all calculations of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness, Unpaid Transaction Expenses and Aggregate Optionholder Payment shall be prepared in accordance with ASPE and with the calculations made, on a basis consistent with the principles, policies, practices, procedures, classifications, judgment and estimation methodologies used in the preparation of the audited consolidated financial statements of the Company for the year ended September 30, 2023, subject to any adjustments explicitly referred to in the relevant definitions in this Agreement and in the Sample Statements, and the sample calculations of Actual Closing Working Capital, Actual Closing Cash, Actual Closing Indebtedness and Unpaid Transaction Expenses set forth in the Sample Statements, and in any event shall be prepared in a manner to avoid any duplication of entries. In the event of an inconsistency between ASPE, past practices and the calculation guidelines provided in the Sample Statements in Exhibit “C”, the following order of precedence shall apply: (a) Sample Statements in Exhibit “C”, (b) past practices to the extent that it is in accordance with ASPE, and (c) ASPE.

2.4	Delivery of Estimated Statements.

No later than three (3) Business Days prior to the Closing Date, Agent shall, following reasonable consultation with Powerfleet (it being understood that Powerfleet does not have a right to consent to the Estimated Statements nor is the Closing in any way conditional upon Powerfleet agreeing with the Estimated Statements), deliver to Powerfleet (collectively, the “Estimated Statements”):

(a)	a statement setting forth the estimated Actual Closing Working Capital;

(b)	a statement setting forth the estimated Actual Closing Cash;

(c)	a statement setting forth the estimated Actual Closing Indebtedness;

(d)	a statement setting forth the estimated Unpaid Transaction Expenses;

(e)	on the basis of the foregoing, the Estimated Aggregate Optionholder Payment;

(f)	on the basis of the foregoing estimates, a calculation of the estimated Purchase Price (the “Estimated Purchase Price”); and

(g)	a statement setting forth the Sellers’ Transaction Expenses.

2.5	Indebtedness; Unpaid Transaction Expenses.

Immediately prior to Closing, the applicable Purchaser Entity shall lend to the applicable Companies (pursuant to non-interest bearing demand promissory notes) an aggregate amount equal to the aggregate Indebtedness in respect of the Credit Agreement and any Unpaid Transaction Expenses for purposes of repaying such Indebtedness or Unpaid Transaction Expenses to the payees thereof, and Sellers shall cause the applicable Companies to repay such Indebtedness or Unpaid Transaction Expenses to the payees thereof, or shall direct Canadian SPV to pay such amounts on its or the Companies’ behalf, as applicable pursuant to a written direction delivered to Powerfleet prior to the Closing Date (including the payee, amount and wire details therefor). For greater certainty, the Companies shall not, and Sellers shall cause the Companies not to, use such loans for any purpose other than repaying such Indebtedness and Unpaid Transaction Expenses in accordance with this Section 2.5. On or prior to the Closing Date, Sellers shall deliver or cause to be delivered to Powerfleet payoff or discharge letters pursuant to which the holders of such Indebtedness shall have covenanted to file, or shall have granted to Powerfleet or its Representatives the right to file, releases or discharges of Liens securing such Indebtedness, simultaneously with or following the Closing and after repayment of such Indebtedness. The Parties acknowledge that the Change of Control Payments will be made to the payees thereof through normal payroll practices following the Closing Date. For the avoidance of doubt, any Indebtedness owing from one FC Group Entity to another FC Group Entity will not be repaid at Closing nor will such amounts be included in Indebtedness for purposes of the Estimated Statements, the Draft Statements or the Final Statements.

2.6	Option Related Actions and Payments.

(a)	Immediately prior to the Closing, Canadian SPV shall advance to CIH pursuant to a non-interest bearing demand promissory note, and the Sellers shall cause CIH to pay or cause to be paid to the Optionholders through CIH’s payroll system (less applicable withholding Taxes), in consideration for the cancellation of all Options held by the Optionholders immediately prior to the Closing and the release of all rights relating thereto (pursuant to documentation acceptable to Powerfleet, acting reasonably), an amount equal to the Estimated Optionholder Payment less the Optionholder Adjustment Escrow Amount. For the avoidance of doubt, in the event that the exercise price of any such cancelled Option is equal to or greater than the Estimated Per Optioned Share Purchase Price, the holder of such cancelled Options shall not be entitled to receive any payment under this 2.6(a) with respect to such Option, except for the right to receive such Optionholder’s Allocable Portion of the Optionholder Adjustment Amount, if any, in accordance with Section 2.8(g).

(b)	Canadian SPV shall cause CIH and each Person not dealing at arm’s length with CIH that makes a payment to an Optionholder to, to the extent such holder would otherwise be entitled to a deduction under paragraph 110(1)(d) of the Tax Act in respect of the payment, forego any deduction under the Tax Act with respect to such payment and will comply with the requirements described in subsection 110(1.1) of the Tax Act.

(c)	Upon completion of the transactions contemplated by Section 2.6, the Option Plans shall be terminated and all unexercised and unexpired Options then outstanding shall be cancelled by CIH pursuant to documentation acceptable to Powerfleet, acting reasonably.

2.7	Payments at Closing.

(a)	At Closing, Canadian SPV shall pay or shall cause to be paid:

(i)	to each Seller, by way of wire transfer of immediately available funds to account(s) designated in writing by Agent prior to the Closing Date, such Seller’s Allocable Portion of an amount equal to:

(A)	the Estimated Purchase Price;

(B)	minus the US Holdco Consideration Amount;

(C)	minus the Adjustment Escrow Amount and the Sales Tax Escrow Amount;

(D)	minus the Sellers’ Transaction Expenses;

(ii)	to the Escrow Agent, by way of wire transfer of immediately available funds to an account designated in writing by the Escrow Agent prior to the Closing Date, an amount equal to the Adjustment Escrow Amount and the Sales Tax Escrow Amount; and

(iii)	to the payees of the Sellers’ Transaction Expenses, by way of wire transfer of immediately available funds to account(s) designated in writing by the Agent prior to the Closing Date, such payee’s portion of the Sellers’ Transaction Expenses.

(b)	At Closing, Powerfleet shall (i) issue to Golden Eagle LP the Consideration Shares (having an aggregate value of US$15 million), and (ii) pay to Golden Eagle LP, by wire transfer of immediately available funds to an account designated in writing by Golden Eagle LP prior to the Closing Date, an amount in cash equal to the remaining US Holdco Consideration Amount.

(c)	Contemporaneously with the Closing, Golden Eagle LP will declare and pay a distribution in an amount equal to the amounts payable to it pursuant to Sections 2.7(a)(i) and 2.7(b) to its partners in accordance with the procedures set forth in Section 4.2(a) of the Partnership Agreement, as required by Section 4.2(c) of the Partnership Agreement. Accordingly, Golden Eagle LP hereby directs (i) Canadian SPV to pay the entire amount payable to Golden Eagle LP pursuant to Section 2.7(a)(i) to 2681125 Ontario Limited (the “OTPP Partner”); and (ii) Powerfleet to issue and pay all of the US Holdco Consideration Amount to the OTPP Partner, in each case in full satisfaction of the Purchaser Entities’ obligations under Sections 2.7(a)(i) and 2.7(b).

2.8	Adjustment of Purchase Price.

(a)	Draft Statements. Within sixty (60) days following the Closing Date, Powerfleet shall cause the Companies to prepare and shall deliver to Agent statements setting forth the following items (collectively, the “Draft Statements”):

(i)	the Actual Closing Working Capital;

(ii)	the Actual Closing Cash;

(iii)	the Actual Closing Indebtedness;

(iv)	the Unpaid Transaction Expenses;

(v)	on the basis of the foregoing amounts, a calculation of the Aggregate Optionholder Payment; and

(vi)	on the basis of the foregoing amounts, a calculation of the Purchase Price.

(b)	Cooperation. Upon reasonable request, at any time after the delivery of the Draft Statements, Powerfleet shall provide to Agent and its advisors access during normal business hours to all work papers of Powerfleet and the FC Group Entities and their auditors, accounting books and records and supporting schedules as they reasonably relate to the Draft Statements and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statements.

(c)	Objection Period. Within thirty (30) days following delivery of the last of the Draft Statements, Agent (for and on behalf of Sellers) shall notify Powerfleet in writing if it has any objections to the Draft Statements. The notice of objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. Sellers shall be deemed to have accepted the Draft Statements if Agent (for and on behalf of Sellers) does not notify Powerfleet of any objection within such 30-day period. If Agent (for and on behalf of Sellers) does notify Powerfleet of any objection within such period, any portions of the Draft Statements not disputed in the objection notice shall be deemed accepted by Sellers.

(d)	Settlement of Dispute. If Agent (for and on behalf of Sellers) disputes some or all of the Draft Statements in accordance with Section 2.8(c), then Powerfleet and Agent (for and on behalf of Sellers) will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of fifteen (15) days after the date of the notification of such dispute, failing which the items remaining in dispute shall be jointly submitted by Agent (for and on behalf of Sellers) and Powerfleet for final determination to PricewaterhouseCoopers LLP, or, if such Person is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in any such case, the “Third-Party Auditors”), who shall act as an expert, and not an arbitrator. Powerfleet and Agent shall use commercially reasonable efforts to cause the Third-Party Auditors to complete their work within fifteen (15) days of their engagement. The Third-Party Auditors shall allow each of Powerfleet and Agent (for and on behalf of Sellers) to present their respective positions regarding the Draft Statements, and each of Powerfleet and Agent (for and on behalf of Sellers) shall have the right to present additional documents, materials and other written information to the Third-Party Auditors regarding the items in dispute. The Third-Party Auditors shall consider such additional documents, materials and other written information. Any such other documents, materials or other written information shall be provided to each of Powerfleet and Agent, once both submissions have been received, or after deadlines for such submissions to be made, and each of Powerfleet and Agent shall be entitled to reply thereto within a reasonable amount of time following receipt of the applicable documents, materials or information. The Third-Party Auditors shall make their determination in accordance with the terms of this Agreement, based solely on the materials presented to them. The Third-Party Auditors may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by Powerfleet or Agent, as applicable.

(e)	Final Determination. Promptly, and in any event not more than five (5) Business Days, following the 30-day period referred to in Section 2.8(c) during which no notice of objection was given, or the final resolution of any dispute in accordance with Section 2.8(d), as the case may be, Powerfleet shall deliver to Agent final statements of each of the following (for and on behalf of Sellers) (collectively, the “Final Statements”):

(i)	Actual Closing Working Capital;

(ii)	Actual Closing Cash;

(iii)	Actual Closing Indebtedness;

(iv)	the Unpaid Transaction Expenses;

(v)	on the basis of the foregoing amounts, the final calculation of the Aggregate Optionholder Payment;

(vi)	on the basis of the foregoing amounts, the final calculation of the Purchase Price;

(vii)	the Optionholder Adjustment Amount; and

(viii)	the Purchase Price Adjustment Amount.

The Final Statements shall reflect the resolution of any dispute in accordance with Section 2.8(d). The Final Statements shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.

(f)	Payment of Adjustment to Purchase Price.

(i)	If the Purchase Price Adjustment Amount is equal to zero, then no further adjustment will be made to the Purchase Price and, within five (5) Business Days of the final determination of the Final Statements, Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent within five (5) Business Days of the final determination of the Final Statements to release to each Seller such Seller’s Allocable Portion of the Seller Adjustment Escrow Amount by way of wire transfer of immediately available funds to accounts designated by Agent in writing.

(ii)	If the Purchase Price Adjustment Amount is greater than zero, then within five (5) Business Days of the final determination of the Final Statements:

(A)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to each Seller such Seller’s Allocable Portion of the Seller Adjustment Escrow Amount by way of wire transfer of immediately available funds to accounts designated by Agent in writing; and

(B)	the Purchaser Entities shall pay to each Seller such Seller’s Allocable Portion of the lesser of (x) the Purchase Price Adjustment Amount and (y) an aggregate amount equal to the Seller Adjustment Escrow Amount, by way of wire transfer of immediately available funds to an account designated by Agent in writing.

(iii)	If the Purchase Price Adjustment Amount is less than zero and the absolute value of the Purchase Price Adjustment Amount is greater than or equal to the Seller Adjustment Escrow Amount, then within five (5) Business Days of the final determination of the Final Statements, Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to Powerfleet (including on behalf of Canadian SPV, if applicable) the Seller Adjustment Escrow Amount, by way of wire transfer of immediately available funds to an account designated by Powerfleet in writing. The Seller Adjustment Escrow Amount shall be the sole recourse for the Purchaser Entities pursuant to this Section 2.8(f)(iii).

(iv)	If the Purchase Price Adjustment Amount is less than zero and the absolute value of the Purchase Price Adjustment Amount is less than the Seller Adjustment Escrow Amount, then within five (5) Business Days of the final determination of the Final Statements:

(A)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to Powerfleet (including on behalf of Canadian SPV, if applicable) an amount equal to the absolute value of the Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated by Powerfleet in writing; and

(B)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to each Seller such Seller’s Allocable Portion of the balance of the Seller Adjustment Escrow Amount by wire transfer of immediately available funds to accounts designated by Agent in writing.

(v)	In the event that amounts are payable to the Sellers pursuant to this Section 2.8(f), then contemporaneously with the payment of such amounts, Golden Eagle LP will declare and pay a distribution in an amount equal to the amounts payable to it pursuant to this Section 2.8(f) to its partners in accordance with the procedures set forth in Section 4.2(a) of the Partnership Agreement, as required by Section 4.2(c) of the Partnership Agreement. Accordingly, in such circumstance, Golden Eagle LP hereby directs the Purchaser Entities to pay the entire amount payable to Golden Eagle LP pursuant to this Section 2.8(f) to the OTPP Partner in full satisfaction of the Purchaser Entities’ obligations under this Section 2.8(f).

(g)	Payment of Adjustment to Aggregate Optionholder Payment.

(i)	If the Optionholder Adjustment Amount is equal to zero, then no further adjustment will be made to the Aggregate Optionholder Payment and, within five (5) Business Days of the final determination of the Final Statements, Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent within five (5) Business Days of the final determination of the Final Statements to release to CIH the Optionholder Adjustment Escrow Amount by way of wire transfer of immediately available funds to an account designated by CIH in writing and the Purchaser Entities shall cause CIH to pay to each Optionholder such Optionholder’s Allocable Portion of the Optionholder Adjustment Escrow Amount through CIH’s payroll system (after deducting the applicable withholding taxes).

(ii)	If the Optionholder Adjustment Amount is greater than zero, then within five (5) Business Days of the final determination of the Final Statements:

(A)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent within five (5) Business Days of the final determination of the Final Statements to release to CIH the Optionholder Adjustment Escrow Amount by way of wire transfer of immediately available funds to an account designated by CIH in writing and the Purchaser Entities shall cause CIH to further pay to each Optionholder such Optionholder’s Allocable Portion of the Optionholder Adjustment Escrow Amount through CIH’s payroll system (after deducting the applicable withholding taxes); and

(B)	the Purchaser Entities shall cause CIH to pay to each Optionholder such Optionholder’s Allocable Portion of the lesser of (x) the Optionholder Adjustment Amount and (y) an aggregate amount equal to the Optionholder Adjustment Escrow Amount, through CIH’s payroll system (in each case after deducting the applicable withholding taxes).

(iii)	If the Optionholder Adjustment Amount is less than zero and the absolute value of the Optionholder Adjustment Amount is greater than or equal to the Optionholder Adjustment Escrow Amount, then within five (5) Business Days of the final determination of the Final Statements, Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to Powerfleet the Optionholder Adjustment Escrow Amount by way of wire transfer of immediately available funds to an account designated by Powerfleet in writing. The Optionholder Adjustment Escrow Amount shall be the sole recourse for the Purchaser Entities pursuant to this Section 2.8(g)(iii).

(iv)	If the Optionholder Adjustment Amount is less than zero and the absolute value of the Optionholder Adjustment Amount is less than the Optionholder Adjustment Escrow Amount, then within five (5) Business Days of the final determination of the Final Statements:

(A)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to Powerfleet an amount equal to the absolute value of the Optionholder Adjustment Amount by wire transfer of immediately available funds to an account designated by Powerfleet in writing; and

(B)	Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent within five (5) Business Days of the final determination of the Final Statements to release to CIH the balance of the Optionholder Adjustment Escrow Amount by way of wire transfer of immediately available funds to an account designated by Agent in writing and the Purchaser Entities shall cause CIH to further pay to each Optionholder such Optionholder’s Allocable Portion of the balance of the Optionholder Adjustment Escrow Amount through CIH’s payroll system (in each case after deducting the applicable withholding taxes).

(h)	Fees and Expenses. Sellers (with the fees and expenses to be divided among the Sellers in accordance with each Seller’s Allocable Portion), on the one hand, and Powerfleet, on the other hand, shall bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling, as the case may be, the Draft Statements. In the case of a dispute and the retention of Third-Party Auditors to determine such dispute, the fees and expenses of the Third-Party Auditors shall be borne by Sellers (with the fees and expenses to be divided among the Sellers in accordance with each Seller’s Allocable Portion), on the one hand, and Powerfleet, on the other hand, based on the percentage which the portion of the contested amounts not awarded to Sellers, on the one hand, or Powerfleet, on the other hand, bears to the total amount actually contested by such Party. For example, if accounts receivable as of the Calculation Time is the only disputed item, and Sellers claim that accounts receivable as of the Calculation Time is $1,000; and Powerfleet contests only $500 of the amount claimed by Sellers, and if the Third-Party Auditors ultimately resolve the dispute by awarding Sellers $300 of the $500 contested, then the fees and expenses of the Third-Party Auditors will be allocated 60% (i.e. 300 / 500) to Powerfleet and 40% (i.e. 200 / 500) to Sellers. Sellers and Powerfleet will, however, bear their own fees and expenses in presenting their respective cases to the Third-Party Auditors (with Sellers’ fees and expenses to be divided among Sellers in accordance with each Seller’s Allocable Portion).

2.9	Allocation of Purchase Price.

The Purchaser Entities and the Sellers shall report (and in accordance with Section 1060 of the Code for U.S. Tax purposes) an allocation of the Purchase Price among the Purchased Securities in a manner entirely consistent with Schedule 1.1(o) and Section 2.2 and shall not take any position inconsistent therewith in the filing of any Tax Returns or in the course of any audit by any Governmental Entity, Tax review or Tax proceeding relating to any Tax Returns. The Purchaser Entities and the Sellers will update Schedule 1.1(o) for the final amounts when determined.

2.10	Tax Withholding.

(a)	The Purchaser Entities shall not deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under applicable Law. In the event any applicable Law requires the deduction or withholding of any Tax from any such payments, then the Purchaser Entities shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law. The Purchaser Entities shall give the Sellers ten (10) days prior written notice of its intent to make any deduction or withholding (and explaining in reasonable detail the basis therefor) and shall afford the Sellers an opportunity to provide, and shall cooperate with the Sellers to establish, any applicable reduction of or exemption from such deduction or withholding, and shall consider in good faith any comments made by the Sellers to the effect that such deduction or withholding is not required under applicable Law; provided, that the Purchaser Entities shall have no obligation to provide notice to a Seller pursuant to this Section 2.10(a) prior to deducting or withholding any amounts as a result of a failure to deliver any certification pursuant to Section 6.2(b)(vi). To the extent that any such amounts are so deducted or withheld and paid over to the applicable taxing authority in accordance with the requirements of this Section 2.10(a), such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)	The FC Group Entities will deduct and withhold from any payments required to be made to current or former directors, officers, employees and consultants or holders of Options pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Tax Act or any provision of any other Law. To the extent amounts are so withheld, (i) the Purchaser Entities shall cause such amounts to be duly and timely remitted by the applicable FC Group Entity to the applicable Governmental Entity, and (ii) to the extent such amounts are so duly and timely remitted, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the current or former director, officer, employee or consultant or holder of an Option in respect of which such deduction and withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1	Representations and Warranties of Sellers as to Themselves.

Each Seller hereby separately represents and warrants, as to itself and not as to any other Seller, on a several and not a joint and several basis, to the Purchaser Entities, as follows, and acknowledges and confirms that the Purchaser Entities are relying upon such representations and warranties in connection with the entering into of this Agreement; provided, however, that each Dragged Seller makes only the representations set forth in Sections 3.1(a),(b),(c),(d),(e) and (g):

(a)	Organization and Status of Sellers. In the case of a Seller that is an individual, such Seller has full legal capacity to enter into and perform his or her obligations under this Agreement. Except as set forth on Schedule 3.1(a) of the Sellers’ Disclosure Letter, in the case of a Seller that is not an individual, such Seller is a corporation, limited partnership or other legal entity, as applicable, duly incorporated or formed, respectively, and validly existing under the Laws of its jurisdiction of incorporation or formation, respectively, has not been discontinued or dissolved under such Laws, and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)	Validity of Agreement. The execution, delivery and performance by such Seller of this Agreement and all agreements hereto including, without limitation, the Escrow Agreement (collectively, the “Transaction Documents”), to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby:

(i)	in the case of a Seller that is not an individual, are within such Seller’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of such Seller, and no other or further action or proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by such Seller of the transactions contemplated hereby and thereby;

(ii)	in the case of a Seller that is not an individual do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, result in the acceleration of, or allow any other Person to exercise any rights under, any terms or provisions of its Charter Documents;

(iii)	will not result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract to which it is a party; and

(iv)	do not violate, and will not result in the violation of, any applicable Law.

(c)	Execution and Binding Obligation. This Agreement and each of the other Transaction Documents has been duly executed and delivered by such Seller, and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors’ rights; (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction and (iii) by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)	Required Authorizations. No material filing with, notice to or Authorization of, any Governmental Entity is required by such Seller for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)	Title to Purchased Securities. As of the date of this Agreement, such Seller is the registered and beneficial owner of the number and class of securities in the capital of the applicable Company, as applicable, as set out opposite such Seller’s name on Schedule 3.1(e) of the Sellers’ Disclosure Letter, in each case with good and valid title thereto, free and clear of all Liens other than Liens arising under the Charter Documents of the relevant Company, the Shareholders Agreement and applicable securities Laws.

(f)	Litigation and Orders. There are no Actions or Orders outstanding, pending or threatened in writing against such Seller, which would have a material effect on such Sellers’ ownership of its Purchased Securities or which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(g)	No Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to receive from such Seller any brokerage, finder’s or other similar fee, charge or commission in connection with the transactions contemplated by this Agreement.

(h)	No Other Agreement to Purchase. Except as set forth on Schedule 3.1(h) of the Sellers’ Disclosure Letter, the Purchaser Entities’ rights under this Agreement, rights of the lenders under the Credit Agreement and rights under the constating documents of the Companies, the Option Plans and the Shareholders Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Purchased Securities or Options, as the case may be, owned by such Seller.

3.2	Representations and Warranties of the Sellers as to FC Group Entities.

Each Seller hereby separately represents and warrants, on a several and not a joint and several basis, to the Purchaser Entities as to the FC Group Entities, in each case as follows, and acknowledges and confirms that the Purchaser Entities are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Incorporation and Qualification of FC Group Entities. Except as set forth on Schedule 3.2(a) of the Sellers’ Disclosure Letter, each FC Group Entity is an entity duly constituted and validly existing under the Laws of its jurisdiction and is duly registered and in good standing in such jurisdiction, has not been discontinued or dissolved under such Laws, and has the corporate or other power and capacity to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement. Each FC Group Entity is duly registered, licensed or qualified to carry on the Business in each jurisdiction in which the Business as now being conducted by it makes such registration, licensing or qualification necessary, except for any failure to be so registered or qualified which would not be material to the Business, taken as a whole.

(b)	No Insolvency. None of the FC Group Entities are insolvent and no proceedings have been taken or authorized by the FC Group Entities, or, to the knowledge of the Companies, by any other Person, with respect to the bankruptcy or insolvency of the FC Group Entities or with respect to any future amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the FC Group Entities nor, to the knowledge of the Companies, have any such proceedings been threatened by any other Person.

(c)	No Other Agreement to Purchase. Except as set forth on Schedule 3.2(c) of the Sellers’ Disclosure Letter, the Purchaser Entities’ rights under this Agreement, the lenders rights under the Credit Agreement, the rights of the parties thereto under the Shareholders Agreement or any constating document of a FC Group Entity and the Optionholders rights under the Options and the Option Plans, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase, subscription, allotment or issuance of unissued shares, stock, interests or securities of any FC Group Entity. There are no outstanding obligations of the FC Group Entities to repurchase, redeem or otherwise acquire any shares, stock, interests or securities of any FC Group Entity.

(d)	Books and Records. The Books and Records of the FC Group Entities (including the Corporate Records) have been maintained in accordance with all applicable Laws in all material respects, and are complete and accurate, in all material respects. Complete and accurate copies of the articles and by-laws, minutes of meetings and resolutions of members, managers, shareholders and directors (including any committees of the FC Group Entities’ boards of directors or similar body), as applicable, and the share, stock or interest certificate books, securities register, register of transfers and register of members, managers, directors and/or officers of FC Group Entities have been made available to Powerfleet.

(e)	Required Authorizations. No material filing with, notice to or Authorization of, any Governmental Entity is required by any of the FC Group Entities as a condition to the lawful completion of the transactions contemplated by this Agreement.

(f)	No Conflicts. Except as set forth on Schedule 3.2(f) of the Sellers’ Disclosure Letter, the execution, delivery or performance of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) (i) result in the creation or imposition of any Lien other than Permitted Liens on any material assets or properties of the FC Group Entities, (ii) constitute or result in a material breach or default of, or result in the acceleration of, or allow any Person to exercise any rights under any of the terms or provisions of, the Charter Documents of any FC Group Entity, any Laws applicable to the FC Group Entities, or any Material Contract or (iii) require a consent of a party to a Material Contract. The transactions contemplated by this Agreement constitute a “Change of Control” as such term is defined in the Shareholders Agreement.

(g)	Authorized and Issued Capital of the FC Group Entities. Schedule 3.2(g) of the Sellers’ Disclosure Letter sets out (i) the authorized capital of each FC Group Entity and (ii) all of the issued and outstanding shares, stock, units or other equity interests, as applicable, in the capital of each FC Group Entity and the registered owner thereof, in each case as of the date hereof and immediately prior to Closing, which such schedule may be updated by the Sellers prior to Closing. All of which shares, stock, units or other equity interests (A) have been duly issued and are outstanding as fully paid and non-assessable, as applicable, (B) have been issued in compliance with all applicable Laws and (C) have not been issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right of any Person. Other than the Option Plans, there are no outstanding options or rights held by any Person convertible or exchangeable for any securities of an FC Group Entity, or any agreements, arrangements or commitments of any kind relating to the issuance, conversion or exchange of securities of any FC Group Entity. Except for the organizational documents of the FC Group Entities (including the Shareholders Agreement), there are no agreements or understandings in effect with respect to the voting or transfer of any of the securities of an FC Group Entity, including any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or securityholders agreement.

(h)	Subsidiaries. Schedule 3.2(h) of the Sellers’ Disclosure Letter lists each Subsidiary of the Companies, and for each Subsidiary, its name and jurisdiction of organization. Except for the Subsidiaries’ Securities or as set forth in Schedule 3.2(h), none of such Subsidiaries, directly or indirectly, owns or holds any shares or other ownership, equity or proprietary interest in any Person. The FC Group Entities are the registered and beneficial owner of those Subsidiaries’ Securities as set forth on Schedule 3.2(h) of the Sellers’ Disclosure Letter, with good and valid title thereto, free and clear of all Liens, other than Permitted Liens and Liens arising under (A) applicable securities laws and (B) the Charter Documents of each Subsidiary.

(i)	Employee Matters.

(i)	The FC Group Entities are not bound by any collective agreements.

(ii)	Schedule 3.2(i)(ii) of the Sellers’ Disclosure Letter sets forth, as of the date of this Agreement, each pension, retirement, savings, profit sharing, bonus, savings, deferred compensation, incentive compensation, stock option, purchase or appreciation, change of control, health, hospitalization, welfare, medical, dental, life or accident insurance, disability, sick pay, severance or termination pay, employee loans, group insurance or other material employee benefit plans, programs or arrangements maintained or contributed to by a FC Group Entity (each such plan, program or arrangement, other than a benefit plan established pursuant to statute, being referred to herein as a “Benefit Plan”). Each Benefit Plan has been administered, established, registered, funded and invested in all material respects according to its terms, including the terms of the material documents that support such Benefit Plans and applicable Laws and there are no material outstanding violations or defaults thereunder. The FC Group Entities have paid all contributions and all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable Laws, except as would not be material. Seller has delivered to Powerfleet current, accurate and complete copies of each Benefit Plan that has been reduced to writing and all amendments thereto.

(iii)	Except as set forth on Schedule 3.2(i)(iii) of the Sellers’ Disclosure Letter, the FC Group Entities are in material compliance with all applicable Laws relating to employment and labour matters, including provisions thereof relating to employment standards, human rights, workers’ compensation, occupational health and safety, pay equity, unfair labour practices and collective bargaining. Except as has not, and would not reasonably be expected to result in, a Material Adverse Effect to the FC Group Entities, taken as a whole: (A) none of the FC Group Entities has breached or otherwise failed to comply with the provisions of any FC Group Entities’ collective bargaining agreement or works council agreement and there are no grievances or arbitrations outstanding thereunder; (B) to the knowledge of the Companies, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or other labor or unionization activities seeking recognition of a bargaining unit, works council or other employee representative group at any FC Group Entity; (C) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union or work council matters before the National Labor Relations Board or other labor board of any Governmental Entity or arbitrator (public or private) that would reasonably be expected to affect the employees of any of the FC Group Entities; (D) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, works council agreement or applicable labour Law; (E) the FC Group Entities are and, for the past three (3) years have been, in compliance in all material respects with (x) the WARN Act or any similar applicable Law relating to plant closings and layoffs and (y) all other applicable Laws respecting labor, employment, hiring, termination, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees for overtime purposes, classification of employees and independent contractors and other individual service providers, payroll documents and wage statements, workers’ compensation, disability, discrimination, engagement of independent contractors, harassment, retaliation, and mandatory social insurance, occupational safety and health, affirmative action, plant closings, and wages and hours; and (F) there are no Actions or labor grievances pending, or, to the knowledge of the Companies, threatened, relating to any employment related matter involving any of the FC Group Entities, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(iv)	Since December 31, 2020, there has not been, nor is there currently or, to the knowledge of the Companies, threatened any strike, slowdown, lockouts, organized labor disputes, picketing or work stoppage with respect to the employees of any of the FC Group Entities.

(v)	Since December 31, 2020, no event has occurred respecting any Benefit Plan which would result in the revocation of the registration of such Benefit Plan or entitle any Person (without consent of the FC Group Entities) to wind up or terminate any Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Benefit Plan.

(vi)	Except as set forth on Schedule 3.2(i)(vi) of the Sellers’ Disclosure Letter, none of the Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees.

(vii)	There is no Action (other than routine claims for payments of benefits) pending or, to the knowledge of the Companies, threatened involving any Benefit Plan or its assets.

(viii)	Except as set forth on Schedule 3.2(i)(viii) of the Sellers’ Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of any FC Group Entity (whether current, former or retired) or any of their beneficiaries to any Change of Control Payment, (ii) accelerate the time of payment or vesting or trigger any increase in the compensation or benefits otherwise payable to any employee of any FC Group Entity under any Benefit Plan, or (iii) result in the forgiveness in whole or in part of any outstanding loans made by any FC Group Entity to any employee, officer, director, or other independent contractor of any FC Group Entity or result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. No FC Group Entity has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, director or other independent contractor of any FC Group Entity for any Tax incurred by such individual (or beneficiary, as applicable) under Section 409A or 4999 of the Code.

(ix)	Schedule 3.2(i)(ix) of the Sellers’ Disclosure Letter lists as of August 31, 2024, all employees of the FC Group Entities and provides for each such individual (redacted if and as required by applicable Law): (A) employee number, (B) work location (by state or province), (C) job title, (D) annual base salary or hourly wage, (E) an indication of whether such individual is full-time or part-time, and (F) whether exempt or non-exempt from overtime laws. Each FC Group Entity currently classifies and has, for the past three (3) years, properly classified each of its respective employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and all other applicable wage and hour Laws and is and has been otherwise in material compliance with such Laws for the past three (3) years.

(x)	To the knowledge of the Companies, no employee of the FC Group Entities with an annual base salary in excess of $200,000 (A) has provided written notice to any FC Group Entity that they intend to terminate their employment with such FC Group Entity; (B) has informed any FC Group Entity that they received an offer to join a business that may be competitive with the Business; or (C) is bound by any confidentiality agreement, noncompetition agreement or other contract that may materially interfere with such employee’s performance of their duties or responsibilities to the FC Group entities.

(j)	Title to Assets.

(i)	Except for the Intellectual Property which is dealt with in Section 3.2(m), each FC Group Entity owns, with good and valid title thereto, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material properties and assets that are used or held for use in connection with the Business, in each case, free and clear of any Liens, other than Permitted Liens.

(ii)	Each FC Group Entity has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all tangible personal property used or held for use by it in connection with the conduct of the Business, free and clear of all Liens other than Permitted Liens. The properties and assets (whether real or personal, tangible or intangible) owned by and leased to each FC Group Entity constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently conducted and as the Business has been conducted during the periods reflected in the Financial Statements and include all of the operating assets of the Business. All tangible personal property (including machinery and equipment) owned or leased by any FC Group Entity is in reasonably good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used.

(k)	Compliance with Laws. Except as set forth on Schedule 3.2(k) of the Sellers’ Disclosure Letter, each FC Group Entity is conducting, and has at all times since December 31, 2020 conducted, its business in material compliance with all applicable Laws in each jurisdiction in which it carries on business.

(l)	Authorizations. Each FC Group Entity holds all Authorizations required to carry on its business as now conducted, other than such Authorizations, the absence of which would not be material. Such Authorizations are valid, in good standing, and in full force or effect and there are no material outstanding or, to the knowledge of the Companies, threatened, defaults, breaches, suspensions, revocations, cancellations or modifications thereof. None of the FC Group Entities has received any written notice since December 31, 2020 that any Governmental Entity has commenced, or to the knowledge of the Companies, threatened to initiate, any Action to withdraw any such Authorization. No Action is pending or, to the knowledge of the Companies, threatened, the object of which is to revoke, cancel, terminate, limit or otherwise affect any such Authorization. Each FC Group Entity is in compliance in all material respects with all of its Authorizations and is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Authorization.

(m)	Intellectual Property.

(i)	Schedule 3.2(m)(i) of the Sellers’ Disclosure Letter contains an accurate listing of all Intellectual Property that is: (i) trademark registrations and applications for the same; (ii) patents, industrial design registrations and applications therefor; (iii) copyrights registrations and applications for the same; (iv) internet domain name registrations; and (v) material social media accounts, unregistered trademarks and material unregistered copyrights; in each case, owned by or purported to be owned by the FC Group Entities in the conduct of their business on the date of this Agreement (collectively “FC Group Intellectual Property”). With respect to each item set forth on Schedule 3.2(m)(i) of the Sellers’ Disclosure Letter owned by or purported to be owned by the FC Group Entities, a FC Group Entity is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens).

(ii)	All of the FC Group Intellectual Property that is registered or subject to an application for registration is valid, enforceable, and subsisting. All filing, examination, issuance, post registration, maintenance, and renewal fees, annuities and the like in respect of any FC Group Intellectual Property which are due have been paid in full and on time, and all other steps required for the continued registration and prosecution any FC Group Intellectual Property have been taken, in any jurisdiction in which they are registered or in which applications for registration are pending.

(iii)	Except as set forth on Schedule 3.2(m)(iii) of the Sellers’ Disclosure Letter, since December 31, 2020, there is no Action pending or, to the knowledge of the Companies, threatened against any FC Group Entity to the effect that such FC Group Entity infringes, misappropriates or otherwise violates any Intellectual Property of any third party, and, except as set forth on Schedule 3.2(m)(iii) since December 31, 2020, the FC Group Entities have not received from any third party any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the FC Group Entities of the Intellectual Property of any third party.

(iv)	To the knowledge of the Companies, there is no infringement, misappropriation or violation by third parties of any Intellectual Property owned or licensed by any FC Group Entity, and there has been no written notice, charge, complaint, claim or other written assertion issued by any of the FC Group Entities alleging any infringement, misappropriation, or other violation by a third party of the Intellectual Property of any of the FC Group Entities.

(v)	No FC Group Entity is or since December 31, 2020 has been infringing, misappropriating or otherwise violating any Intellectual Property owned by third parties in any material manner.

(vi)	The IT Systems of and Intellectual Property owned or licensed by the FC Group Entities are sufficient in all material respects for the FC Group Entities’ current needs in the operation of the Business as presently conducted (subject to Ordinary Course maintenance activities and refresh cycles).

(vii)	The FC Group Entities are not in breach or default of any Material Contracts or any applicable licenses or leases relating to the IT Systems or Intellectual Property in any material respect, and there is no reasonable basis for the applicable licensors or lessors for asserting the same.

(viii)	All current and former employees, contractors and agents who have contributed to or participated in the creation, conception or development of any FC Group Intellectual Property have validly assigned all rights, title, and interest in and to such Intellectual Property to the applicable FC Group Entity. To the knowledge of the Companies, no such Person is in breach of such assignment nor is entitled to any additional consideration or remuneration therefor (beyond such consideration or remuneration for their employment or engagement). No further action, acceptance, consideration, remuneration or other act or payment by any FC Group Entity is required, desired, due or payable in order for all right, title and interest in and to any FC Group Intellectual Property to be validly assigned to the Purchaser Entities.

(ix)	Except for licenses of off-the-shelf software generally commercially available for an annual or one time license fee of no more than $30,000, all software included in FC Group Intellectual Property and IT Systems has been properly licensed from the owner of such software (or agent as appropriate) and the FC Group Entity has sufficient licenses to cover every site, seat, copy, installation, and user of all such software.

(x)	The proprietary software and IT Systems included in the FC Group Intellectual Property are (i) adequate and sufficient for, and operate and perform in all material respects in accordance with their documentation and functional and technical specifications and otherwise as required in all material respects in connection with, the operation of the Business as presently conducted consistent with past practices (subject to Ordinary Course maintenance activities and refresh cycles) and (ii) to the knowledge of the Companies, free of: (A) any critical defects, including any critical error or critical omission; and (B) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any such software (or any part thereof).

(n)	Privacy and Data Security.

(i)	The FC Group Entities and the conduct of the Business complies with and has at all times since December 31, 2020 complied with all Data Security Requirements in all material respects.

(ii)	Except as disclosed in Schedule 3.2(n)(ii) of the Sellers’ Disclosure Letter, since December 31, 2020, to the knowledge of the Companies, there have not been any material Data Breaches at the FC Group Entities. No FC Group Entity has been notified by any third-party vendor or service provider that the third-party vendor or service provider has suffered an unauthorized acquisition, access, use, loss or disclosure of or breach of security (including but not limited to ransomware) involving any Personal Information, Intellectual Property rights, or confidential information Processed by the third-party vendor or service provider on behalf of the FC Group Entity. No FC Group Entity has received notice of any action or claim by any Person or arising out of or relating to any actual or alleged Data Breach, or any written notices that any Person or Governmental Entity intends to initiate any action or claim, conduct an investigation, initiate a regulatory enforcement action or contact a Governmental Entity relating to any actual or alleged breach of any Data Security Requirements.

(iii)	Since December 31, 2020, there have been no material claims, Orders, notices, proceedings, complaints, investigations or undertakings by any Governmental Entity relating to the Processing of Personal Information by the FC Group Entities.

(iv)	The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not: (i) violate any applicable Privacy Laws, contractual obligations, terms of service, privacy policies, or industry requirements to which each FC Group Entity is subject or by which it is bound in each case in any material respect; (ii) require the Company to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party thereunder as it relates to Personal Information; (iii) under applicable Privacy Laws or privacy policies, restrict, impair, or limit the ability of the Company to collect, use, Process or disclose the Personal Information on identical terms and conditions as enjoyed immediately before the date hereof; or (iv) under applicable Privacy Laws or privacy policies, restrict, impair, or limit the ability of the Purchaser Entities to use the Personal Information for identical uses as authorized immediately before the date hereof.

(o)	Financial Statements. The Financial Statements and the Interim Financial Statements have each been prepared in accordance with ASPE applied on a basis consistent with the applicable preceding period subject to (i) the exceptions set forth in Schedule 3.2(o) of the Sellers’ Disclosure Letter and (ii) in the case of the Interim Financial Statements, the absence of footnotes (none of which, if presented, would differ materially from those presented in the Financial Statements) and normal and recurring year-end adjustments (the effect of which will not be material, either individually or in the aggregate), and each presents fairly, accurately and completely, in all material respects: (i) the financial position of the FC Group Entities, as applicable, as at the respective dates of the relevant statements, and (ii) the results of the operations and the cash flows of the FC Group Entities for the period covered by the Financial Statements and the Interim Financial Statements, as applicable. True, correct and complete copies of the Financial Statements and Interim Financial Statements have been made available to Powerfleet. Since September 30, 2023, the FC Group Entities have not made any material change in accounting or tax principles, practices or policies from those utilized in preparation of the Financial Statements. None of the FC Group Entities or Sellers has identified or has knowledge of (i) any Fraud, whether or not material, that involves any FC Group Entity or any of the FC Group Entities’ management or other employees or other Persons who have a role in the preparation of financial statements or the internal accounting controls utilized by the FC Group Entities or (ii) any claim or allegation regarding the foregoing.

(p)	No Undisclosed Material Liabilities. Except as set forth on Schedule 3.2(p) of the Sellers’ Disclosure Letter, the FC Group Entities do not have any liabilities, obligations or commitments of any nature that are required to be disclosed in financial statements under ASPE, other than (i) liabilities that are specifically reflected on and adequately accrued and reserved against in the most recent Interim Financial Statements; (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or any other agreement delivered pursuant to this Agreement; (iii) obligations or commitments incurred under Contracts in the Ordinary Course; or (iv) liabilities incurred in the Ordinary Course since the Balance Sheet Date.

(q)	Absence of Certain Changes. Since the Balance Sheet Date, (i) there has not been a Material Adverse Effect, (ii) there has not been any material loss, damage or destruction to, or any interruption in the use of, any assets of the FC Group Entities, and (iii) the FC Group Entities have conducted the Business in the Ordinary Course.

(r)	Litigation. Except as set forth on Part A of Schedule 3.2(r) of the Sellers’ Disclosure Letter, there are no, and for the last three (3) years there have not been any, Actions outstanding, pending or, to the knowledge of the Companies, threatened against, initiated by or otherwise involving any FC Group Entity (A) for an amount greater than $350,000, or (B) claiming material non-monetary relief. As at the date of this Agreement, no FC Group Entity is subject to an Order and no FC Group Entity has been subject to an Order at any time in the past three (3) years. To the knowledge of the Companies, no officer, employee, director or independent contractor appointed or employed or engaged by any FC Group Entity is subject to any Order that prohibits such officer, employee, director or independent contractor from engaging in or continuing any conduct, activity or practice relating to the Business. Except as set forth on Part B of Schedule 3.2(r) of the Sellers’ Disclosure Letter, there are no Persons holding general or special powers of attorney with respect to any FC Group Entity or the Business.

(s)	Contracts.

(i)	Schedule 3.2(s)(i) of the Sellers’ Disclosure Letter contains a complete list of the following Contracts as at the date of this Agreement (the Contracts described in this Section 3.2(s)(i), together with all exhibits and schedules thereto, being the “Material Contracts”):

(A)	any distribution, sales or advertising Contract for an amount in excess of $350,000 on an annual basis or any agency Contract;

(B)	any Contract that provides for payments to a FC Group Entity, or under which any FC Group Entity is obliged to make payments, in each case in excess of $500,000 in the aggregate per annum;

(C)	any partnership, joint venture, franchise agreement or other similar agreement relating to the Business;

(D)	any Contract under which Indebtedness in excess of $350,000 is outstanding or pursuant to which any property or asset of any FC Group Entity is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien) for an amount in excess of $350,000, or any Contract restricting the incurrence of Indebtedness by any FC Group Entity or the incurrence of Liens (other than Permitted Liens) on any properties or securities of any FC Group Entity or restricting the payment of dividends;

(E)	any Contract that purports to limit in any material respect the right of any FC Group Entity to engage in any line of business or to compete with any person or operate in any location;

(F)	any Contract that provides for volume-based discount pricing or includes a “most favored nation” provision;

(G)	any Contract granting any exclusive rights by any FC Group Entity to sell or distribute any products or services to any Person, or to purchase or acquire any products or services from any Person,

(H)	any Contract to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets of any FC Group Entity;

(I)	any written Contract of employment providing for an annual base salary in excess of $200,000;

(J)	any Contract with a Material Customer or Material Supplier;

(K)	any Contract providing for Change of Control Payments; and

(L)	any Contract providing for the sale or acquisition of, or option to sell or acquire, any property with a fair market value in excess of $350,000 in respect of which the applicable transaction has not been consummated.

(ii)	True and complete copies of each Material Contract (including all amendments, modifications, renewals, extensions and supplements relating thereto) have been made available to Powerfleet. Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by each FC Group Entity, as applicable, in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. No FC Group Entity or, to the knowledge of the Companies, any other party thereto, is in material breach or violation of, or default (in each case, with or without the giving of notice or lapse of time or both, or the happening of any other event or condition) under, any Material Contract and no FC Group Entity received or given any written notice of default under any such Material Contract. Except as set forth on Schedule 3.2(s)(ii) of the Sellers’ Disclosure Letter, the transactions contemplated by this Agreement and the other Transaction Documents will not result in or give rise to a right of termination in any Person with respect to any Material Contract. None of the FC Group Entities has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the knowledge of the Companies, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

(t)	Related Party Transactions. Except as set forth on Schedule 3.2(t) of the Sellers’ Disclosure Letter, (i) no (A) Affiliate of a FC Group Entity (including another FC Group Entity), (B) Seller, (C) Affiliate of Seller, (D) officer, director, manager, partner, trustee, shareholder, employee (or any individual in any such Person’s immediate family) of any such Affiliate of a FC Group Entity, Seller or any such Affiliate of Seller or (E) any Person with whom a FC Group Entity is not dealing at arm’s length (within the meaning of the Tax Act) (each, a “Related Person”) is a party to any Contract, indebtedness or transaction or arrangement with any FC Group Entity (other than any employment, indemnification, compensation-related Contracts, transfer pricing arrangements or other transactions or arrangements in the Ordinary Course); (ii) no Related Person owns or has any interest in any material property (whether real, personal or mixed) or right, tangible or intangible, that is used by a FC Group Entity; and (iii) to the knowledge of the Companies, no Related Person possesses, directly or indirectly, any financial interest in (except for no more than a 5% interest in the securities of a public company held for investment purposes only), or is a director, officer or employee of any Person (other than the FC Group Entities) that is a Material Supplier or Material Customer, lessor, lessee or competitor of any FC Group Entity. As of the date of the Agreement, the intercompany loan dated October 1, 2022 payable by CI USA to Complete Innovations Inc. has been repaid in full and satisfied.

(u)	Material Customers and Suppliers.

(i)	Schedule 3.2(u)(i) of the Sellers’ Disclosure Letter contains a list of the 10 largest suppliers (the “Material Suppliers”) of the Business, measured by annual expenditure by the FC Group Entities, taken as a whole, for the fiscal year ended December 31, 2023.

(ii)	Schedule 3.2(u)(ii) of the Sellers’ Disclosure Letter contains a list of (A) channel partners of the Business and (B) the 10 largest customers, whether retailers, distributors or end-users (excluding channel partners of the Business) (the “Material Customers”), of the FC Group Entities, measured by annual recurring revenue, taken as a whole, from each such customer, in each case for the fiscal year ended December 31, 2023.

(iii)	Except as set forth on Schedule 3.2(u)(iii) of the Sellers’ Disclosure Letter, since January 1, 2023 (A) no Material Supplier or Material Customer has materially adversely amended or ceased its relationship with or materially decreased the amount of business done with the FC Group Entities and (B) none of the FC Group Entities has received any written notice, or to the knowledge of the Companies, oral notice that (x) any such Material Supplier or Material Customer plans to materially adversely amend or cease its relationship with or materially decrease the amount of business done with the FC Group Entities, including as a result of the transactions contemplated by this Agreement, or (y) any Material Supplier has requested or intends to request a material increase in the prices to be paid by the FC Group Entities. There are no outstanding material disputes with any Material Supplier or Material Customer.

(iv)	Except as set forth on Schedule 3.2(u)(iv) of the Sellers’ Disclosure Letter, since January 1, 2023, there have been no Actions between any FC Group Entity, on the one hand, and a Material Customer or Material Supplier, on the other hand.

(v)	Except as set forth on Schedule 3.2(u)(v) of the Sellers’ Disclosure Letter, (i) in the past three (3) years, no written notice has been received by any FC Group Entity of any liability arising out of any injury to any individual or property as a result of the ownership, possession or use of any product designed, manufactured, distributed, sold, leased, delivered or placed into the stream of commerce by any FC Group Entity; (ii) in the past three (3) years, no written notice has been received by any FC Group Entity of any alleged or actual material failure to meet customer specifications, breach of warranty, defect or hazard in the manufacture, design, materials or workmanship or alleged or actual material failure to warn of any of the foregoing in any product designed, manufactured, distributed, sold, leased, delivered or placed into the stream of commerce by any FC Group Entity; and (iii) in the past three (3) years, there has not been any occurrence involving any product recall relating to any product designed, manufactured, distributed, sold, leased, or delivered by any FC Group Entity.

(v)	Leased Property.

(i)	Schedule 3.2(v)(i) of the Sellers’ Disclosure Letter lists each real property and/or premises currently leased (including properties subject to ground leases) or subleased by any FC Group Entity from a third party other than between or among the FC Group Entities (collectively, the “Leased Properties”) and sets forth the name of the entity holding such leasehold interest and the date of the lease (collectively, the “Lease Documents”).

(ii)	True and complete copies of all Lease Documents (including all amendments, modifications, renewals, extensions and supplements) have been made available to Powerfleet.

(iii)	Each of the FC Group Entities, and, to the knowledge of the Companies, each of the counterparties thereto, has performed in all material respects all obligations required to be performed by it under each Lease Document and no FC Group Entity is in breach or violation of, or default (in each case, with or without the giving of notice or lapse of time or both, or the happening of any other event or condition) under any of the Lease Documents and no FC Group Entity has received or given any notice of default under any such agreement which remains uncured, where such breach, violation or default, as the case may be, would be material.

(iv)	No FC Group Entity is party to, or under any agreement to become a party to, any lease with respect to real property other than the Lease Documents for the Leased Properties.

(v)	Each Lease Document is legal, valid, binding and in full force and effect and is enforceable by the respective FC Group Entity, as tenant, in accordance with its terms, subject only to any limitation under applicable Laws relating to (A) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (B) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(w)	Owned Real Property. None of the FC Group Entities owns, nor have any of the FC Group Entities owned, since the acquisition of the applicable FC Group Entity by one of the other FC Group Entities, any real property and none of the FC Group Entities is party to, or under any agreement to become party to, any agreement or option to own any real property or any interest in real property, other than the Leased Properties.

(x)	Environmental Matters.

(i)	Each FC Group Entity is conducting the Business in compliance with all applicable Environmental Laws, except where failure to do so would not reasonably be expected to be material to the Business, taken as a whole.

(ii)	None of the FC Group Entities have released any Hazardous Materials at, in, on or under any of the Leased Properties in contravention of Environmental Laws, except for any release that would not reasonably be expected to be material to the Business, taken as a whole.

(iii)	None of the FC Group Entities has received any written notice or order from any Governmental Entity to (X) alter any of the Leased Properties in a material way in order to be in compliance with Environmental Laws, or (Y) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Leased Property.

(iv)	There are no material Actions pending or, to the knowledge of the Companies, threatened against any of the FC Group Entities arising under Environmental Laws or related to Hazardous Materials.

The representations and warranties in Section 3.2(x) are the sole representations and warranties in this Agreement relating to environmental matters, including compliance with Environmental Laws and the release of Hazardous Materials.

(y)	Conduct of Business. Except as set forth on Schedule 3.2(y) of the Sellers’ Disclosure Letter, since the Balance Sheet Date, each FC Group Entity has conducted the Business in the Ordinary Course (other than Sellers’ negotiation of the matters contemplated by this Agreement), and has not:

(i)	adopted or proposed any change in any FC Group Entity’s Charter Documents or taken or authorized any action to wind up any FC Group Entity’s affairs or dissolve;

(ii)	split, combined or reclassified any shares or interests in the capital of any FC Group Entity or otherwise effected any like change in any FC Group Entity’s capitalization;

(iii)	issued, delivered, assigned, transferred, pledged, encumbered, disposed or sold, or authorize the issuance, delivery, assignment, transfer, pledge, encumbrance, disposal or sale of, any shares, interests or other securities of any FC Group Entity, or granted options, warrants, calls or other rights to purchase or otherwise acquire any shares, interests or other securities of any FC Group Entity, other than the issuance of any shares or interests by a Subsidiary to a FC Group Entity or pursuant to an exercise of Options;

(iv)	merged, amalgamated or consolidated with any other Person;

(v)	(A) increased the compensation or benefits payable or to become payable to (other than accelerating vesting of Options pursuant to the terms of the Option Plans and this Agreement), or entered into or modified any employment, severance, or similar agreements or arrangements with any director, officer, or current or former employee other than in the Ordinary Course or as required by applicable law or a written Contract; (B) entered into any collective agreement or (C) hired or made an offer to any new employee or individual independent contractor with an annual base salary or compensation in excess of $200,000;

(vi)	incurred any capital expenditures, other than (A) in the Ordinary Course (which, for certainty, includes amounts provided for in the Company’s annual budget) or (B) capital expenditures that do not exceed $350,000 individually or $700,000 in the aggregate;

(vii)	acquired (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) in the Ordinary Course, or (B) acquisitions with a purchase price that does not exceed $350,000 individually or $700,000 in the aggregate;

(viii)	sold, assigned, leased or otherwise transferred any FC Group Entity’s assets, securities, properties, interests or businesses, other than (A) in the Ordinary Course, or (B) sales, assignments, leases or other transfers with a price that does not exceed $350,000 individually or $700,000 in the aggregate;

(ix)	created, incurred, assumed, suffered to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (A) unsecured current obligations incurred in the Ordinary Course, or (B) in accordance with the Credit Agreement;

(x)	settled or compromised any litigation (A) in an amount in excess of $350,000 in the aggregate at the expense of the FC Group Entities or (B) involving material non-monetary relief against a FC Group Entity;

(xi)	made any change to the accounting methods, principles, classifications or practices currently used by the FC Group Entities, except as may be required by ASPE or applicable Laws or in the Ordinary Course;

(xii)	made or rescinded any material express or deemed election or designation relating to Taxes, or filed any material amended Tax Returns, other than in the Ordinary Course;

(xiii)	made any loans, capital contributions or advances to any Person (other than advancement of expenses and commissions to employees in the Ordinary Course);

(xiv)	sold, assigned, transferred, leased, licensed or encumbered any FC Group Intellectual Property except for non-exclusive licenses granted in the Ordinary Course, or disclosed any of its trade secrets or other material confidential information to a third party other than in the Ordinary Course pursuant to a written confidentiality agreement;

(xv)	abandoned or permitted to lapse any registered FC Group Intellectual Property;

(xvi)	(A) amended, renewed or otherwise modified, voluntarily terminated, waived any right, claim or benefit under, or accelerated any obligation or liability of any FC Group Entity under, any Material Contract, except in the Ordinary Course, or (B) entered into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xvii)	except in the Ordinary Course, (A) modified its cash management activities (including the extension of trade credit, the timing of, invoicing and collection of receivables, and the accrual and payment of payables and other current liabilities) or (B) modified the manner in which the books and records of any FC Group Entity are maintained;

(xviii)	with respect to any period for which Tax Returns are not yet required to be filed or for which Taxes are not yet due and payable, incurred liabilities for Taxes other than in the Ordinary Course; or

(xix)	agreed or committed to do any of the foregoing.

(z)	Insurance. Schedule 3.2(z) of the Sellers’ Disclosure Letter sets out a list of material insurance policies which are maintained by the FC Group Entities as at the date of this Agreement, all of which policies are in full force and effect and there is no material claim pending under such policies as to which coverage has been questioned, denied or disputed. No FC Group Entity is in material default with respect to any of the provisions contained in the insurance policies or the payment of any premiums under any insurance policy, nor has any FC Group Entity failed, since December 31, 2020 to give any notice or to present any claim under any insurance policy in a due and timely fashion, where such default would be material. There has been no material claims under such policies since December 31, 2020.

(aa)	Bank Accounts. Schedule 3.2(aa) of the Sellers’ Disclosure Letter is a correct and complete list showing the name of each bank in which any of the FC Group Entities has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, in each case, as at the date of this Agreement.

(bb)	Tax Matters.

(i)	Except as disclosed in Schedule 3.2(bb)(i) of the Sellers’ Disclosure Letter, each FC Group Entity has since December 31, 2020, prepared and filed on time and with the appropriate Governmental Entity all income and other material Tax Returns in all jurisdictions in which such Tax Returns are required by Law to be filed or to be issued by or on behalf of it in respect of any Taxes on or before the date hereof. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. For the avoidance of doubt, the Tax Return of CIH for its taxation year ending on September 30, 2023 correctly reported an amount of $12,399,196 of non-capital loss carryforward balances and the Tax Return of Complete Innovations Inc. for its taxation year ending September 30, 2023 correctly reported an amount of $82,046,087 of non-capital loss carryforward balances.

(ii)	Each FC Group Entity has since December 31, 2020, duly and timely paid all material Taxes, including all installments on account of Taxes for the current year, that are required to be paid by it (whether or not shown due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Entity).

(iii)	Each FC Group Entity has established reserves that are reflected on the Financial Statements in accordance with ASPE that are adequate for the payment by each FC Group Entity of all Taxes that are not yet due and payable and that relate to the periods covered thereby.

(iv)	There are no outstanding agreements, arrangements, waivers or objections extending the statutory limitations period or providing for an extension of time with respect to the assessment or reassessment of Taxes of any FC Group Entity or the filing of any Tax Return by, or any payment of Taxes by, any FC Group Entity, nor is there any outstanding request for any such agreement, waiver, objection or arrangement.

(v)	No audit or other proceeding by any Governmental Entity (including, for greater certainty, a reassessment) is, to the knowledge of the Companies, pending or, threatened with respect to any Taxes due from or with respect to any FC Group Entity, and no Governmental Entity has given written notice of any intention to assert any deficiency or claim for additional Taxes against any FC Group Entity. There are no matters under discussion, audit or appeal related to a FC Group Entity with any Governmental Entity relating to Taxes.

(vi)	No FC Group Entity has requested, received or entered into any advance income tax ruling or advance pricing agreements with any Governmental Entity in respect of any tax period for which a tax assessment or reassessment may still be issued by a Governmental Entity.

(vii)	Each FC Group Entity required by applicable Law to be registered under a jurisdiction’s valued-added or sales tax Law is duly registered under such Law. Each FC Group Entity has timely collected, paid and remitted to the appropriate Governmental Entity when required by Law to do so, all amounts required to be collected, deemed to have been collected by it or that should have been collected or paid on account of all Taxes and, where applicable, under any similar provincial or other jurisdictions’ value-added or sales tax Law. All input tax credits claimed by each FC Group Entity for a jurisdiction’s valued-added or sales tax Law were properly and correctly calculated and documented in accordance with applicable Law.

(viii)	There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the FC Group Entities.

(ix)	Each FC Group Entity has since December 31, 2020, withheld from each payment made to any of its present or former employees, officers, directors, and other third parties, all amounts required by applicable Law and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. Each FC Group Entity has since December 31, 2020, charged, collected and remitted on a timely basis all Taxes as required by applicable Law on any sale, supply or delivery whatsoever, made by it.

(x)	There are no circumstances which exist and could result in, or have existed and resulted in, the application of any of sections 18(4), 67, 78, 79, 79.1 or 80 to 80.04, inclusive, of the Tax Act (or any similar provision under any applicable Law) to any FC Group Entity.

(xi)	No FC Group Entity has claimed a reserve or deduction (other than a reserve or deduction that is reflected as a reduction in Actual Closing Working Capital or Actual Closing Indebtedness) in respect of any amount in computing its income in a taxation year for any Pre-Closing Tax Period which amount may be included in the income of such FC Group Entity for a taxation year ending after the Closing Date.

(xii)	No FC Group Entity has undertaken any “reportable transactions” as defined in section 237.3 of the Tax Act or “notifiable transactions” as defined in section 237.4 of the Tax Act or any similar successor provisions or any transaction that is reportable or notifiable under any applicable analogous provisions of provincial or territorial law.

(xiii)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between each FC Group Entity and any Person that is not dealing at arm’s length with any FC Group Entity do not differ from those that would have been made between Persons dealing at arm’s length (for purposes of the Tax Act or with analogous concepts under any other applicable Law).

(xiv)	No FC Group Entity has acquired property from a Person not dealing at “arm’s length” (within the meaning of the Tax Act) with a FC Group Entity for consideration, the value of which is less than the fair market value of the property, in circumstances which could subject it to a liability under section 160 of the Tax Act.

(xv)	No FC Group Entity has made (i) a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its “capital dividend account” at the time of such election, or (ii) an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital.

(xvi)	All Tax credits (including scientific research and experimental development tax credits under the Tax Act and any other provincial or other jurisdiction Law) claimed by any FC Group Entity were claimed in accordance with the Tax Act and any other relevant Law and each FC Group Entity has satisfied at all times the relevant criteria and conditions entitling it to such Tax credits. All refunds of Tax credits received or receivable by each FC Group Entity were claimed in accordance with the Tax Act, and any other relevant Law and each FC Group Entity has satisfied at all times the relevant criteria and conditions entitling it to a refund of such Tax credits.

(xvii)	No claim has ever been made by any Governmental Entity in a jurisdiction in which any FC Group Entity does not file Tax Returns that the FC Group Entity is or may be subject to taxation by that jurisdiction.

(xviii)	None of the Purchased Securities are “taxable Canadian property” of the Sellers for purposes of the Tax Act.

(xix)	Certain US Tax Matters. Except as set forth on Schedule 3.2(bb)(xix) of the Sellers’ Disclosure Letter:

(A)	None of the Non-US FC Group Entities is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, or a “domestic corporation” as defined in Section 7701 of the Code, including pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder.

(B)	None of the FC Group Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 or Section 361 of the Code.

(C)	None of the FC Group Entities has been a party to any transaction that is a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(D)	Each FC Group Entity is properly classified for U.S. federal income tax purposes as set forth in Schedule 3.2(bb)(xix) of the Sellers’ Disclosure Letter.

(E)	None of the US FC Group Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, on or prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Laws) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Laws), or (vi) an election under Section 965(h) of the Code.

(F)	None of the US FC Group Entities has ever been a member of a consolidated, combined or unitary Tax group (other than such a group comprised solely of the US FC Group Entities), and none of the US FC Group Entities has any liability for Taxes of any other Person (other than Taxes of the US FC Group Entities) in accordance with Treasury Regulation Section 1.1502-6 (or any similar provision of non-US, state or local Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the ordinary course of business and the principal subject matter of which is not Taxes). No act or transaction has been effected in consequence of which the US FC Group Entities are liable for any Tax primarily chargeable against some other Person.

(G)	None of the US FC Group Entities, to the knowledge of the Companies, has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(H)	None of the US FC Group Entities has, to the knowledge of the Companies, engaged in a transaction or agreed to make any payment governed by Section 267A of the Code.

(I)	None of the US FC Group Entities has any unpaid deferred payroll Taxes or claimed any other Tax benefit or relief pursuant to the CARES Act.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.2(bb) are the sole and exclusive representations and warranties of the FC Group Entities and the Sellers relating to Tax matters, and nothing in this Agreement is or shall be construed as a representation or warranty with respect to the amount, useability, value or condition of, or any limitations on, any net operating losses, net capital losses, loss carryforwards, research and development, research and experimentation, investment, foreign or other Tax credits, cost amount or similar Tax assets and attributes, or the ability of Powerfleet or any of its Affiliates to utilize such Tax assets or attributes after the Closing.

(cc)	Anti-Corruption and Sanctions.

(i)	No FC Group Entity, nor any of their directors, officers, employees, or, to knowledge of the Companies, agents or consultants:

(A)	has, in the course of its actions for, or on behalf of, a FC Group Entity (I) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (II) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (III) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), Part IV of the Criminal Code (Canada), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (IV) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”), the United Nations Act (Canada) or other similar Laws of other jurisdictions, or (V) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which a FC Group Entity is subject;

(B)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, US or other foreign Laws;

(C)	is a Sanctioned Person or otherwise a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, US or other foreign Laws; or

(D)	has directly or, to the knowledge of the Companies, indirectly, engaged in any business with or involving any Sanctioned Person, Sanctioned Country, or Person with whom, or in any country in which, it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law.

(ii)	The FC Group Entities have adopted, implemented, and maintain a written policy sufficient to materially comply with CFPOA, FCPA, SEMA and FACFOA and has complied with the terms of such policy.

(dd)	No Brokers. Except as set forth on Schedule 3.2(dd) of the Sellers’ Disclosure Letter, no broker, finder or investment banker or other Person is directly or indirectly entitled to receive from any of the FC Group Entities any brokerage, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with the transactions contemplated by this Agreement.

(ee)	Accounts Receivable. All material accounts receivable are, and as of the Closing will be, valid and existing accounts receivable acquired or arising from the performance of services, bona fide sales and delivery of goods and other business transactions in the ordinary course of business, subject to any reserves against accounts receivable reflected on the face of the Financial Statements. There are no material disputes or rights of setoff with respect to any of the accounts receivable that have not been reserved for on the Financial Statements. The FC Group Entities have not engaged in any efforts outside the Ordinary Course to accelerate the collection of any accounts receivable or any activity that reasonably could be expected to result in sales of a product with payment terms longer than terms customarily offered by any FC Group Entity for such product.

3.3	Sellers’ Disclosure Letter.

Contemporaneously with the execution and delivery of this Agreement, Sellers are delivering to the Purchaser Entities the Sellers’ Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF POWERFLEET

4.1	Representations and Warranties of Powerfleet.

Powerfleet represents and warrants to and in favour of Sellers, solely with respect to Sections 4.1(a) through (m), and to Golden Eagle LP, solely for the benefit of the OTPP Partner, with respect to Sections 4.1(n) through (nn), and acknowledges that Sellers, solely with respect to Sections 4.1(a) through (m), and Golden Eagle LP (solely on behalf of the OTPP Partner), with respect to Sections 4.1(n) through (nn), are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Formation and Qualification of Powerfleet. Powerfleet is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has not been discontinued or dissolved under such Laws, and has all requisite power to enter into and perform its obligations under this Agreement.

(b)	Formation and Qualification of Powerfleet Subsidiaries. Each Subsidiary of Powerfleet is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has not been discontinued or dissolved under such Laws.

(c)	No Insolvency. Powerfleet is not insolvent and no proceedings have been taken or authorized by Powerfleet, or, to the knowledge of Powerfleet, by any other Person, with respect to the bankruptcy or insolvency of Powerfleet or with respect to any future amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, Powerfleet nor, to the knowledge of Powerfleet, have any such proceedings been threatened by any other Person.

(d)	Validity of Agreement. The execution, delivery and performance by Powerfleet of this Agreement and the consummation of the transactions contemplated by this Agreement:

(i)	have been duly authorized by all necessary corporate action on the part of Powerfleet (and for the avoidance of doubt no approval of Powerfleet’s shareholders is required for it to complete the Equity Financing and/or the transactions contemplated by this Agreement, including the issuance of the Consideration Shares);

(ii)	do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, result in the acceleration of, or allow any other Person to exercise any rights under, any terms or provisions of the Charter Documents of Powerfleet; and

(iii)	do not violate, and will not result in the violation of, any applicable Law.

(e)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Powerfleet, enforceable against Powerfleet in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(f)	Litigation and Orders. There are no Actions or Orders existing, pending, or to Powerfleet’s knowledge, threatened against Powerfleet, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(g)	Required Authorizations. Except as set forth on Schedule 4.1(g) of Powerfleet’s Disclosure Letter, no filing with, notice to or Authorization of, any Governmental Entity or any third Person is required on the part of Powerfleet as a condition to the lawful completion of the transactions contemplated by this Agreement, including in respect of the Financing.

(h)	Powerfleet Financing.

(i)	As of the date hereof, (A) Powerfleet has executed the Subscription Agreement and (B) Powerfleet is party to and has accepted a fully executed debt commitment letter, dated as of the date hereof (including all exhibits and annexes thereto and as amended or replaced from time to time after the date hereof in compliance with the terms thereof and Section 5.3, the “Debt Commitment Letter” and, together with the Subscription Agreement, the “Financing Documents”), between Powerfleet, on the one hand, and the Debt Financing Sources party thereto, on the other hand, pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein, as permitted by Section 5.3 to be amended, modified or replaced and any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance with Section 5.3(d) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). There are no conditions to the Financing other than those set forth in the Financing Documents.

(ii)	Powerfleet has delivered to Sellers true, correct and complete copies of each of the Financing Documents as in effect on the date hereof and has also delivered to Sellers a true, correct and complete copy of any fee letter related to the Debt Commitment Letter as in effect on the date hereof, subject to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that would not in any event adversely affect the availability, conditionality, enforceability or amount of the Debt Financing on the Closing Date. As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing Documents.

(iii)	As of the date hereof, each Financing Document (A) is in full force and effect and (B) constitutes the legal, valid and binding obligation of Powerfleet and, to the knowledge of Powerfleet, all other parties thereto, enforceable in accordance with its terms against Powerfleet and, to the knowledge of Powerfleet, all other parties thereto. As of the date hereof, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach or failure to satisfy a condition by Powerfleet, or to the knowledge of Powerfleet, all other parties thereto, under the terms and conditions of the Financing Documents and Powerfleet will pay in full any such amounts due on or before Closing. Powerfleet has paid in full any and all commitment fees or other fees required to be paid by it on or prior to the date hereof pursuant to the terms of the Financing Documents. As of the date hereof, the Financing Documents have not been modified, amended or altered and no commitment under the Financing Documents has been withdrawn or rescinded in any respect, and, to the knowledge of Powerfleet, no withdrawal or rescission thereof is contemplated, other than, in each case, in compliance with the requirements of Section 5.3 following the date hereof.

(iv)	Assuming the satisfaction of the conditions to Closing set forth in Article 6, the accuracy of the representations and warranties set forth in Article 3 of this Agreement and the performance by Sellers of their respective obligations under this Agreement, as of the date hereof, (A) Powerfleet has no reason to believe that it will be unable to satisfy the conditions to be satisfied by it in the Financing Documents on the Closing Date or that the Financing will not be made available to it at the Closing and (B) the aggregate amount of the Financing, if and when funded in accordance with the Financing Documents, will provide Powerfleet with cash proceeds on the Closing Date sufficient, when taken together with the Equity Financing and unrestricted cash on hand, to fulfill all of Powerfleet’s payment obligations hereunder on the Closing Date and to pay all fees and expenses required to be paid in connection with the Debt Commitment Letter.

(i)	No Brokers. Except as set forth on Schedule 4.1(i) of Powerfleet’s Disclosure Letter, no broker, finder or investment banker or other Person is directly or indirectly entitled to receive from Powerfleet or its Affiliates any brokerage, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with the transactions contemplated by this Agreement.

(j)	No Offering Memorandum; Purchase for Own Account. Powerfleet acknowledges and agrees that the CIP is not, and shall be deemed not to be, an “offering memorandum” within the meaning of the Securities Act (Ontario) or any other Laws. Powerfleet is acquiring the Purchased Securities for its own account and not with a view to their distribution.

(k)	No Reliance. Powerfleet acknowledges and agrees that it has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, prospects and condition (financial or otherwise) of each of the FC Group Entities and the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the FC Group Entities and the Business for such purpose. In making the determination to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Powerfleet has relied solely on the results of its own independent investigation and the express representations and warranties in Article 3 of this Agreement (as qualified by the Sellers’ Disclosure Letter), and has not relied, is not relying and will not rely on any other representation or warranty of any Seller, the FC Group Entities or any of their related parties, express or implied, at law or in equity, statutory or otherwise, with respect to (i) any Seller or any FC Group Entity, (ii) their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), merchantability, suitability, including with respect to fitness for a particular purpose of any assets, the nature or extent of any liabilities and the effective or the success of any operations, (iii) the transactions contemplated by this Agreement, (iv) the accuracy or completeness of any information regarding any of the foregoing, or (v) any such other representations or warranties including with respect to (A) any confidential information memorandum, management presentation, projections, budgets, forward-looking statements, forecasts or business plans or any other information, document or material made available to Powerfleet, its Affiliates or any of their respective Representatives in the Data Room, any management presentations or any in any other form, and (B) any Person providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3 of this Agreement.

(l)	Investment Canada Act. Powerfleet is not a “state-owned enterprise” and is a “trade agreement investor” or a “WTO investor” for purposes of the Investment Canada Act as defined therein.

(m)	HSR Act. Powerfleet is not allocating more than U.S. $119.5 million of the Purchase Price to US Holdco.

(n)	Consideration Shares Not of a USRPHC. The Consideration Shares are not shares of a “USRPHC”, as defined in Section 897(c) of the Code.

(o)	Reporting Company. Powerfleet is subject to the reporting requirements of the Exchange Act. Except as set forth on Schedule 4.1(o) of Powerfleet’s Disclosure Letter, Powerfleet has timely filed all reports, schedules, forms, statements and other documents required to be filed by Powerfleet under the Exchange Act for the last three (3) years (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, but not including such materials, exhibits and documents furnished but not filed, being collectively referred to herein as the “SEC Reports”). The SEC Reports (i) as of the time they were filed (or if subsequently amended, when amended, and as of the date hereof), complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if subsequently amended or superseded by an amendment or other filing, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading. There are no material outstanding or unresolved comments in the comment letters from the staff of the Division of Corporation Finance of the Commission or with respect to any of the SEC Reports as of the date hereof.

(p)	Capitalization; Registration Rights. As of the date hereof, the authorized capital stock of Powerfleet is 175,150,000 shares, consisting of 175,000,000 Powerfleet Shares and 150,000 shares of preferred stock, $0.01 par value per share. As of September 12, 2024, 107,578,010 Powerfleet Shares and no shares preferred stock were issued and outstanding. The foregoing represents all of the issued and outstanding capital stock of Powerfleet as of the date hereof. All of the issued and outstanding shares of capital stock of Powerfleet are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing, and the holders thereof are not subject to personal liability by reason of being such holders; the Consideration Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the holders thereof will not be subject to personal liability by reason of being such holders; and the capital stock of Powerfleet, including the Consideration Shares, conforms in all material respects to the description thereof in the SEC Reports. Except as otherwise stated in the SEC Reports, there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, any of the Consideration Shares pursuant to Powerfleet’s charter, bylaws or any agreement or other instrument to which Powerfleet or any of its Subsidiaries is a party or by which Powerfleet or any of its Subsidiaries is bound and the issuance and sale of Consideration Shares as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any shares of common stock or other securities of Powerfleet except as described in this Agreement. All of the issued and outstanding shares of capital stock of each of Powerfleet’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise described in the SEC Reports, Powerfleet owns of record and beneficially, free and clear of any security interests, claims, liens or other encumbrances, all of the issued and outstanding shares of such stock, except for such security interests, claims, liens or other encumbrances that would not, individually or in the aggregate, have a Powerfleet Material Adverse Effect.

(q)	Accountants. Ernst & Young LLP, who has expressed its opinion with respect to the consolidated financial statements contained in Powerfleet’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, were Powerfleet’s registered independent public accountants as of the date of filing of such Annual Report on Form 10-K as required by the Securities Act and by the rules of the Public Accounting Oversight Board. Deloitte & Touche is Powerfleet’s current registered independent public accounting firm.

(r)	Financial Statements. Except as disclosed in the SEC Reports, the consolidated financial statements of Powerfleet, together with the related notes, set forth in the SEC Reports comply in all material respects with the requirements of the Exchange Act, the Securities Act and fairly present in all material respects the financial condition of Powerfleet and its consolidated Subsidiaries as of the dates indicated and the results of operations, cash flows and changes in stockholders’ equity for the periods therein specified. The financial statements of Powerfleet, together with the related notes, set forth in the SEC Reports are in conformity in all material respects with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods involved. All non-GAAP financial information included in the SEC Reports complies in all material respects with the applicable requirements of Regulation G and Item 10 of Regulation S-K under the Securities Act. There is no pro forma or as adjusted financial information which is required to be included in the SEC Reports or a document incorporated by reference therein in accordance with Regulation S-X which has not been included or incorporated as so required. Except as disclosed in the SEC Reports, there are no material off-balance sheet arrangements (as defined in Regulation S-K, Item 303(a)(4)(ii)) or any other relationships with unconsolidated entities or other persons, that may have a material current or, to Powerfleet’s knowledge, material future effect on Powerfleet’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses. No other financial statements or schedules are required to be included or incorporated by reference in SEC Reports.

(s)	Restated Financial Statements. The restated financial statements of Powerfleet for the fiscal years ended December 31, 2021 and 2022, and for each of the interim periods during the 2022 and 2023 fiscal years, together with the related notes (the “Restated Financial Statements”), set forth in the SEC Reports comply in all material respects with the requirements of the Exchange Act and the Securities Act, and fairly present in all material respects the financial condition of Powerfleet and its consolidated Subsidiaries as of the dates indicated and the results of operations, cash flows and changes in stockholders’ equity for the periods therein specified. The Restated Financial Statements are in conformity in all material respects with GAAP consistently applied throughout the periods involved.

(t)	Contracts. The material contracts to which Powerfleet is a party that are filed pursuant to the Securities Act or the Exchange Act with the Commission by Powerfleet have been duly and validly authorized, executed and delivered by Powerfleet and constitute the legal, valid and binding agreements of Powerfleet, enforceable by and against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution may be limited by applicable law and the public policy underlying such laws.

(u)	Labour Matters. Except as set forth on Schedule 4.1(u) of Powerfleet’s Disclosure Letter, no labour problem or dispute with the employees of Powerfleet or any of its Subsidiaries exists or is threatened or imminent, and Powerfleet is not aware of any existing or imminent labor disturbance by the employees of any of it or its Subsidiaries’ principal suppliers, contractors or customers, that would have a Powerfleet Material Adverse Effect.

(v)	Ownership of Assets. Powerfleet and its Subsidiaries have good and marketable title to all property (whether real or personal) described in the SEC Reports as being owned by them, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in the SEC Reports or would not, individually or in the aggregate, have a Powerfleet Material Adverse Effect. The property held under lease by Powerfleet and its Subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of Powerfleet or its Subsidiaries.

(w)	No Powerfleet Material Adverse Effect. Since December 31, 2023, and except as described in the SEC Reports, neither Powerfleet nor any of its Subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock (other than a change in the number of outstanding shares of common stock due to the issuance of shares upon the exercise of outstanding options or warrants or conversion of convertible securities, or due to the issuance of shares of common stock to employees, independent contractors or directors in satisfaction of their compensation for their service), or any material change in the short-term or long-term debt (other than as a result of the conversion of convertible securities), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of Powerfleet or any of its Subsidiaries, or any Powerfleet Material Adverse Effect or any development which would reasonably be expected to result in any Powerfleet Material Adverse Effect.

(x)	Compliance with Laws. Except as set forth on Schedule 4.1(x) of Powerfleet’s Disclosure Letter, Powerfleet and each of its Subsidiaries holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Entity or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and neither Powerfleet nor any of its Subsidiaries has received written notice of any revocation or modification of any such franchise, grant, authorization, license, permit, easement, consent, certification or order or has reason to believe that any such franchise, grant, authorization, license, permit, easement, consent, certification or order will not be renewed in the ordinary course; and Powerfleet and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except in each case as would not have or reasonably be expected to result in a Powerfleet Material Adverse Effect. Powerfleet and each of its Subsidiaries is operating in compliance with all laws pertaining to the transmission of funds, including the laws of the United States, any U.S. state or territory or any foreign jurisdiction in which Powerfleet or any of its Subsidiaries conducts business, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a Powerfleet Material Adverse Effect.

(y)	Intellectual Property. Powerfleet and each of its Subsidiaries owns, possesses, or, to the knowledge of Powerfleet, can acquire on reasonable terms, all material Intellectual Property necessary for the conduct of Powerfleet’s and its Subsidiaries’ business as now conducted or as described in the SEC Reports to be conducted. Except as set forth on Schedule 4.1(y) of Powerfleet’s Disclosure Letter, (i) to the knowledge of Powerfleet, and except as described in the SEC Reports, there is no infringement, misappropriation or violation by third parties of any such material Intellectual Property; (ii) there is no pending or, to the knowledge of Powerfleet, threatened, action, suit, proceeding or claim by others challenging Powerfleet’s or any of its Subsidiaries’ rights in or to any such material Intellectual Property; (iii) the material Intellectual Property owned by Powerfleet and its Subsidiaries, and to the knowledge of Powerfleet, the material Intellectual Property licensed to Powerfleet and its Subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the knowledge of Powerfleet, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (iv) there is no pending or, to the knowledge of Powerfleet, threatened action, suit, proceeding or claim by others that Powerfleet or any of its Subsidiaries infringes, misappropriates or otherwise violates any material Intellectual Property or other proprietary rights of others and neither Powerfleet or any of its Subsidiaries has received any written notice of such claim; and (v) to Powerfleet’s knowledge, no employee of Powerfleet or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Powerfleet or any of its Subsidiaries or actions undertaken by the employee while employed with Powerfleet or any of its Subsidiaries, except as such violation would not, individually or in the aggregate, result in a Powerfleet Material Adverse Effect.

(z)	Taxes. Except as set forth on Schedule 4.1(z) of Powerfleet’s Disclosure Letter, Powerfleet and its Subsidiaries have timely filed all federal, state, local and foreign income Tax Returns required to be filed (except in any case in which the failure to so file would not, individually or in the aggregate, have a Powerfleet Material Adverse Effect) and are not in default in the payment of any Taxes which were payable pursuant to said Tax Returns or any assessments with respect thereto, other than any which Powerfleet or any of its Subsidiaries is contesting in good faith, or to the extent such default would not, individually or in the aggregate, have a Powerfleet Material Adverse Effect. Except as set forth on Schedule 4.1(z) of Powerfleet’s Disclosure Letter, there is no pending dispute with any taxing authority relating to any of such Tax Returns, and Powerfleet has no knowledge of any proposed liability for any Tax to be imposed upon the properties or assets of Powerfleet or any of its Subsidiaries for which there is not an adequate reserve reflected in Powerfleet’s financial statements included in the SEC Reports.

(aa)	Governmental Permits. Except as would not reasonably be expected to cause, individually or in the aggregate, a Powerfleet Material Adverse Effect, (i) Powerfleet and each of its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental body that are necessary to conduct of the business immediately following the Closing on substantially the same basis as currently conducted (collectively, the “Governmental Permits”); (ii) Powerfleet and each of its Subsidiaries have complied in all respects with the terms and conditions of the Governmental Permits and (iii) all Governmental Permits are in full force and effect.

(bb)	Investment Company. Powerfleet is not and, after giving effect to the offering and sale of the Consideration Shares contemplated by this Agreement, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(cc)	Insurance. Powerfleet and each of its Subsidiaries carries, or is covered by, insurance from reputable insurers in such amounts and covering such risks as is customary and prudent for the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring Powerfleet or any of its Subsidiaries or its business, assets, employees, officers and directors are in full force and effect; Powerfleet and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no claims by Powerfleet or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither Powerfleet nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and neither Powerfleet nor any of its Subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Powerfleet Material Adverse Effect.

(dd)	No Market Stabilization or Manipulation. Neither Powerfleet nor, to Powerfleet’s knowledge, any person acting on its behalf has taken or will take, directly or indirectly, any action designed to or which would reasonably be expected to cause or result in, or which has constituted, the stabilization or manipulation of the price of any security of Powerfleet to facilitate the sale or resale of Powerfleet’s common stock.

(ee)	Related Party Transactions. No transaction has occurred between or among Powerfleet, on the one hand, and any of Powerfleet’s officers, directors or five percent or greater stockholders or any Affiliate or Affiliates of any such officer, director or five percent or greater stockholders, on the other hand, that is required to be described that is not so described in the SEC Reports. Powerfleet has not, directly or indirectly, extended or maintained credit, or arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers in violation of applicable laws, including Section 402 of the Sarbanes-Oxley Act.

(ff)	Compliance with Occupational Laws. Powerfleet and each of its Subsidiaries (i) is in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws, rules, regulations, treaties, statutes and codes promulgated by any and all Governmental Entities (including pursuant to the Occupational Safety and Health Act of 1970) relating to the protection of human health and safety in the workplace (“Occupational Laws”); (ii) has received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct its business as currently conducted; and (iii) is in compliance, in all material respects, with all terms and conditions of such permit, license or approval. Except as set forth on Schedule 4.1(ff) of Powerfleet’s Disclosure Letter, no action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to Powerfleet’s knowledge, threatened against Powerfleet or any of its Subsidiaries relating to Occupational Laws, and Powerfleet does not have knowledge of any facts, circumstances or developments relating to its operations that would reasonably be expected to form the basis for or give rise to such actions, suits, investigations or proceedings, except in each case as would not reasonably be expected to result in a Powerfleet Material Adverse Effect.

(gg)	Continued Business.

(i)	No supplier, customer, distributor or sales agent of Powerfleet has notified Powerfleet that it intends to discontinue or decrease the rate of business done with Powerfleet, except where such discontinuance or decrease is not reasonably likely to result in a Powerfleet Material Adverse Effect.

(hh)	Exchange Listing and Exchange Act Registration.

(i)	The Consideration Shares are registered pursuant to Section 12(b) of the Exchange Act and are approved for listing on the Nasdaq.

(ii)	Powerfleet has taken no action designed to, or likely to have the effect of, terminating the registration of the common stock under the Exchange Act or delisting the common stock from the Nasdaq or the Johannesburg Stock Exchange nor has Powerfleet received any notification that the Commission, the Nasdaq or the Johannesburg Stock Exchange is contemplating terminating such registration or listing. The issuance of the Consideration Shares does not contravene the rules and regulations of the Nasdaq Stock Market or the Johannesburg Stock Exchange. The Company hereby agrees to use its best efforts to maintain the listing or quotation of its common stock on the Nasdaq Stock Market or such other national securities exchange on which the common stock is then listed.

(ii)	Internal Controls. Except as disclosed in the SEC Reports, Powerfleet and its Subsidiaries maintain an effective system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The change in the accounting treatment of the preferred stock as described in the SEC Reports did not adversely impact the cash flows, total assets and total liabilities reported in Powerfleet’s financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 and for each of the interim periods during the 2022 and 2023 fiscal years. Except as disclosed in the SEC Reports, Powerfleet’s internal control over financial reporting is effective and none of Powerfleet, its board of directors and audit committee is aware of any “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of Powerfleet or its Subsidiaries who have a significant role in Powerfleet’s internal control; and since the end of the latest audited fiscal year, there has been no change in Powerfleet’s internal control over financial reporting (whether or not remediated) that has materially adversely affected, or is reasonably likely to materially adversely affect, Powerfleet’s internal control over financial reporting. Powerfleet’s board of directors has, subject to the exceptions, cure periods and the phase-in periods specified in the applicable stock exchange rules (“Exchange Rules”), validly appointed an audit committee to oversee internal accounting controls whose composition satisfies the applicable requirements of the Exchange Rules and Powerfleet’s board of directors and/or the audit committee has adopted a charter that satisfies the requirements of the Exchange Rules.

(jj)	Disclosure Controls. Except as disclosed in the SEC Reports, Powerfleet maintains an effective system of disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by Powerfleet in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to Powerfleet’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(kk)	Anti-Bribery and Anti-Money Laundering Laws. Each of Powerfleet, its Subsidiaries and, to Powerfleet’s knowledge, its Affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, its participation in the offering will not violate, and Powerfleet and each of its Subsidiaries has instituted and maintains policies and procedures designed to ensure continued compliance with, each of the following laws: (i) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (ii) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code Section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(ll)	OFAC.

(i)	Neither Powerfleet nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to Powerfleet’s knowledge, any agent, Affiliate or representative of Powerfleet or its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(A)	a Sanctioned Person, nor

(B)	located, organized or resident in a Sanctioned Country.

(ii)	Neither Powerfleet nor any of its Subsidiaries will, directly or indirectly, use the proceeds, if any, from the issuance of the Consideration Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity:

(A)	to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Person; or

(B)	in any other manner that will result in a violation of sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(mm)	[Reserved].

(nn)	Compliance with Environmental Laws. Except as disclosed in the SEC Reports, neither Powerfleet nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any Governmental Entity relating to Environmental Laws, owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate, have a Powerfleet Material Adverse Effect; and Powerfleet is not aware of any pending investigation which would lead to such a claim. Neither Powerfleet nor any of its Subsidiaries anticipates incurring any material capital expenditures relating to compliance with Environmental Laws.

(oo)	Cybersecurity. (i) There has been no material security breach or incident, unauthorized access or disclosure, or other compromise of or relating to Powerfleet’s or its Subsidiaries’ IT Systems; (ii) neither Powerfleet nor its Subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any material security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems; and (iii) Powerfleet and its Subsidiaries have implemented commercially reasonable controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems. Powerfleet and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of IT Systems and to the protection of such IT Systems from unauthorized use, access, misappropriation or modification.

(pp)	Compliance with Data Privacy Laws. Powerfleet and its Subsidiaries are in material compliance with all applicable state and federal data privacy and security laws and regulations regarding the Processing of Personal Information, including the California Consumer Privacy Act and any other state laws regarding Personal Information, the European Union General Data Protection Regulation (EU 2016/679), and the UK General Data Protection Regulation (collectively, the “Powerfleet Privacy Laws”). Powerfleet and its Subsidiaries have in place and take all reasonable steps necessary to materially comply with their policies, procedures, statements and representations relating to data privacy and security, and the Processing of Personal Information (the “Privacy Statements”). To Powerfleet’s knowledge, Powerfleet and its Subsidiaries have provided an accurate notice of its Privacy Statements to its customers, employees, third party vendors and representatives. Powerfleet and its Subsidiaries have reasonably made all disclosures to users and customers required by applicable Powerfleet Privacy Laws and regulatory rules or requirements, and, to Powerfleet’s knowledge, none of such disclosures made or contained in any Privacy Statement have been inaccurate, misleading, incomplete or in material violation of any Powerfleet Privacy Laws. To Powerfleet’s knowledge, the execution, delivery and performance of this Agreement, the Financing Documents or any other agreement referred to in this Agreement, the Financing Documents and any transactions or Processing known or contemplated after the execution of this Agreement, will not result in a breach or violation of any agreement, Powerfleet Privacy Laws or Privacy Statements, or require any additional notices, consents, licenses or permissions. Powerfleet further certifies that, within the twelve (12) months prior to the date of this Agreement, neither it nor any Subsidiary: (i) has received written notice of any actual or potential claim, complaint, proceeding, regulatory proceeding or liability under or relating to, or actual or potential violation of, any of Powerfleet Privacy Laws, contracts related to the Processing of Personal Information or Privacy Statements, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or is a part of any investigation, remediation, or other corrective action pursuant to any Powerfleet Privacy Law or contract; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Powerfleet Privacy Law.

4.2	Representations and Warranties of Canadian SPV.

Canadian SPV represents and warrants to and in favour of Sellers as follows and acknowledges that Sellers are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Formation and Qualification of Canadian SPV. Canadian SPV is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has not been discontinued or dissolved under such Laws, and has all requisite power to enter into and perform its obligations under this Agreement.

(b)	No Subsidiaries. The Canadian SPV has no Subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Person.

(c)	No Insolvency. Canadian SPV is not insolvent and no proceedings have been taken or authorized by Canadian SPV, or, to the knowledge of Canadian SPV, by any other Person, with respect to the bankruptcy or insolvency of Canadian SPV or with respect to any future amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, Canadian SPV nor, to the knowledge of Canadian SPV, have any such proceedings been threatened by any other Person.

(d)	Validity of Agreement. The execution, delivery and performance by Canadian SPV of this Agreement and the consummation of the transactions contemplated by this Agreement:

(i)	have been duly authorized by all necessary corporate action on the part of Canadian SPV;

(ii)	do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, result in the acceleration of, or allow any other Person to exercise any rights under, any terms or provisions of the Charter Documents of Canadian SPV; and

(iii)	do not violate, and will not result in the violation of, any applicable Law.

(e)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Canadian SPV, enforceable against Canadian SPV in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(f)	Litigation and Orders. There are no Actions or Orders existing, pending, or to Canadian SPV’s knowledge, threatened against Canadian SPV, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(g)	Required Authorizations. No filing with, notice to or Authorization of, any Governmental Entity or any third Person is required on the part of Canadian SPV as a condition to the lawful completion of the transactions contemplated by this Agreement.

(h)	Canadian SPV Financing. Assuming the satisfaction of the conditions to Closing set forth in Article 6, the accuracy of the representations and warranties set forth in Article 3 and the performance by Sellers of their respective obligations under this Agreement as of the date hereof, (A) Canadian SPV has no reason to believe that it will be unable to satisfy the conditions to be satisfied by it in the Financing Documents on the Closing Date or that the Financing will not be made available to it at the Closing and (B) the aggregate amount of the Financing, if and when funded in accordance with the Financing Documents, will provide Canadian SPV with cash proceeds on the Closing Date sufficient, when taken together with the Equity Financing and unrestricted cash on hand, to fulfill all of Canadian SPV’s payment obligations hereunder on the Closing Date and to pay all fees and expenses required to be paid in connection with the Debt Commitment Letter.

(i)	No Brokers. Except as set forth on Schedule 4.2(i) of Powerfleet’s Disclosure Letter, no broker, finder or investment banker or other Person is directly or indirectly entitled to receive from Canadian SPV or its Affiliates any brokerage, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with the transactions contemplated by this Agreement.

4.3	Powerfleet’s Disclosure Letter.

Contemporaneously with the execution and delivery of this Agreement, Powerfleet is delivering to Sellers Powerfleet’s Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement.

Article 5

PRE-CLOSING COVENANTS OF THE PARTIES

5.1	Conduct of Business of the FC Group Entities Prior to Closing.

Except as expressly provided in this Agreement or the Sellers’ Disclosure Letter (including on Schedule 5.1 of the Sellers’ Disclosure Letter), as may be required by applicable Law, as may be required by any Material Contract or with the prior written consent of Powerfleet, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, the Sellers shall cause use commercially reasonable efforts to (x) cause the FC Group Entities to conduct the Business in the Ordinary Course; and (y) cause each FC Group Entity not to:

(a)	adopt or propose any change in the Charter Documents of any FC Group Entity or take or authorize any action to wind up any FC Group Entity’s affairs or dissolve;

(b)	split, combine or reclassify any shares or interests in the capital of any FC Group Entity or otherwise effect any like change in any FC Group Entity’s capitalization;

(c)	issue, deliver, assign, transfer, pledge, encumber, dispose or sell, or authorize the issuance, delivery, assignment, transfer, pledge, encumbrance, disposal or sale of, any shares, units, interests or other securities of any FC Group Entity, or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares, units, interests or other securities of any FC Group Entity, other than issuance of any shares or interests by a Subsidiary to an FC Group Entity or pursuant to an exercise of Options;

(d)	declare, set aside or pay any non-cash dividend or other non-cash distribution payable in stock, property or otherwise with respect to the shares in the capital of any FC Group Entity;

(e)	merge, amalgamate or consolidate with any other Person;

(f)	(i) increase the compensation or benefits payable or to become payable to (other than accelerating vesting of Options pursuant to the terms of the Option Plans and this Agreement), or enter into or modify any employment, severance, or similar agreements or arrangements with any director, officer, or current or former employee other than in the Ordinary Course or as required by applicable Law or a written Contract; (ii) enter into any collective agreement; or (iii) hire or make an offer to any new employee or individual independent contractor with an annual base salary or compensation in excess of $200,000;

(g)	incur any capital expenditures, other than (i) in the Ordinary Course (which, for certainty, includes amounts provided for in the Company’s annual budget) or (ii) capital expenditures that do not exceed $350,000 individually or $700,000 in the aggregate;

(h)	acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the Ordinary Course or (ii) acquisitions with a purchase price that does not exceed $350,000 individually or $700,000 in the aggregate;

(i)	sell, assign, lease or otherwise transfer any FC Group Entity’s assets, securities, properties, interests or businesses, other than (i) in the Ordinary Course or (ii) sales, assignments, leases or other transfers with a price that does not exceed $350,000 individually or $700,000 in the aggregate;

(j)	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) unsecured current obligations incurred in the Ordinary Course, or (ii) in accordance with the Credit Agreement (including any refinancing thereof);

(k)	settle or compromise (i) any litigation (A) in an amount in excess of $350,000 in the aggregate at the expense of the FC Group Entities or (B) involving material non-monetary relief against an FC Group Entity;

(l)	make any change to the accounting methods, principles, classifications or practices currently used by the FC Group Entities, except as may be required by ASPE or applicable Laws or in the Ordinary Course;

(m)	make or rescind any material express or deemed election or designation relating to Taxes, or file any material amended Tax Returns other than in the Ordinary Course;

(n)	make any changes to methods, principles, policies or practices of reporting income, deductions or accounting, or reserving, for Tax purposes (with respect to those employed prior to the date of this Agreement), except as required under applicable Laws or ASPE;

(o)	make any loans, capital contributions or advances to any Person (other than advancement of expenses and commissions to employees in the Ordinary Course);

(p)	sell, assign, transfer, lease, license or encumber any FC Group Intellectual Property except for non-exclusive licenses granted in the Ordinary Course, or disclose any of its trade secrets or other material confidential information to a third party other than in the Ordinary Course pursuant to a written confidentiality agreement;

(q)	abandon or permit to lapse any registered FC Group Intellectual Property;

(r)	(i) amend, renew or otherwise modify, voluntarily terminate, waive any right, claim or benefit under, or accelerate any obligation or liability of any FC Group Entity under, any Material Contract, except in the Ordinary Course; or (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(s)	(i) modify in any material respects its cash management activities (including the extension of trade credit, the timing of, invoicing and collection of receivables, and the accrual and payment of payables and other current liabilities); or (ii) modify in any material respects the manner in which the books and records of any FC Group Entity are maintained; or

(t)	agree or commit to do any of the foregoing.

If any CIH Securities are issued in the Interim Period in compliance with this Section 5.1, the Agent shall update the Allocable Portion and deliver a revised version of Schedule 1.1(o) reflecting such Allocable Portion to Powerfleet within five (5) Business Days of such issuance.

5.2	Conduct of Business of Powerfleet and its Subsidiaries Prior to Closing.

Except as expressly provided in this Agreement or the Sellers’ Disclosure Letter, as may be required by applicable Law, or with the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, Powerfleet shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct the business of Powerfleet in the Ordinary Course; further, Powerfleet shall use commercially reasonable efforts to:

(a)	preserve intact its business organization, goodwill and reputation; and

(b)	preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Entities with jurisdiction over Powerfleet’s operations.

further, Powerfleet shall not and shall cause its Subsidiaries not to:

(a)	sell or dispose of any material assets or properties, other than (i) sales or dispositions in the Ordinary Course, (ii) sales or dispositions of obsolete or surplus assets, (iii) sales or dispositions in connection with the normal repair and/or replacement of assets or properties;

(b)	directly or indirectly, whether by merger or consolidation with, acquiring all or substantially all of the assets of or equity interests in, any other Person;

(c)	grant, issue, sell or otherwise dispose of any of Powerfleet’s or its Subsidiaries equity interests, except (i) for bona fide compensatory purposes, or (ii) in connection with the Financing;

(d)	liquidate, dissolve, reorganize or otherwise wind up Powerfleet or any of its Subsidiaries;

(e)	amend or modify Powerfleet’s or its Subsidiaries’ Charter Documents in any manner that would have a material and adverse impact on the value of Powerfleet Shares or that would impair Powerfleet’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereunder on a timely basis;

(f)	declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of Powerfleet Shares;

(g)	effect any recapitalization, reclassification, split, combination or effect any like change in Powerfleet’s equity capitalization;

(h)	engage in any material new line of business; or

(i)	agree or commit to do any of the foregoing.

5.3	Financing.

(a)	Powerfleet shall use reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Documents by no later than the Closing Date, and shall not permit, without the prior written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver or release of any provision or remedy to be made under, the Financing or any definitive agreement or documentation in connection therewith (including the Financing Documents and any fee letter) if such amendment, modification, waiver or release would (i) reduce the aggregate amount of the Financing to an amount that is less than the amount that would be required for Powerfleet to effect payments on the Closing Date required to be made by it pursuant to this Agreement, (ii) impose new or additional (or adversely modifies any existing) conditions precedent to the availability of the Financing, or (iii) otherwise be reasonably expected to impair, prevent or delay the consummation of the Financing or the consummation of the transactions contemplated by this Agreement or adversely impact the ability of Powerfleet to enforce their rights against the other parties to the Financing or any definitive agreements or documentation with respect thereto.

(b)	Without limiting the generality of Section 5.3(a), Powerfleet shall use reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to: (i) seek and obtain any Authorizations required to consummate the Financing, (ii) maintain in effect the Financing on terms and conditions described therein until the transactions contemplated by this Agreement are consummated, (iii) satisfy (or obtain waiver of), on a timely basis, all conditions within their control, covenants, terms, representations and warranties in the Financing Documents (and any other definitive documentation related thereto) at or prior to Closing and otherwise comply with their obligations thereunder, in each case to the extent necessary for, or a condition to, the availability of the financing thereunder, (iv) enter into definitive agreements and documentation with respect to the Debt Financing as soon as reasonably practicable but in any event prior to the Closing, on the terms and conditions (including the flex provisions contained in any fee letter) contemplated by the Debt Commitment Letter, (v) if all the conditions precedent contained in the Financing Documents have been satisfied, consummate the Financing on or prior to the Closing Date, and in any event prior to or contemporaneously with the Closing, (vi) enforce its rights under the Financing Documents (and any other definitive documentation related thereto), and (vii) cause the lenders or investors, as the case may be, to fund by no later than the Closing Date, and in any event prior to or contemporaneously with the Closing, the Financing.

(c)	Powerfleet will keep Agent reasonably informed with respect to all material activity concerning the status of the Financing and will give Agent prompt notice of any material change in or with respect to the Financing. Without limiting the generality of the foregoing, Powerfleet shall give Agent prompt notice: (i) of any breach, threatened (in writing) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Document or other definitive document related to the Financing of which Powerfleet becomes aware; (ii) of the receipt of any written notice or other written communication from any party to any Financing Document or other definitive document related to the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Document or any other definitive document related to the Financing or a request for amendments or waivers thereto that are or could be reasonably expected to be materially adverse to the timely consummation of the Financing, (iii) if for any reason Powerfleet believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Documents or the other definitive documents related to the Financing (including if Powerfleet has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to the availability of any Financing) and (iv) if any Financing Document or other definitive document related to the Financing will expire or be terminated for any reason. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Agent delivers to Powerfleet a written request, Powerfleet shall provide any information reasonably requested by Agent relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(d)	If any portion of the Financing becomes unavailable on the terms and conditions or from the sources contemplated in the Financing Documents (including the “market flex” provisions in respect of the Debt Financing), including due to a failure to obtain any necessary regulatory approvals in connection therewith, Powerfleet shall use reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with such terms and conditions as are not materially less favourable to Powerfleet in the aggregate than those contained in the Financing Document which became unavailable (any such alternative financing, the “Alternative Financing”); provided that any change in the currency denomination currently contemplated in the Debt Financing shall be deemed to be not materially less favourable to Powerfleet in the aggregate in such Alternative Financing. Powerfleet shall deliver to Agent correct copies of any modified or replaced Financing Document and documents relating to the Alternative Financing as promptly as practicable following the execution thereof (except that the fee amounts, pricing caps, “market-flex” and other economic and commercially sensitive terms that are customarily redacted in transactions of this type (none of which would adversely affect the amount (other than upfront fees) or availability of, or impose any additional conditions on the availability of, the Alternative Financing) set forth therein may be redacted). After giving effect to any such Alternative Financing and assuming the references herein to the Financing and Debt Financing or Equity Financing, as applicable, include references to the Alternative Financing, the representations and warranties of Powerfleet set forth in Article 4 herein (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date.

(e)	Powerfleet acknowledges and agrees that Agent, Sellers and FC Group Entities and their respective Affiliates and employees have no responsibility for any financing that Powerfleet may raise in connection with the transactions contemplated hereby. Powerfleet also acknowledges and agrees that it obtaining financing is not a condition to any of its obligations hereunder, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of Powerfleet. For the avoidance of doubt, if any financing referred to in this Section 5.3 is not obtained, Powerfleet shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to and on the terms contemplated by this Agreement.

5.4	Assistance with Debt Financing.

(a)	The Sellers shall cause the FC Group Entities to, at Powerfleet’s sole cost and expense, use their respective reasonable best efforts to provide, all such reasonable and timely cooperation as may be reasonably requested by Powerfleet and that is customary in connection with the arrangement, syndication, marketing or consummation of a financing comparable to the Debt Financing, including if requested by Powerfleet:

(i)	providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality provisions (which may include customary “click through” confidentiality arrangements or other confidentiality arrangements customary for syndication and arrangement procedures), and containing a customary representation to the Debt Financing Sources, as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(ii)	participating in a reasonable number of meetings, presentations, conference calls, drafting sessions, due diligence sessions and sessions with prospective lenders that are customary for financings of a type similar to the Debt Financing and otherwise cooperating with the marketing efforts for the Debt Financing (including, in each case, having appropriate members of the senior management team of the FC Group Entities directly participate, at times to be mutually agreed);

(iii)	making available to Powerfleet and any Debt Financing Sources such financial and other pertinent information (including projections) regarding the FC Group Entities as may be reasonably requested by Powerfleet, including such information reasonably required in connection with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including lender and investor presentations, bank information memoranda and similar documents) and other customary marketing documents required in connection with Debt Financing;

(iv)	assisting Powerfleet and any Debt Financing Sources in the preparation of documents required in connection with the Debt Financing, including any credit or loan agreements, offering document, or security documents, if applicable (including disclosure schedules thereto);

(v)	promptly after written request by Powerfleet or any Debt Financing Sources, and in any event no later than ten (10) Business Days prior to the Closing Date, providing Powerfleet and Debt Financing Sources with all documentation and other information about the FC Group Entities and its Subsidiaries that is required in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;

(vi)	no later than five (5) Business Days prior to the Closing Date, facilitating the obtaining from the FC Group Entities’ existing financing sources customary documents in connection with the repayment and termination of the existing indebtedness of the FC Group Entities and the Subsidiaries, including customary payoff letters, releases of guarantees, lien releases and terminations, mortgage releases and terminations and instruments of termination or discharge to be effective at Closing; and

(vii)	executing and delivering, to be effective as of the Closing, any credit agreements, pledge and security documents, guarantees, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Powerfleet (including a certificate of an officer of the FC Group Entities with respect to solvency matters), and taking such action as may be reasonably requested by Powerfleet and the Debt Financing Sources to facilitate the attachment or perfection of the Debt Financing Sources’ security interest in the collateral securing the Debt Financing, including delivering stock certificates, promissory notes and related instruments of transfer.

(b)	Notwithstanding this Section 5.4, (i) neither Sellers nor the FC Group Entities shall be required to provide cooperation or take any action under this Section 5.4 that unreasonably interferes with the operations of the Sellers or the FC Group Entities or where such actions are requested without reasonable notice, (ii) nothing shall require such cooperation to the extent it would require the Sellers to waive, amend or breach any terms of this Agreement or would require the Sellers or the FC Group Entities to take any action that would be reasonably likely to impair or prevent the satisfaction of any condition set forth in Article 6, (iii) neither the Sellers nor the FC Group Entities shall be required to take any action or provide access to or disclose information where such person reasonably determines that such action, access or disclosure would (A) jeopardize solicitor/attorney-client or other legal privilege, (B) result in the contravention of any applicable Laws, their respective Charter Documents or any Contract or (C) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (iv) the boards of the Sellers or the FC Group Entities shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing Date that is not contingent on the Closing and (v) nothing shall require such cooperation to the extent it would cause any director, officer or employee or equityholder of the FC Group Entities to incur any personal liability for which Powerfleet is not obligated to provide indemnification pursuant to the terms of this Agreement.

(c)	In no event shall the Sellers or the FC Group Entities be required to pay any commitment or similar fee or incur any liability or cost or expense for which it is not indemnified or reimbursed in connection with assisting Powerfleet in arranging the Debt Financing or as a result of any information provided by the Company or any of its Subsidiaries in connection therewith.

(d)	Powerfleet will promptly, upon written request by the Sellers, reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including legal fees) incurred by the Sellers and their respective agents and Representatives in connection with any of the foregoing and in connection with any assistance provided pursuant this Section 5.4 and, to the fullest extent permitted under applicable Law, shall indemnify, defend, and hold harmless the Sellers, its Affiliates and its and their respective agents and Representatives for and against any and all losses, costs, and expenses suffered or incurred by them in connection with any action taken by them at the request of Powerfleet pursuant to this Section 5.4 and any information utilized in connection therewith (other than information provided by FC Group Entities and other than losses, costs and expenses resulting from the gross negligence or willful misconduct of the Sellers).

5.5	Filings and Authorizations.

(a)	Agent (for and on behalf of Sellers) and Powerfleet will use reasonable best efforts to make, or cause to be made, all filings and applications with, and give all notices and submissions to Governmental Entities forthwith upon the execution of this Agreement, and in any event no more than five (5) Business Days after the execution of this Agreement, that are necessary or advisable to obtain all Authorizations from Governmental Entities for the lawful completion of the transactions contemplated by this Agreement, including any Required Regulatory Approvals.

(b)	For greater certainty and without limiting the generality of Section 5.5(a),

(i)	Powerfleet shall pay the filing fees incurred in connection with any notices, applications, submissions, and filings to Governmental Entities, including the Required Regulatory Approvals; and

(ii)	Powerfleet shall bear and pay the filing fees incurred in connection with the Required Regulatory Approvals.

(c)	Agent (for and on behalf of Sellers) and Powerfleet will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by the other in connection with this Section 5.2 including (i) providing each other with advance copies and reasonable opportunity to comment on all notices, applications, submissions, responses, filings and information supplied to or filed with any Governmental Entity (except for information which any of Agent (for and on behalf of Sellers) or Powerfleet acting reasonably, considers (A) confidential or competitively sensitive, which shall only be provided to outside counsel of such other Parties on a confidential and privileged basis or (B) sensitive personal information, which shall only be provided to the applicable Governmental Entity), and (ii) keeping each other promptly apprised of material communications (including emails) with any Governmental Entity.

(d)	Each of Agent (for and on behalf of Sellers) and Powerfleet will use their reasonable best efforts to satisfy, as soon as reasonably practicable, all requests for information and documentation received from any Governmental Entity.

(e)	Neither Agent (for and on behalf of Sellers), on the one hand, nor Powerfleet, on the other hand, shall participate in any meeting, telephone call, negotiation, discussion or correspondence with any Governmental Entity in respect of the transactions contemplated by this Agreement, without giving the other prior notice of such meeting, telephone call, negotiation, discussion or correspondence and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate (such participation to be limited to a Party’s counsel where communications or meetings involve information that the other Party reasonably considers to be confidential and competitively sensitive).

(f)	For greater certainty and without limiting the generality of this Section 5.5, Powerfleet shall not and shall cause its respective Affiliates not to take any action that is reasonably likely to have the effect of materially delaying, impairing or impeding the receipt of the Required Regulatory Approvals.

5.6	Stock Exchange Listing.

Powerfleet shall have notified Nasdaq of the issuance of the Consideration Shares and shall confirm to the Sellers that Nasdaq has completed its review thereof or has not raised any objections thereto, on or prior to the Closing Date.

5.7	Requests for Consent.

During the Interim Period, Sellers shall if and to the extent required by the agreements listed in Schedule 3.2(f)(iii) of the Sellers’ Disclosure Letter, within five (5) Business Days of the date hereof, cause the FC Group Entities to take commercially reasonable steps to send notices and request consents or waivers, to be prepared and provided by Sellers, in form and substance reasonably satisfactory to Powerfleet, seeking the consent or waiver of the counterparty to each agreement listed in Schedule 3.2(f)(iii) of the Sellers’ Disclosure Letter. None of the FC Group Entities shall be required to take any action, pay any money, incur any obligations, commence any legal proceedings or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such consents or waivers, provided that Sellers shall cause the FC Group Entities, if requested by Powerfleet, to make one follow-up (whether by phone, email or letter, as requested by Powerfleet) in respect of each notice mentioned in the preceding sentence. Powerfleet may take such reasonable commercial actions it deems appropriate to obtain such consents and waivers, including by providing information of Powerfleet as is reasonably requested by a third party in order to grant its consent or waiver or paying any monies Powerfleet deems reasonable to pay.

5.8	Access.

During the Interim Period, the Sellers shall, and shall cause the FC Group Entities to, in each case to the extent lawfully permitted, afford to Powerfleet and its legal, accounting and other Representatives reasonable access during normal business hours to the Business and their affairs and properties and shall furnish to Powerfleet and its legal, accounting and other Representatives such financial and operating data and other information relating to the FC Group Entities, within a reasonable time following receipt of a request for such information (which period shall be no less than seventy-two (72) hours) in each case, (a) as such Persons may reasonably request and solely to the extent such access or information is reasonably necessary to meet the conditions to Closing under Article 6 but not for diligence or similar purposes, (b) without undue interference to the ordinary conduct of the Business of the FC Group Entities and (c) at the sole cost and expense of Powerfleet.

5.9	Litigation.

Without limiting Powerfleet’s obligations under Section 5.5, in the event that there is any Action pending by any Person that would reasonably be expected to enjoin, restrict or prohibit the consummation of the transactions contemplated by this Agreement, the Parties shall cooperate and use commercially reasonable efforts to resolve or have dismissed any such Action as quickly as practicable.

5.10	Representation and Warranty Policy.

Powerfleet and Sellers acknowledge that Sellers have entered into this Agreement in reliance on the fact that Powerfleet shall prior to or at Closing obtain the Representation and Warranty Policy, which will include a waiver of the insurer’s rights of subrogation against the Sellers, their Affiliates or their, or their Affiliates’, shareholders, members, partners, directors, officers, employees or Representatives, except in the case of Fraud committed by the Sellers in the making of their respective representations and warranties in Article 3. The Sellers will, and will take commercially reasonable steps to cause the FC Group Entities to, cooperate with Powerfleet’s efforts to obtain and bind the Representation and Warranty Policy, including by making available due diligence materials reasonably requested by Powerfleet. Accordingly, and notwithstanding any provision to the contrary in this Agreement, without the prior written consent of Agent, prior to and following the Closing, Powerfleet covenants and agrees that (x) the provisions of the Representation and Warranty Policy relating to the matters referred to in this Section 5.10 will not be amended, supplemented or otherwise modified without the prior written consent of the Agent, which consent may be withheld, conditioned or delayed in the Agent’s sole and absolute discretion; and (y) Powerfleet will provide a true and complete copy of the Representation and Warranty Policy to the Agent as of the Closing Date immediately prior to Closing. Powerfleet acknowledges and agrees that the Representation and Warranty Policy is not in any manner a condition to any of Powerfleet’s obligations under this Agreement and any limit to the scope of coverage available under the Representation and Warranty Policy, or any failure of the Representation and Warranty Policy to remain in full force, from and after the date hereof, for any reason, shall in no way limit or modify the rights and obligations of the Parties under this Agreement.

5.11	Drag Notice.

Sellers shall cause the Company to deliver a Drag Notice (as defined in the Shareholders Agreement) in respect of the transactions contemplated by this Agreement to all of the Dragged Sellers no later than one Business Day following the date of this Agreement, and such Drag Notice shall comply with all of the requirements of Section 6.3 of the Shareholders Agreement.

Article 6

CONDITIONS OF CLOSING

6.1	Efforts to Close.

Other than in respect of Section 5.2, the standard for which is dealt with therein, the Purchaser Entities, on the one hand, and Sellers, on the other hand, shall use commercially reasonable efforts to pursue the completion of the transactions contemplated by this Agreement as expeditiously as possible, including to procure the satisfaction of the conditions set out in Sections 6.2 and 6.3 over which they have reasonable control, respectively, provided that such efforts shall not require any Party to waive any of the conditions in their favour set out in this Article 6.

6.2	Conditions for the Benefit of the Purchaser Entities.

The purchase and sale of the Purchased Securities is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of the Purchaser Entities and may be waived, in whole or in part, by the Purchaser Entities in their sole discretion:

(a)	Truth of Representations and Warranties as to and Performance of Covenants of the Sellers.

Each of:

(i)	the representations and warranties of each Seller contained in Sections 3.1(a) (Organization and Status of Sellers), 3.1(b)(i) and 3.1(b)(ii) (Validity of Agreement), 3.1(c) (Execution and Binding Obligation), 3.1(e) (Title to Purchased Securities), 3.1(g) (No Brokers) and 3.1(h) (No Other Agreement to Purchase) must be true and correct in all respects, other than inaccuracies which are de minimis in nature, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(ii)	the other representations and warranties of each Seller contained in Section 3.1 must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered individually or in the aggregate, would not have a Material Adverse Effect (without giving effect to any qualifications as to materiality by reference to “material”, “Material Adverse Effect”, “in all material respects” or similar qualifications contained in such representations and warranties). To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(iii)	the representations and warranties of the Sellers contained in Sections 3.2(a) (Incorporation and Qualification of FC Group Entities), the first sentence of 3.2(c) (No Other Agreement to Purchase), 3.2(g) (Authorized and Issued Capital of the FC Group Entities), 3.2(h) (Subsidiaries) and 3.2(dd) (No Brokers) must be true and correct in all respects, other than inaccuracies which are de minimis in nature, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(iv)	the other representations and warranties of the Sellers contained in Section 3.2 must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered individually or in the aggregate, would not have a Material Adverse Effect (without giving effect to any qualifications as to materiality by reference to “material”, “Material Adverse Effect”, “in all material respects” or similar qualifications contained in such representations and warranties, other than in the case of Section 3.2(o) (Financial Statements) to the extent of the materiality qualifiers contained in the first sentence of such representation and warranty) the definition of Material Contracts in Section 3.2(s) (Contracts) or Section 3.2(q)(i) (Absence of Certain Changes). To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date; and

(v)	the covenants contained in this Agreement to be performed by each Seller on or prior to the Closing Date shall have been performed in all material respects,

and the Purchaser Entities shall have received a certificate from the Sellers or from the Agent (for and on behalf of Sellers) confirming the foregoing, in the form attached hereto as Exhibit 6.2(a) (the “Sellers’ Closing Certificate”).

(b)	Deliveries to the Purchaser Entities. At or prior to Closing, Sellers shall deliver or cause to be delivered to the Purchaser Entities the following in form and substance satisfactory to Powerfleet, acting reasonably:

(i)	a copy of the Escrow Agreement executed by Agent (for and on behalf of Sellers) and Escrow Agent;

(ii)	(i) with respect to the Purchased Securities that are certificated, share certificates representing such Purchased Securities duly endorsed in blank or accompanied by forms of transfer duly executed in blank; and (ii) with respect to the Purchased Securities that are uncertificated, an instrument of transfer sufficient to transfer such Purchased Securities to the Purchaser Entities;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to corporate or partnership Sellers and each of the Companies issued by appropriate government officials of their respective jurisdictions of incorporation, if available in such jurisdiction;

(iv)	resignations and mutual releases of the directors of the Companies, in the form attached hereto as Exhibit 6.2(b)(iv), duly executed by the directors of the Companies and the Companies;

(v)	evidence of the cancellation of all Options held by the Optionholders in accordance with the terms of the 2024 Stock Option Plan or the 2019 Stock Option Plan, as applicable;

(vi)	each of (a) a duly executed IRS Form W-8 of each Seller entitled to receive a payment from a Purchaser Entity hereunder (or, if applicable, its regarded owner for U.S. federal tax purposes) and (b) a certification in form and substance required under Treasury Regulations Section 1.897-2(h), dated as of the Closing Date, certifying in accordance with Sections 897 and 1445 of the Code and Treasury Regulations thereunder that an interest in US Holdco is not a “United States real property interest” as that term is defined in Section 897(c)(1)(A)(ii) of the Code and that US Holdco is not and has not been a “United States real property holding corporation”, as that term is defined in Section 897(c)(2) of the Code during the during the five (5) year period preceding the Closing Date; provided that, notwithstanding anything to the contrary in this Article 6, Powerfleet’s sole recourse for failure of each such Seller to deliver or cause to be delivered any certification described in (a) or (b) shall be to withhold as and solely to the extent required under the Code from amounts payable pursuant to this Agreement as set forth in Section 2.10 herein; and

(vii)	the payoff or discharge letters described in Section 2.5.

(c)	No Legal Action. No court order initiated by any Governmental Entity to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement that is final and non-appealable shall be outstanding.

(d)	Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(e)	No Material Adverse Effect. Between the date of this Agreement and the Calculation Time, there shall not have occurred a Material Adverse Effect.

(f)	CIH Preferred Share. The CIH Preferred Share shall have been purchased for cancellation by CIH.

(g)	Required Third Party Consents. Copies of the consents, waivers, approvals, notices and filings set forth on Schedule 6.2(g) of the Sellers’ Disclosure Letter, duly executed and in full force and effect.

6.3	Conditions for the Benefit of Sellers.

The purchase and sale of the Purchased Securities is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of Sellers and may be waived, in whole or in part, by Sellers, in their sole discretion:

(a)	Truth of Representations and Warranties and Performance of Covenants.

Each of:

(i)	the representations and warranties of Powerfleet contained in Sections 4.1(a) (Formation and Qualification), 4.1(d)(i) and (ii) (Validity of Agreement), 4.1(e) (Execution and Binding Obligation) and 4.1(i) (No Brokers), must be true and correct in all respects, other than inaccuracies which are de minimis in nature, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(ii)	the other representations and warranties of Powerfleet contained in Section 4.1 must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered individually or in the aggregate, would not have a Powerfleet Material Adverse Effect (without giving effect to any qualifications as to materiality by reference to “material”, “Powerfleet Material Adverse Effect”, “in all material respects” or similar qualifications contained in such representations and warranties) or would not have a material adverse effect on the ability of Powerfleet to consummate the transactions contemplated hereby on a timely basis. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(iii)	the representations and warranties of Canadian SPV contained in Sections 4.2(a) (Formation and Qualification), 4.1(d)(i) and 4.2(d)(ii) (Validity of Agreement), 4.2(e) (Execution and Binding Obligation) and 4.2(i) (No Brokers), must be true and correct in all respects, other than inaccuracies which are de minimis in nature, as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date;

(iv)	the other representations and warranties of Canadian SPV contained in Section 4.2 must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date, except if any falseness or incorrectness of such representations and warranties, considered individually or in the aggregate, would not have a material adverse effect on the ability of Canadian SPV to consummate the transactions contemplated hereby on a timely basis. To the extent that a representation and warranty speaks only as of a specific date, it only needs to be so true and correct as of that date; and

(v)	the covenants contained in this Agreement to be performed by the Purchaser Entities on or prior to the Closing Date shall have been performed in all material respects,

and Sellers shall have received a certificate confirming the foregoing, signed by a senior officer of Powerfleet, in the form attached hereto as Exhibit 6.3(a) (the “Powerfleet’s Closing Certificate”).

(b)	Deliveries to Sellers. At or prior to Closing, the Purchaser Entities shall deliver or cause to be delivered to Agent (for and on behalf of Sellers) the following in form and substance satisfactory to Sellers, acting reasonably:

(i)	a copy of the Escrow Agreement executed by Powerfleet;

(ii)	a true, correct and complete copy of the Representation and Warranty Policy;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser Entities issued by the appropriate government official of its jurisdiction of incorporation;

(iv)	the payments in the manner set forth in Section 2.7; and

(v)	a copy of the Registration Rights Agreement executed by Powerfleet.

(c)	No Legal Action. No court order initiated by any Governmental Entity to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement that is final and non-appealable shall be outstanding.

(d)	Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(e)	Listing. Powerfleet Shares shall remain listed on the Nasdaq, and the Nasdaq shall have completed its review of or raised no objections to the issuance of the Consideration Shares and the other transactions contemplated by this Agreement. From the date hereof to and on the Closing Date, trading in the common stock of Powerfleet shall not have been suspended by the Commission or the Nasdaq, and, at any time prior to and on the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited nor shall a banking moratorium have been declared either by the United States or New York State authorities, which general trading suspension or limitation or moratorium shall be continuing as of the Closing Date.

(f)	Drag Notice. Ten (10) days shall have passed since the date on which the Company delivers the Drag Notice (as defined in the Shareholders Agreement) in respect of the transactions contemplated by this Agreement to all of the Dragged Sellers.

Article 7

Termination

7.1	Grounds for Termination.

This Agreement may be terminated prior to the Closing:

(a)	by the mutual written consent of Agent (for and on behalf of Sellers) and Powerfleet;

(b)	by written notice from Powerfleet to Agent as permitted in Section 7.2; and

(c)	by written notice from Agent (for and on behalf of Sellers) to Powerfleet as permitted in Section 7.3.

7.2	Termination by Powerfleet.

Powerfleet may terminate this Agreement prior to the Closing by notice in writing to Sellers:

(a)	if any representation and warranty of Sellers in this Agreement fails to be true and correct such that any of the conditions set forth in Sections 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii) or 6.2(a)(iv) would not be satisfied or if Sellers breach, or fail to perform, their respective covenants or obligations contained in this Agreement, in each case, such that the condition set forth in Section 6.2(a)(v) would not be satisfied at the Closing (other than those conditions which by their nature are to be fulfilled by actions taken at Closing), and, in each case, such failure or breach either cannot be cured or continues uncured for thirty (30) days (or until the Outside Date, if earlier) after the date on which Powerfleet provides Agent (for and on behalf of Sellers) with written notice of such failure or breach; or

(b)	if the Closing has not occurred on or prior to the Outside Date,

in each case, provided, however, that Powerfleet shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition or the consummation of the Closing on or prior to the Outside Date was as a result of the breach by Powerfleet of any of its obligations under this Agreement.

If Powerfleet waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination, if any, in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

7.3	Termination by Sellers.

Agent (for and on behalf of Sellers) may terminate this Agreement prior to the Closing by notice in writing to Powerfleet:

(a)	if any representation and warranty of Powerfleet in this Agreement fails to be true and correct such that any of the conditions set forth in Sections 6.3(a)(i), 6.3(a)(ii), 6.3(a)(iii) or 6.3(a)(iv) would not be satisfied or Powerfleet breaches, or fails to perform its covenants and obligations contained in this Agreement such that the condition set forth in Section 6.3(a)(v) would not be satisfied at the Closing (other than those conditions which by their nature are to be fulfilled by actions taken at Closing), and, in each case, such failure or breach either cannot be cured or continues uncured for thirty (30) days (or until the Outside Date, if earlier) after the date on which Agent (for and on behalf of Sellers) provides Powerfleet with written notice of such failure or breach;

(b)	if the Closing has not occurred on or prior to the Outside Date; or

(c)	if: (i) all conditions set forth in Section 6.2 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that such notice is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered), (ii) Agent has provided notice to Powerfleet in writing that all of the conditions to the obligations of Sellers to consummate the transactions contemplated by this Agreement have been satisfied or that the Sellers will waive such unsatisfied conditions effective as of immediately prior to the Closing (other than those conditions that by their terms cannot be satisfied until the Closing, which conditions are, at the time that such notice is delivered, capable of being satisfied if the Closing were to occur at the time that notice of termination is delivered) and that Sellers are ready, willing and able to consummate the Closing, and (iii) Powerfleet does not consummate the Closing by the time the Closing is required to occur pursuant to Article 8 (Closing) and within five (5) Business Days following delivery by Seller to Powerfleet of the written notice described in clause (ii), in each case, provided, however, that Agent (for and on behalf of Sellers) shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition or the consummation of the Closing on or prior to the Outside Date was as a result of the breach by Sellers of any of their respective obligations under this Agreement.

If Agent (for and on behalf of Sellers) waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

7.4	Effect of Termination.

Upon termination of this Agreement, the Purchaser Entities and the Sellers shall be released from all of their respective obligations under this Agreement and there will be no liability on the part of any Party, save and except for their respective obligations under Sections 7.5 (Expense Reimbursement Amount), 12.3 (Confidentiality), 12.4 (Transaction Personal Information), 12.8 (Press Releases), 12.10 (Expenses), and 12.22 (Governing Law; Submission to Jurisdiction) which will survive any termination of this Agreement and provided further that no such termination shall relieve any Party from any Damages in respect of this Agreement arising out of its Willful Breach of any covenants or its Fraud prior to the termination hereof (and the exercise of a right of termination will not constitute an election of remedies). For purposes of this Agreement, “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

7.5	Expense Reimbursement Amount.

(a)	Despite any other provision in this Agreement relating to the payment of fees and expenses, if an Expense Reimbursement Amount Event occurs, Powerfleet shall pay the Expense Reimbursement Amount to the Sellers (or as the Sellers may direct by notice in writing) in accordance with Section 7.5(c).

(b)	For purposes of this Agreement, “Expense Reimbursement Amount” means an amount equal to the documented out-of-pocket Sellers’ Transaction Expenses but in any event not to exceed US$1,500,000 and “Expense Reimbursement Amount Event” means the termination of this Agreement by (i) the Agent pursuant to Section 7.3(c) or (ii) Powerfleet pursuant to Section 7.2(b) and at the time of such termination Agent would have been entitled to terminate this Agreement pursuant to Section 7.3(c) but for such termination pursuant to Section 7.2(b).

(c)	In the event the Expense Reimbursement Amount is payable in accordance with Section 7.5(a), such fee shall be paid to the Sellers, by way of wire transfer of immediately available funds to account(s) designated in writing by Agent, in the proportions determined in accordance with each Seller’s Allocable Portion, by or on behalf of Powerfleet within ten (10) Business Days after the date of the Expense Reimbursement Amount Event.

(d)	For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event will Powerfleet be required to pay the Expense Reimbursement Amount on more than one occasion.

(e)	Each Party acknowledges and agrees that the agreements contained in this Section 7.5 are integral parts of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not have entered into the Agreement. Powerfleet irrevocably waives any right it may have to raise as a defence that any such amounts are excessive or punitive.

(f)	Each of the Parties agree that the payment of the Expense Reimbursement Amount in the manner provided in this Section 7.5 is not the Sellers’ sole and exclusive remedy in respect of the event giving rise to such payment and the termination of this Agreement, and notwithstanding the receipt of the Expense Reimbursement Amount, the Sellers shall be entitled to (x) injunctive and other equitable relief or specific performance in accordance with Section 12.6 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, and (y) to claim Damages in respect of this Agreement; provided, however, that any claim for Damages shall be reduced by the amount of any Expense Reimbursement Amount paid by Powerfleet to the Sellers.

Article 8

CLOSING

8.1	Date, Time and Place of Closing.

The completion of the transactions of purchase and sale contemplated by this Agreement shall take place virtually on the Closing Date by exchange of executed documents by electronic mail, other electronic means or courier and payment by wire transfer of immediately available funds.

Article 9

POST-CLOSING COVENANTS

9.1	Books and Records.

For a period of six (6) years from Closing, the Purchaser Entities shall maintain and make available to Sellers the Books and Records (or, if practicable, the relevant parts thereof) for inspection and copying upon reasonable advance written notice and during normal business hours (at Sellers’ expense, provided that there shall be no mark-up of the Purchaser Entities’ actual cost). If it is not practicable to make available only the relevant parts of such Books and Records, Seller shall furnish such undertaking as to confidentiality as the Purchaser Entities may reasonably require prior to receiving access to such Books and Records.

9.2	Further Assurances.

Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers and other assurances and actions as may be reasonably required to effectively transfer the Purchased Securities to the Purchaser Entities and carry out the intent of this Agreement.

9.3	Director and Officer Indemnification.

(a)	For a period of six years from and after the Closing Date, Powerfleet shall cause the FC Group Entities to indemnify, defend and hold harmless, to the fullest extent permitted under the Laws governing the FC Group Entities, each person who was or is made a party or threatened to be made a party to or is involved in any proceeding by reason of the fact that such person is or was at any time prior to the Closing, a director or officer of the FC Group Entities (the “Company Indemnified Parties”), against all Damages incurred or suffered by such Company Indemnified Party in connection therewith, whether claimed prior to, at or after the Closing to the same extent that the FC Group Entities would have been required to do so pursuant to their respective organizational documents and indemnification agreements (to the extent such documents have been made available to Powerfleet prior to the date hereof). The right to indemnification conferred in this Section 9.3 shall include the right to be paid by the applicable FC Group Entity (including its successors and assigns) for the expenses incurred in defending any such proceeding in advance of its final disposition, within thirty (30) days of receipt by the applicable FC Group Entity from the Company Indemnified Party of a written claim therefor; provided, that the Person to whom such expenses are advanced provides an undertaking to repay such expenses if it is finally judicially determined that such Person is not entitled to indemnification or advancement of expenses.

(b)	For a period of six years from and after the Closing Date, the governing documents of the FC Group Entities shall contain, and Powerfleet shall cause the governing documents of the FC Group Entities to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors of the FC Group Entities than are set forth in the governing documents of the FC Group Entities as of the date of this Agreement (to the extent such documents have been made available to Powerfleet prior to the date hereof). If any FC Group Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such FC Group Entity assume the obligations set forth in this Section 9.3.

9.4	Tail Insurance.

For a period of six years from and after the Closing Date, Powerfleet (a) shall at its cost, cause to be maintained (either directly or via run off insurance or insurance provided by an alternate provider in a form acceptable to Agent) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the FC Group Entities with respect to claims arising from facts or events that occurred on or before the Closing Date, provided that neither the FC Group Entities nor Powerfleet shall commit or spend on such “tail” policy more than 150% of the last aggregate annual premium paid by the FC Group Entities prior to the date of the Agreement for the FC Group Entities’ current policies of directors’ and officers’ liability insurance, and (b) shall not, and shall not permit the FC Group Entities, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in their constating documents, by-laws or other similar documents to the exculpation or indemnification of any current or former officer or director (unless required by Law), except to the extent such amended, repealed or modified provision is replaced or supplemented, such that the officers and directors of the FC Group Entities continue to be entitled to such exculpation and indemnification on terms that are comparable in all material respects, to the full extent of the Law.

9.5	Employee Matters.

Effective as of the Closing Date and for at least twelve (12) months thereafter, Powerfleet shall maintain, and shall cause each FC Group Entity to maintain, in respect of each employee who remains employed by an FC Group Entity (each, a “Continuing Employee”) (i) a base salary or hourly wage rate, as applicable, and bonus or other incentive opportunity, in each case, that are no less than those provided to such Continuing Employee immediately prior to the Closing Date, and (ii) benefits that are substantially similar to those offered as of the Closing Date by the applicable FC Group Entity under the Benefit Plans. Nothing contained herein, express or implied, shall preclude or be construed to prohibit Powerfleet or any FC Group Entities from terminating the employment of any Continuing Employees at any time and for any reason. Further, nothing in this Section 9.5, express or implied, shall confer upon any Continuing Employee, any beneficiary, or any other Person any rights or remedies, including any right to employment or continued employment for any specified period, of any nature whatsoever under or by reason of this Section 9.5. Nothing contained in this Section 9.5, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement of Powerfleet; (ii) shall alter or limit the ability of Powerfleet, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by it; (iii) shall affect the at-will status of the employment of any Continuing Employee or (iv) shall entitle a Continuing Employee to receive post-employment wages or benefit continuation if the employment relationship terminates at any point; provided that none of the foregoing clauses (i) through (iv) shall relieve Powerfleet of its obligations under this Section 9.5.

Article 10
TAX MATTERS

10.1	Computation Taxes and Income for Pre-Closing Tax Periods.

(a)	In computing income and Taxes in respect of Pre-Closing Tax Periods, the FC Group Entities will deduct the maximum capital cost allowances in respect of depreciable property of the FC Group Entities and the maximum amount of other deductions and reserves as is permitted under the Tax Act. Notwithstanding the foregoing, Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period for U.S. Tax purposes to the extent permitted by Laws at a “more likely than not” or higher level of confidence, and included in Tax Returns that relate to a Pre-Closing Tax Period for U.S. Tax Purposes, and the parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fees.

(b)	To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately before the Closing Date (or, solely for U.S. federal income tax purposes, ending on or before the Closing Date) shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on but not including the Closing Date (but including the Closing Date solely for U.S. federal income tax purposes) and the denominator of which is the number of days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, withholding Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended immediately before the Closing Date (or, solely for U.S. federal income tax purposes, as of the end of the day on the Closing Date) (provided, however, that the exemptions, allowances or deductions that are calculated on an annual basis will be apportioned between the two hypothetical taxable periods on a daily basis). Notwithstanding the foregoing, Tax liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each of the relevant corporations ended as of the Closing Date (such that all Tax liabilities with respect to income of such CFCs under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be taken into account in the Pre-Closing Tax Period for U.S. Tax purposes). For the purpose of this Section 10.1(b), the term “CFC” means any FC Group Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

10.2	Tax Filings.

The Purchaser Entities, on the one hand, and Sellers, on the other hand, shall, for all Canadian, US and foreign Tax purposes, report the transactions hereunder in accordance with their form as set out herein, and none of them shall take any action inconsistent therewith.

10.3	Post-Closing Actions.

(a)	Except with the prior written consent of Agent (for and on behalf of Sellers), which consent not to be unreasonably withheld, conditioned or delayed, the Purchaser Entities shall not, and shall not permit any of its Affiliates (including, for the avoidance of doubt, the FC Group Entities) to, (i) file any amended Tax Return relating to any of the FC Group Entities with respect to any Pre-Closing Tax Period, (ii) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of any FC Group Entity relating to any Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method for any FC Group Entity that has retroactive effect to any Pre-Closing Tax Period, or (iv) take any action that could reasonably be expected to have an adverse effect on the Tax liability of the FC Group Entities or their direct or indirect owners for any Pre-Closing Tax Period. If any of the Purchaser Entities or any of the FC Group Entities is required by Law to file an amended Tax Return for any FC Group Entity (or otherwise change such Tax Returns) or make an election with respect to Pre-Closing Tax Periods, the Purchaser Entities shall have control over the preparation and filing of such amended return or election (each, a “Powerfleet-Prepared Filing”); provided that the Purchaser Entities shall provide Agent (for and on behalf of Sellers) with a draft of such Powerfleet-Prepared Filing thirty (30) days, in the case of income Tax, and fifteen (15) days, in the case of any other Tax, prior to the due date for filing Powerfleet-Prepared Filing (including extensions) with the appropriate Governmental Entity; provided further that the Agent (for and on behalf of Sellers) shall have the right to review the draft of Powerfleet-Prepared Filing provided to it by the Purchaser Entities and the Purchaser Entities shall consider in good faith any reasonable comments provided by the Agent (for and on behalf of Sellers) within fifteen (15) days, in the case of an income Tax, and five (5) days, in the case of any other Tax, of receipt thereof.

(b)	Notwithstanding anything in this Agreement to the contrary, following the Closing, the Purchaser Entities may initiate and conduct, through settlement or other resolution, voluntary disclosure proceedings by or on behalf of the Persons, and with the taxing authorities in the states, set forth on Schedule 10.3(b) of the Sellers’ Disclosure Letter as directed by Powerfleet (such proceedings, the “Voluntary Disclosure Proceedings,” and any such proceeding, a “Voluntary Disclosure Proceeding”). The Purchaser Entities shall control the conduct and resolution of all Voluntary Disclosure Proceedings; provided that the Purchaser Entities (a) shall keep the Agent fully informed regarding the status of such Voluntary Disclosure Proceeding, and provide the Agent with copies of any correspondence relating to such Voluntary Disclosure Proceeding; (b) shall consult in good faith with the Agent regarding the defense of such Voluntary Disclosure Proceeding, and the Purchaser Entities will provide the Agent a reasonable opportunity to comment on any representations or submissions proposed to be made to a Governmental Entity in respect of such Voluntary Disclosure Proceeding and to attend any meeting with any such Governmental Entity with respect to such Voluntary Disclosure Proceeding; and (c) shall not resolve or abandon such Voluntary Disclosure Proceeding without the prior written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed. All Taxes incurred by the Purchaser Entities and FC Group Entities in connection with or relating to any Voluntary Disclosure Proceeding shall be recovered from the Sales Tax Base Escrow Amount, and the aggregate of out-of-pocket costs and expenses incurred by such Persons in connection therewith, shall be recovered from the Sales Tax Expense Escrow Amount until the respective escrowed amounts have been exhausted, following which the Purchaser Entities shall have no further recourse against the Sellers in connection with the US Sales Tax Matters. On the earlier of: (a) the fifth (5th) Business Day after Powerfleet’s receipt of evidence satisfactory to Powerfleet, acting reasonably, that all Voluntary Disclosure Proceedings have been concluded in all jurisdictions identified on Schedule 10.3(b) and all out-of-pocket costs, expenses and Taxes incurred by the Purchaser Entities and FC Group Entities in connection therewith or relating thereto have been paid in full; and (b) the date that is twenty-four (24) months following the Closing, Powerfleet and Agent (for and on behalf of Sellers) shall provide joint written instructions to the Escrow Agent to release to each Seller (or as directed by such Seller) such Seller’s Allocable Portion of the remaining balance, if any, of the Sales Tax Escrow Amount by way of wire transfer of immediately available funds to accounts designated by Agent in writing. For the avoidance of doubt, in no event shall the Purchaser Entities be entitled to recover any Tax, out-of-pocket cost or expense if such Tax, out-of-pocket cost or expense was included in the calculation of the Purchase Price.

(c)	None of the Purchaser Entities, the FC Group Entities, or any of their respective Affiliates shall make any election under Section 338 of the Code with respect to the to the transactions contemplated by this Agreement.

10.4	256(9) Election.

Solely at the Agent’s or the Purchaser Entities’ discretion and request, each of the FC Group Entities which is subject to income Tax under the Tax Act shall make an election under subsection 256(9) of the Tax Act in its Tax Return for its taxation year ending as a result of the Closing.

10.5	111(4)(e) Designation.

At the sole discretion and request of the Purchaser Entities, CIH shall make a designation pursuant to paragraph 111(4)(e) of the Tax Act (the “Designation”) in respect of its taxation year ending immediately before the acquisition of control of it by the Purchaser Entities. Notwithstanding any other provision of this Agreement, any Taxes arising as a consequence of the Designation shall be economically borne by the Purchaser Entities.

10.6	93(1) Election.

In the event the Purchaser Entities exercise their right under Section 10.5 to cause CIH to make a Designation, CIH shall, at the sole discretion and request of the Purchaser Entities, make an election pursuant to subsection 93(1) of the Tax Act in respect of any proceeds of disposition that are deemed to be received by CIH pursuant to the Designation. Notwithstanding any other provision of this Agreement, any Taxes arising as a consequence of the foregoing election shall be economically borne by the Purchaser Entities.

10.7	88(1)(d) Bump.

Sellers and (prior to Closing) each of the FC Group Entities shall not take any action or enter into any transaction (other than the implementation of the transactions contemplated in this Agreement) that, to the knowledge of the Sellers (which shall not be interpreted to require any inquiry by the Sellers or any other Person), could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the shares of any FC Group Entity following the Closing.

10.8	Notifiable and Reportable Transactions.

The Parties agree to reasonably cooperate in good faith to determine whether any transaction set out in this Agreement, or any transaction that may be considered to be part of the same series of transactions as the transactions set out in this Agreement is a “reportable transaction” (as defined in section 237.3 of the Tax Act), is a “notifiable transaction” (as defined in section 237.4 of the Tax Act) or is otherwise required to be reported to any applicable Governmental Entity under any analogous provision of any comparable Law of any province or territory of Canada (the “Disclosure Requirements”). Notwithstanding the foregoing, no Party shall be under any obligation not to report a transaction under the Disclosure Requirements that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Tax Act or other applicable Law. If, at any time, a Party determines, or becomes aware that an “advisor” (as is or may be defined for purposes of section 237.3 or proposed section 237.4 of the Tax Act) has determined, that the transactions contemplated by this Agreement, or any transaction that may be considered to be part of the same series of transactions as the transactions set out in this Agreement, are or would be subject to the Disclosure Requirements, such Party will inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to preparing and filing the applicable information returns and/or notifications.

10.9	Cooperation.

The Purchaser Entities and Agent (for and on behalf of Sellers) shall cooperate, to the extent reasonably requested by the other Party and at the requesting Party’s sole cost and expense, in connection with the review and filing of Tax Returns, and any Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing and/or such Action with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation with respect to such records and information. Without limiting the generality of the foregoing, the Purchaser Entities shall or shall cause the FC Group Entities to provide within a reasonable time following a request (but in no case more than thirty (30) days from the date of such request) any information available to the Purchaser Entities or any FC Group Entity that is requested by Agent (for and on behalf of Sellers) to permit Sellers or any beneficial owners of Sellers to perform any necessary Tax calculations/determinations and make any required Tax filings.

10.10	Tax Refunds.

Any refunds of Taxes not taken into account in the determination of Indebtedness or the Purchase Price including any interest actually received with respect thereto, net of any Tax costs incurred or accrued on account of the receipt of such refund or interest by the FC Group Entities and any reasonable out-of-pocket costs incurred in connection with such receipt, received for any period ending on or before Closing (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) shall be for the account of the Sellers, and the Purchaser Entities shall pay over to Agent (for further distribution to the Sellers in accordance with their Allocable Portion), as additional purchase price for the Purchased Securities, any such amount of such refund or any such credit within fifteen (15) days after receipt or entitlement thereto. For the avoidance of doubt and for greater certainty, the Sellers shall not be entitled to any amount pursuant to this Section 10.10 in respect of any overpayments, refunds or credits to the extent such overpayments, refunds or credits are taken into account in the determination of Indebtedness or the Purchase Price.

10.11	Transaction Tax Benefits.

The Sellers and Powerfleet agree that all Transaction Tax Deductions will be treated as properly allocable to a Pre-Closing Tax Period, and the Agent will include all Transaction Tax Deductions as deductions in the relevant Tax Returns of the FC Group Entities, to the extent permitted by applicable Law. If, pursuant to applicable Law, a Transaction Tax Deduction is allocable to any Tax period ending after the Closing Date, the Transaction Tax Benefit related thereto shall nevertheless be for the account of the Sellers. Powerfleet shall, within fifteen (15) days after such amount is realized by an FC Group Entity or Powerfleet or their successors or assigns, pay or cause to be paid to the Agent (for further distribution to the Sellers in accordance with their Allocable Portion), as an increase to the Purchase Price, an amount equal to any Transaction Tax Benefit realized. Notwithstanding anything in this Section 10.11 to the contrary, Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period for U.S. Tax purposes to the extent permitted by Laws at a “more likely than not” or higher level of confidence, and included in Tax Returns that relate to a Pre-Closing Tax Period for U.S. Tax Purposes, and the parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 with respect to any success-based fees.

10.12	Transfer Taxes.

All Transfer Taxes shall be the sole responsibility of and be timely paid by the Purchaser Entities. If required by applicable Law, the Purchaser Entities shall pay any such Transfer Tax to the applicable Seller(s) for purpose of remittance to the appropriate Governmental Entity. Sellers and Powerfleet shall cooperate in the timely making and filing of all Tax Returns as may be required in connection with any Transfer Tax.

Article 11
SURVIVAL

11.1	Survival.

The representations and warranties contained in this Agreement, Powerfleet’s Closing Certificate and Sellers’ Closing Certificates shall terminate at, and not survive, the Closing. The covenants and agreements of the Sellers and the Purchaser Entities contained in this Agreement that are required to be performed (a) at or prior to the Closing shall terminate at, and not survive, the Closing and (b) after the Closing shall continue in full force and effect in accordance with their respective terms.

11.2	No Recourse.

It is understood and agreed that none of the Purchaser Entities, the FC Group Entities, any of their respective Affiliates, or any of their respective shareholders, members, partners, directors, officers, employees or representatives shall have any recourse or remedy against Sellers, their respective Affiliates, or any of their respective representatives, and that none of Sellers, their respective Affiliates, shareholders, members, partners, directors, officers, employees or any of their respective representatives shall have any liability, following the Closing for: (i) any breach of or inaccuracy in, or any detrimental reliance on, any representation or warranty herein or in any certificate (including in any Sellers’ Closing Certificate), agreement or instrument delivered pursuant to this Agreement, (ii) any breach or nonfulfillment of, or any detrimental reliance on, any covenant, agreement or obligation herein or in any certificate (including in any of Sellers’ Closing Certificates), agreement or instrument delivered pursuant to this Agreement that by its terms is to be performed at or prior to the Closing, or (iii) any other matter relating to the FC Group Entities, the subject matter of this Agreement or any other agreement or instrument entered into by any of the Parties pursuant to this Agreement, or the transactions contemplated by this Agreement or thereby, and each Purchaser Entity on its own behalf and on behalf of each FC Group Entity hereby expressly and irrevocably waive all claims, rights and remedies (whether arising under contract, at law (including under statute) or otherwise) in respect of all of the foregoing matters. Notwithstanding anything to the contrary contained in this Section 11.2, nothing in this Section 11.2 shall in any way limit (x) the Purchaser Entities’ rights against any Seller on a several and not joint or joint or several basis for a breach of any representation or warranty in the case of Fraud by such Seller (and only such Seller and not the Fraud of any other Seller) with respect to any representation or warranty expressly set forth herein in Section 3.1 or 3.2 or in the Sellers’ Closing Certificate, (y) Seller’s rights against the Purchaser Entities for a breach of any representation or warranty in the case of Fraud by the Purchaser Entities with respect to any representation or warranty expressly set forth herein in Section 4.1 or 4.2 or in Powerfleet’s Closing Certificate or (z) the Purchaser Entities’ rights against any Seller on a several and not joint or joint or several basis for a breach of any of the covenants and agreements of the Sellers and the Purchaser Entities contained in this Agreement that are required to be performed after Closing. The Purchaser Entities hereby agrees to indemnify and hold harmless the Sellers, their respective Affiliates, shareholders, members, partners, directors, officers, employees or any of their respective representatives and each FC Group Entity from and against, and in respect of, any and all losses, liabilities, damages, obligations, costs or expenses (including reasonable legal fees) incurred by or on behalf of any such Seller or FC Group Entity, their respective Affiliates, shareholders, members, partners, directors, officers, employees or any of their respective representatives as a result of any such claim brought or maintained by the Purchaser Entities or any other member of Powerfleet Group against any such Seller or FC Group Entity, their respective Affiliates, shareholders, members, partners, directors, officers, employees or any of their respective representatives in contravention of this Section 11.2. A claim for Fraud may only be made against the Party committing such Fraud.

Article 12
MISCELLANEOUS

12.1	Guarantee

Powerfleet hereby unconditionally and irrevocably guarantees to and covenants with the Sellers that Canadian SPV shall duly pay, perform and observe each and every covenant and agreement in this Agreement on the part of Canadian SPV to be performed and observed, at the times and in the manner specified herein (the “Guaranteed Obligations”). If any default is made by Canadian SPV in the payment, performance or observance of any Guaranteed Obligation, Powerfleet shall itself pay, perform or observe or cause to be paid, performed or observed such Guaranteed Obligation. The liability of Powerfleet by reason of this Section 12.1 is primary, and Powerfleet hereby waives promptness, diligence, notice of acceptance of this guarantee and notice of the Guaranteed Obligations, and waives presentment, protest, notice of dishonour or non-payment of the Guaranteed Obligations and any other notice, other than demand for performance or payment, to Powerfleet.

12.2	Conflicts and Privilege.

(a)	Each of the Purchaser Entities and each Other Seller hereby acknowledges and agrees, on its own behalf and on behalf of its Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) Torys LLP (including any successor thereto, “Torys”) may represent the Sponsors, Golden Eagle LP and their Affiliates, other than the FC Group Entities (individually and collectively, the “Sponsor Group”), on the one hand, and the FC Group Entities, on the other hand, in connection with the sale process undertaken by the Sponsors and the other members of the Sponsor Group, the negotiation, preparation, execution and delivery of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereunder or thereunder (such representation, the “Current Representation”), and (ii) Torys may represent the Sponsor Group or any member of the Sponsor Group or any director, shareholder, member, partner, officer or employee of any member of the Sponsor Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement and the other documents contemplated hereby and thereby and the consummation of the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”), notwithstanding such representation (or any prior or continued representation) of the FC Group Entities and notwithstanding that the interests of such Persons may be directly adverse to the interests of Powerfleet, the Other Sellers, the FC Group Entities or their affiliated Waiving Parties, and Powerfleet, on behalf of itself and its affiliated Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Powerfleet acknowledges that the foregoing provision applies whether or not Torys provides legal services to the FC Group Entities after the Closing Date.

(b)	Each of the Purchaser Entities and each Other Seller, for itself and its affiliated Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the FC Group Entities, the Sponsor Group and their legal counsel, including Torys, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement and the other documents contemplated hereby and thereby and the consummation of the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing (the “Transaction Communications”), are privileged communications between the Sponsor Group and such counsel and none of the Purchaser Entities, the Other Sellers, the FC Group Entities, or any Person purporting to act on behalf of or through the Purchaser Entities, the Other Sellers or FC Group Entities, or any of their affiliated Waiving Parties, will seek to obtain the same by, in or through any litigation or dispute process. From and after the Closing Date, each of the Purchaser Entities, the Other Sellers and the FC Group Entities, on behalf of itself and its affiliated Waiving Parties, agrees: (i) that, as between the Parties and their Affiliates, the benefits of any solicitor-client privilege, expectation of client confidence and all other rights to evidentiary privilege relating to communications between Torys and any of the FC Group Entities, the members of the Sponsor Group or any of their respective directors, shareholders, members, partners, officers or employees in connection with the Current Representation belong to the Sponsor Group and not to the FC Group Entities; (ii) to waive and not to assert any solicitor client privilege with respect to any communication between Torys and the FC Group Entities or any member of the Sponsor Group or any of their respective directors, shareholders, members, partners, officers or employees occurring during the Current Representation to the extent required (as determined by the Sponsor Group or its legal counsel (including Torys), acting reasonably and in good faith) in connection with any Post-Closing Representation, but does not waive, and shall not be required to waive or refrain from asserting any such privilege against any Person for any other purpose; and (iii) not to use or rely on any Transaction Communications, which was not known to, or in the possession or control of, the Purchaser Entities prior to the Closing as a basis for, or evidence in, any claim or proceeding against any member of the Sponsor Group or any director, shareholder, member, partner, officer or employee of any member of the Sponsor Group. In the event that a dispute arises after the Closing between the Purchaser Entities, the Other Sellers or the FC Group Entities and a Person other than a member of the Sponsor Group or any director, shareholder, member, partner, officer or employee of a member of the Sponsor Group, any of the FC Group Entities may assert solicitor client privilege to prevent disclosure of Transaction Communications by Torys (or any successors) or any member of the Sponsor Group to such Person; provided, however, that the FC Group Entities may not waive such privilege without the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Absent agreement by the Agent (for and on behalf of the Sponsor Group), none of the Purchaser Entities, the Other Sellers or any FC Group Entity shall have a right of access to the Transaction Communications and shall not use or seek to access such Transaction Communications.

12.3	Confidentiality.

The terms of the confidentiality agreement dated May 9, 2024 (the “Confidentiality Agreement”) among the Sponsors and Powerfleet and the Confidentiality and Clean Team Agreement dated June 3, 2024 (the “Clean Team Agreement”), among the Sponsors and Powerfleet, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and Clean Team Agreement and the obligations of Powerfleet under the Confidentiality Agreement and the Clean Team Agreement shall terminate. From and after the Closing Date, the Parties will hold, and will cause their respective Affiliates and Representatives to hold, in strict confidence this Agreement and the terms of this Agreement; provided, however, that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Law or judicial process, (b) in any Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the other agreements entered into in connection herewith, (c) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of such Party or its Affiliates or Representatives in violation of this Section 12.3, (d) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, partners, managers, investors, potential investors, sponsors of any investors or potential investors, agents and Representatives (but the Party shall be liable for any breach by its Affiliates or by its and its Affiliates’ respective directors, officers, employees, partners, managers, investors, potential investors, sponsors of any investors or potential investors, agents and Representatives).

12.4	Transaction Personal Information.

(a)	Powerfleet shall collect Transaction Personal Information prior to Closing only as necessary for purposes related to the transactions contemplated by this Agreement and for the completion of such transactions as determined by Powerfleet. Powerfleet shall not disclose Transaction Personal Information to any Person other than to its Representatives and Affiliates who are evaluating and advising on the transactions contemplated by this Agreement. Powerfleet shall not, following the Closing, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by the FC Group Entities prior to the Closing, and shall give effect to any withdrawal of consent made in accordance with applicable privacy and data security Law.

(b)	Powerfleet shall protect and safeguard the Transaction Personal Information against Data Breaches, as provided by applicable Privacy Laws. Powerfleet shall cause its Representatives and Affiliates to observe the terms of this Section 12.4 and to protect and safeguard the Transaction Personal Information in their possession. If Agent (for and on behalf of Sellers) or Powerfleet terminates this Agreement as provided herein, Powerfleet shall, at Agent’s election, promptly destroy or deliver to the FC Group Entities all Transaction Personal Information in its possession or in the possession of any of its Representatives and Affiliates, including all copies, reproductions, summaries or extracts thereof. In the event of destruction, Powerfleet shall deliver to the FC Group Entities a certificate within five (5) days of the termination of this Agreement confirming the destruction of all Transaction Personal Information in its possession or in the possession of any of its Representatives and Affiliates, including all copies, reproductions, summaries or extracts thereof.

(c)	Powerfleet will ensure that access to Transaction Personal Information will be restricted to those employees, Representatives or advisors of Powerfleet who have a bona fide need to access such information in order to complete the transaction.

12.5	Notices.

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by electronic mail or other similar form of recorded communication addressed:

(a)	if to Powerfleet, at:

Powerfleet, Inc.

123 Tice Boulevard

Woodcliff Lake, NJ 07677

Attention:	Chief Executive Officer
E-mail:	stowe@powerfleet.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Michael R. Neidell and Honghui S. Yu
E-mail:	mneidell@olshanlaw.com and hyu@olshanlaw.com

(b)	if to Sellers, to Agent at:

Golden Eagle Topco, LP

c/o Golden Eagle GP, Inc.

18 King Street East, Suite 1800

Toronto ON M5C 1C4

Attention:	Jarnail Badwal and Jared White
E-mail:	jarnail_badwal@otpp.com and jwhite@mdcp.com

with a copy to:

Torys LLP

79 Wellington Street West, Suite 3300

Toronto, Ontario

M5K 1N2

Attention:	Laurie Duke and Stephen Neil
E-mail:	lduke@torys.com and sneil@torys.com

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto local time) and otherwise on the next Business Day, or (ii) if transmitted by electronic mail, on the date of such transmission if such date is a Business Day and such transmission was made prior to 4:00 p.m. (Toronto local time) and otherwise on the next Business Day. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

12.6	Specific Performance.

(a)	Each Party agrees that the other would suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by such Party in accordance with the terms hereof or are otherwise breached by it, and that monetary damages, even if available, may not be an adequate remedy, and that either Party shall be entitled to seek an injunction or injunctions or a declaration or declarations in any court of competent jurisdiction to compel specific performance by the other Party of its obligations under this Agreement (which includes the obligation to consummate the Closing in the circumstances set forth in Article 6 and the obligations in Section 5.3) and to prevent breaches or threatened breaches of the provisions of this Agreement by the other Party, in addition to any other remedy available to the Parties at law or equity.

(b)	If any Party brings an Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended through the pendency of such Action so long as the Party bringing such Action is actively seeking a court order for an injunction or injunctions to specifically enforce the terms and provisions of this Agreement. No Party shall be required to prove actual harm or provide or post any bond or other security in connection with any such injunction, specific performance or other equitable relief, including on the basis that the other Party has an adequate remedy at Law or that any injunction or injunctions, award of specific performance or other equitable remedy is not an appropriate remedy for any reason at Law or in equity.

12.7	Time of the Essence.

Time shall be of the essence of this Agreement.

12.8	Press Releases.

None of the Parties and their respective representatives will issue any press releases or make any public announcement or statement concerning the matters set forth in this Agreement or the transactions contemplated by this Agreement without the prior consent of Agent, in the case of disclosure by Powerfleet, or Powerfleet and Agent, in the case of disclosure by any Seller, except if required for legal, securities Laws or other regulatory reasons.

12.9	Third Party Beneficiaries.

Except for the rights of the directors and officers of the FC Group Entities pursuant to Section 9.3 and 9.4, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any Action.

12.10	Expenses.

(a)	Except as otherwise set forth herein, Sellers shall pay for their own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated by this Agreement, including legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement (with the fees and expenses to be divided among Sellers in accordance with their Allocable Portion); provided, however, that any such fees and expenses incurred for the sole benefit of a Seller (and not for the benefit of all Sellers) shall be paid for by such Seller; provided that the fees and expenses of the FC Group Entities shall be paid in accordance with Section 2.7.

(b)	Except as otherwise set forth herein, Powerfleet shall pay for its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated by this Agreement, including legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement, including the cost of the “tail” policy contemplated by Section 9.4 and all filing, registration and similar fees associated with any applicable regulatory approvals required to be obtained in order to consummate the transactions contemplated hereunder.

(c)	Notwithstanding Sections 12.10(a) and 12.10(b), Powerfleet, on the one hand, and Sellers (each as to their respective Allocable Portion), on the other hand, shall each pay 50% of the fees and expenses contemplated by the Escrow Agreement and any indemnification liabilities that may be payable to the Escrow Agent pursuant to the terms of the Escrow Agreement.

12.11	No Additional Representations; Disclaimer.

(a)	Each Purchaser Entity acknowledges and agrees that neither the Companies, nor any of their respective Affiliates, counsel, advisors, consultants, agents or other Representatives, nor any other Person acting on behalf of any Company or any of their respective Affiliates or Representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies or any of their Subsidiaries or their respective businesses, operations or assets, except as expressly set forth in this Agreement (including Article 3 and Article 4) or in the Sellers’ Closing Certificate. Each Purchaser Entity further agrees that, as qualified by the Sellers’ Disclosure Letter, no member of the Seller Group, nor any of their respective direct or indirect Affiliates or Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will, except for as set forth in this Agreement, have or be subject to any liability to the Purchaser Entities or any other Person resulting from the distribution to the Purchaser Entities, or the Purchaser Entities use of, any such information, or any information, document or material made available to each Purchaser Entity or its respective Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other Representative in certain “data rooms” and online “data sites,” (including the Data Room) management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(b)	Each Purchaser Entity, on its own and on behalf of the other members of Powerfleet Group, acknowledges and agrees, that they have conducted to their satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Companies and their respective Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, each Purchaser Entity has relied solely on the results of Powerfleet Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, the Sellers, the Companies, any Subsidiary, any information, statements, disclosures, documents, projections, forecasts or other material made available to the Purchaser Entities or any of its Affiliates or advisors in the Data Room, or information, statements, disclosures or materials, in each case, whether written or oral, provided by, or as part of, any of the foregoing or any other Seller, or any failure of any of the foregoing to disclose or contain any information, except as expressly set forth in this Agreement (including Article 3 and Article 4) or in the Sellers’ Closing Certificate.

(c)	In connection with the Purchaser Entities’ investigation of the Companies and their respective Subsidiaries, each Purchaser Entity has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other Representative, from or on behalf of the Companies or their Affiliates, counsel, advisors, consultants, agents or other Representative, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Companies and their Subsidiaries (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Companies and their Subsidiaries and other similar data. Each Purchaser Entity acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that each Purchaser Entity is well aware of such uncertainties, that each Purchaser Entity is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that neither Powerfleet, nor any other member of Powerfleet Group, shall have any claim under any circumstances against any member of the Seller Group, any Company or any other Person with respect thereto or arising therefrom. Accordingly, neither the Companies nor the Sellers make any representations or warranties whatsoever to the Purchaser Entities or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement or the financing thereof.

12.12	Appointment of the Agent and Seller Matters.

(a)	In order to administer efficiently the determination of certain matters under this Agreement, each Seller hereby irrevocably appoints Agent as its representative, agent, proxy and attorney in fact with respect to all matters under this Agreement. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Agent and shall survive the death, incapacity or bankruptcy of any Seller to the maximum extent permitted by Law.

(b)	Without limiting the generality of the foregoing, Agent has full power and authority to make all decisions and take all actions relating to Sellers’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to negotiate, receive, execute and deliver all amendments, modifications and waivers to this Agreement, the Escrow Agreement and/or any other documents contemplated hereby or thereby (including any certificates or other documents to be delivered by Sellers pursuant to this Agreement), to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Sellers, to take all actions on behalf of the Sellers in connection with any claims or disputes with respect to this Agreement, the Escrow Agreement and/or any other documents contemplated hereby or thereby, to defend against indemnification claims of the Purchaser Entities and to take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. All decisions and actions taken by Agent are binding upon all Sellers, and no Seller has the right to object, dissent, protest or otherwise contest the same. The Sellers agree to provide any information reasonably requested by the Agent in order to satisfy itself of the matters to be contained in any document to be executed and delivered by the Agent by and on behalf by the Sellers (including any certificates or other documents to be delivered by the Sellers pursuant to this Agreement).

(c)	The Purchaser Entities are entitled to deal only with Agent in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Sellers or any one of them and to defend against indemnification claims of Sellers.

(d)	All references in this Agreement to decisions and actions to be taken by the Purchaser Entities and directed to Sellers or any one of them, as the case may be, are deemed directed to Sellers or any one of them, as the case may be, if such decisions or actions are directed by the Purchaser Entities to Agent.

(e)	Unless informed in writing by a Seller that such Seller believes a representation is untrue or has become untrue since the date of this Agreement, or is aware of any breach of covenant by such Seller or any other Seller, Agent is hereby authorized by each Seller to deliver the Seller’s Closing Certificates confirming each of the statements set forth in Section 6.2(a) on the other Sellers’ behalf.

(f)	In no event will the Purchaser Entities be held responsible or liable for the application or allocation of any monies paid to Agent by the Purchaser Entities, and the Purchaser Entities will be entitled to rely upon any notice provided to the Purchaser Entities by Agent or action taken by Agent acting within the scope of its authority. All monies received by Agent hereunder for the account of Sellers shall be held by Agent in trust for Sellers and, subject to Section 12.12(h), shall be paid to each Seller to the extent entitled thereto hereunder or for the account of whom such monies are held, reasonably promptly upon receipt.

(g)	Sellers shall cooperate with Agent and any accountants, attorneys or other agents whom Agent may retain to assist in carrying out their duties hereunder. Sellers shall (severally in accordance with their respective Allocable Portion) reimburse Agent and the Sponsors, as the case may be, for all costs and expenses, including professional fees, incurred by the Agent or the Sponsors, as applicable. Agent shall be permitted to set-off any amounts owed to them by a Seller pursuant to this Section 12.12 against any amounts to be remitted to such Seller by Agent pursuant to this Agreement. To the extent that the Agent has incurred any fees or expenses which are to be paid for by Sellers (in accordance with their respective Allocable Portions) pursuant to Section 12.12 or any other provision of this Agreement, Agent shall deduct each Seller’s proportionate share of such fees and expenses (determined in accordance with their Allocable Portion) from any amount to be paid to such Seller pursuant to this Section 12.12 and shall promptly remit such amount to the Agent. Sellers agree that the Agent shall be entitled to retain from the funds received from the Purchaser Entities at Closing pursuant to Section 2.2 an amount determined by the Agent, acting reasonably (the “Agent Expense Amount”), which Agent Expense Amount shall be used by the Agent to satisfy any costs and expenses incurred pursuant to this Section 12.12 by the Agent in connection with the performance of its duties hereunder. The Agent shall pay to Sellers the funds remaining from the Agent Expense Amount, if any, as promptly as practicable following Closing proportionately to each such Seller (determined in accordance with their Allocable Portion), in the sole discretion of the Agent, acting reasonably. No interest shall accrue or be paid on any amounts payable from the Agent Expense Amount to the Sellers or any other Person hereunder. The determination by the Agent of amounts payable under this Section 12.12 shall be final and binding on all Sellers.

(h)	Each Seller acknowledges and agrees that (i) all payments made pursuant to this Agreement will be made in accordance with the Allocable Portion, which shall give effect to the distribution and other provisions of the Shareholders Agreement, including, but not limited to, Section 7.2.3 thereof and (ii) any such payments made to a Seller pursuant to this Agreement, if any, shall be made net of such Seller’s Allocable Portion of the Sellers’ Transaction Expenses and any costs and expenses incurred by Agent pursuant to Section 12.12(h). The determination of the Allocable Portion shall be made by the Agent in its sole discretion, and shall be final and binding on all Sellers.

(i)	Sellers shall (severally in accordance with their respective Allocable Portion) indemnify and hold harmless Agent, in its capacity as Agent, and its shareholders, directors, officers, employees, agents and Representative against all Damages (including reasonable expenses of Agent’s legal counsel) which, without Fraud, gross negligence or willful misconduct on the part of Agent, may be paid, incurred or suffered by Agent by reason or as a result of the performance by Agent of its obligations as Agent set out in this Agreement. Agent shall have no duty, obligation or responsibility to expend its own funds in support of its activities as agent and proxy of Sellers.

(j)	The Agent may resign from such role upon at least ten (10) days’ prior written notice to the Sellers and the Purchaser Entities. The Sellers holding a majority of the Purchased Securities (as of immediately prior to the Closing) shall appoint a replacement and from and after such appointment, such Person shall be the “Agent” for all purposes hereof. All rights of the Agent to indemnification, reimbursement and exculpation hereunder shall survive such resignation.

12.13	Acquisition Proposals.

Neither the FC Group Entities nor the Sellers will, nor will any of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or representative of any of the FC Group Entities or the Sellers acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Promptly after the execution and delivery of this Agreement, each of the FC Group Entities and the Sellers will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representative to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Powerfleet of the receipt of any subsequent Acquisition Proposal. Each of the FC Group Entities and the Sellers will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 12.13 of the obligations undertaken in this Section 12.13. “Acquisition Proposal” means an inquiry, offer or proposal regarding the sale of the Business by way of a sale of all or a majority of its stock or consolidated assets, merger or similar transaction, or involving the sale of at least 50% of the direct or indirect equity interests in Golden Eagle LP, other than sales among the existing limited partners, in any case whether by way of acquisition of all or a majority of stock or consolidated assets of such Person, recapitalization, merger or any similar transaction any agreement to engage in any of the foregoing.

12.14	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Purchaser Entities and Agent (for and on behalf of Sellers), such consent not to be unreasonably withheld.

12.15	Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by Agent (for and on behalf of Sellers) or by the Purchaser Entities, as the case may be. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.16	Non-Merger.

The covenants contained in this Agreement that are required to be performed after the Closing shall not merge on and shall survive the Closing and, notwithstanding such Closing, continue in full force and effect in accordance with their respective terms.

12.17	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

12.18	Successors and Assigns.

This Agreement shall become effective when executed and delivered by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.19	Assignment.

Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either Party without the prior written consent of the other Party.

12.20	Inconsistency.

This Agreement shall override the Exhibits and Schedules annexed hereto to the extent of any inconsistency.

12.21	Severability.

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect. Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.22	Governing Law; Submission to Jurisdiction.

(a)	This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario, and the federal Laws of Canada applicable therein, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the Province of Ontario or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Province of Ontario.

(b)	Any action or proceeding arising out of or relating to this Agreement and all transactions and matters contemplated hereby shall be instituted in the courts of the Province of Ontario, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. The Parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, and all contemplated transactions, in any forum other than the courts of the Province of Ontario. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by action on the judgment or in any other manner provided by law.

12.23	Independent Legal Advice.

Each Party acknowledges that it has been advised to and has been given an opportunity to obtain independent legal advice with respect to entering into this Agreement, that it has obtained such independent legal advice, and that such Party is entering into this Agreement of such its own free will, not being under any coercion, duress or undue influence to do so, and with full capacity and authority to do so, and with full knowledge of the contents of this Agreement and its rights and obligations under this Agreement.

12.24	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronically (PDF)) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.

GOLDEN EAGLE LP

GOLDEN EAGLE TOPCO, LP, by its general partner GOLDEN EAGLE GP, INC.

By:	/s/ Jarnail Badwal
Name:	Jarnail Badwal
Title:	Director

By:	/s/ Jared White
Name:	Jared White
Title:	Director

[Signature Page to Project Flow Purchase Agreement]

OTHER SELLERS

FC INVESTMENT HOLDINGS LTD.

By:	/s/ Tony Lourakis
Name:	Tony Lourakis
Title:	Authorized Signatory

This Agreement has been executed by each of the following Other Sellers by authorized signatories of Golden Eagle GP, Inc. pursuant to a power of attorney granted to it by such Other Seller pursuant to Section 6.5 of the Shareholders Agreement.

Harald Treur
Mark Licht and Michele Licht as Trustees of the Licht Family Trust
Robert Holm Holding
Jai Shekhawat as trustee of the Jai S. Shekhawat Trust
SBL HOLDING BIRKEROD ApS
SECURATRAK PTY LTD, as trustee for the HOLMES INVESTMENT TRUST
Claude Germain
RRC 6 INC.
GERMAIN DIVIDEND CORPORATION
K. COLLET BEHEER B.V.
Jamal Raza
Aleksandar Damjanoski
Jerry Leong
David Prusinski
Tim Spijkerman
Dror Nir
Lawrence Indovina
Tracy Indovina
Alan Fong
Ivy Fong
George Kypreos
Stephen Thurlbeck
David Kiel
Joseph Martino
Matt Krukin
Jaanus Truu
Mark Conway
Huaxia (Harry) Xu
Paul ten Haaf
Robyn Scott
Sandeep Kar
Gary Leung
Ady Bar
Troy Bauman
Mark Litton
Tony Detter
Sjors de Kruijf
Wim van Well
Christopher McArthur
Alexander Armanious
SOPHEX OU
Anastasia Bardouk
Anna Tokareva
Vincent Lai
ARCTIC OU
MINDFIELDS OU
Jason Rai
PRAMBANAN OU
Tibor Kadar
Scott Sinclair
Marco Conde
Marc Ang
Carol (Junior) Barrett
Joyce Chan
Marc Moncion
Claire Maybank
Kirsten Tange
Leeann Russell Diamantopoulos
Andrea Grochalova
Graeme Falco
Shane Kennedy
Suzanne Desrochers Webb
CSI MONTERREY S.A. de C.V.
George Staikos
Peter Bilewicz
Mark Moffett

By:	/s/ Jarnail Badwal
Name:	Jarnail Badwal
Title:	Authorized Signatory

By:	/s/ Jared White
Name:	Jared White
Title:	Authorized Signatory

[Signature Page to Project Flow Purchase Agreement]

POWERFLEET

POWERFLEET, INC.

By:	/s/ Steve Towe
Name:	Steve Towe
Title:	Chief Executive Officer

[Signature Page to Project Flow Purchase Agreement]

CANADIAN SPV

POWERFLEET CANADA HOLDINGS INC.

By:	/s/ Steve Towe
Name:	Steve Towe
Title:	President

[Signature Page to Project Flow Purchase Agreement]